     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 1997


                                                       REGISTRATION NO. 33-93852
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                         POST-EFFECTIVE AMENDMENT NO. 6

                                       TO

                                   FORM S-1*

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                        UNIVERSAL OUTDOOR HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          7312                  36-3766705
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
      of incorporation)          Classification Code Number)     Identification
                                                                      No.)


                        311 S. WACKER DRIVE, SUITE 6400
                            CHICAGO, ILLINOIS 60606
                                 (312) 431-0822

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)
                                ----------------


                                 PAUL G. SIMON
                                GENERAL COUNSEL
                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                        311 S. WACKER DRIVE, SUITE 6400
                            CHICAGO, ILLINOIS 60606
                                 (312) 344-4140

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ----------------

                                    COPY TO:
                              Leland E. Hutchinson
                                Winston & Strawn
                              35 West Wacker Drive
                            Chicago, Illinois 60601
                                 (312) 558-5600
                                ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act of 1933, check the following box and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  * THIS POST-EFFECTIVE AMENDMENT NO. 6 COMPLIES WITH THE REQUIREMENTS OF FORM
                                      S-3.

                   PROSPECTUS SUPPLEMENT DATED JULY   , 1997


                    24,200 Warrants to Purchase Common Stock
                         387,200 Shares of Common Stock
                        UNIVERSAL OUTDOOR HOLDINGS, INC.

                SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION


    Each  capitalized term used in this Prospectus Supplement has the respective
meaning ascribed to such  term in the  Prospectus dated July    , 1997  attached
hereto.


SELLING SECURITYHOLDERS

    As of the date hereof, the Noteholder Warrants are held in the form of the Global Warrant registered in the name of Cede & Co., the nominee for the Depository. The following is a list of the Selling Securityholders and number of Securities each such Selling Securityholder owns as of the date of this Prospectus Supplement:

                                                                                               NUMBER OF SHARES
                                  SELLING SECURITYHOLDERS                                     OF COMMON STOCK(1)
-------------------------------------------------------------------------------------------  ---------------------
State Street...............................................................................           171,200

------------------------
(1) The shares of Common Stock were issued upon exercise of the Noteholder Warrants owned by each Selling Securityholder.

METHOD OF SALE

    The Selling Securityholders may sell any or all the Securities through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers in one or more transactions in the over-the-counter market, if such a market develops, or in privately negotiated transactions, or in a combination of such transactions. Such transactions may be effected by the Selling Securityholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Such underwriters, dealers, brokers or other agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and may receive commissions from the purchasers of the Securities for whom they act as agent.

    Any Selling Securityholder and any dealer, broker or other agent selling Securities for the Selling Securityholders or purchasing any Securities from a Selling Securityholder for purposes of resale may be deemed to be an underwriter under the Securities Act and any profit from the sale of the Securities or any compensation received by such Selling Securityholder, dealer, broker or other agent may be deemed underwriting compensation. Neither the Company nor the Selling Securityholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Securityholder and any other Selling Securityholder, underwriter, dealer, or broker or other agent.

    The Company will issue and sell the shares of Common Stock issuable upon exercise of the Noteholder Warrants, from time to time, to registered holders of the Noteholder Warrants upon the exercise thereof.

    To comply with certain states' securities laws, if applicable, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

PROSPECTUS

                    24,200 WARRANTS TO PURCHASE COMMON STOCK
                         387,200 SHARES OF COMMON STOCK
                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                                   ---------

    This prospectus relates to the offer and sale by the Selling Securityholders (as defined below) of (i) 24,200 outstanding warrants (the "Noteholder Warrants"), each of which entitles the holder thereof to purchase sixteen shares of common stock, par value $.01 per share ("Common Stock"), of Universal Outdoor Holdings, Inc., a Delaware corporation (the "Company"), and (ii) 387,200 shares of Common Stock issuable by the Company upon exercise of the Noteholder Warrants (together with the Noteholder Warrants, the "Securities"). See "Selling Securityholders and Plan of Distribution." Of the 62,500 Noteholder Warrants originally offered for sale, 38,300 Noteholder Warrants were exercised in exchange for Common Stock pursuant to and the Common Stock was sold pursuant to a Prospectus Supplement dated July 25, 1996. This Prospectus also relates to the offer and sale by the Company of 387,200 shares of Common Stock issuable upon exercise of the Noteholder Warrants.

    The Noteholder Warrants have been issued pursuant to a Warrant Agreement (the "Warrant Agreement"), dated as of June 30, 1994, between the Company and the Warrant Agent (as defined herein). The Noteholder Warrants entitle the holders thereof to purchase, at an exercise price of $.000625 per share, an aggregate of 1,000,000 shares of Common Stock. Prior to July 1, 1999, the Noteholder Warrants are exercisable only upon certain Trigger Events (as defined herein under "Description of Noteholder Warrants"), including an Initial Public Offering, a Disposition, a Non-Surviving Combination and a Change of Control (in each case, as defined herein under "Description of Noteholder Warrants"). The Company completed an Initial Public Offering on July 26, 1996 of 4,630,000 shares of its Common Stock (the "Offering"). See "Description of Noteholder Warrants -- Exercise of Noteholder Warrants". The Noteholder Warrants will expire on July 1, 2004. See "Description of Noteholder Warrants."

    The Noteholder Warrants and the shares of Common Stock issuable upon exercise of the Noteholder Warrants to which this Prospectus relates may be sold by the holders thereof (the "Selling Securityholders") from time to time through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. See "Selling Securityholders and Plan of Distribution." The Company will receive no proceeds from the sale by any Selling Securityholder of the Noteholder Warrants or the shares of Common Stock issuable upon exercise of the Noteholder Warrants, but will receive the exercise price from Noteholder Warrants that are exercised for shares of Common Stock, if any. If all Noteholder Warrants are exercised, the aggregate exercise price payable to the Company will be $625. The Company will pay all expenses incident to the registration of the Securities to which this Prospectus relates, except for commissions of brokers or dealers. The Selling Securityholders and any broker-dealer, agent or underwriter that participates with any Selling Securityholder in the distribution of the Noteholder Warrants or the shares of Common Stock issuable upon exercise of the Noteholder Warrants may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of such Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Securityholders and Plan of Distribution" for indemnification arrangements between the Company and the Selling Securityholders.

    There is currently no public market for the Noteholder Warrants and there can be no assurance that an active public market for the Noteholder Warrants will develop. The Common Stock is quoted on the Nasdaq National Market under the symbol "UOUT."

 SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS FOR A DISCUSSION OF
    CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 THE DATE OF THIS PROSPECTUS IS JULY   , 1997.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED HEREIN, THE "COMPANY" MEANS UNIVERSAL OUTDOOR HOLDINGS, INC., TOGETHER WITH ITS CONSOLIDATED SUBSIDIARIES, UNLESS THE CONTEXT OTHERWISE REQUIRES. "UOI" REFERS TO UNIVERSAL OUTDOOR, INC. AND ITS CONSOLIDATED SUBSIDIARIES, WHICH CONSTITUTE THE OPERATING SUBSIDIARIES OF THE COMPANY. THE TERM "OCTOBER OFFERINGS" REFERS TO THE OFFERING BY UOI OF $225 MILLION OF ITS 9 3/4% SENIOR SUBORDINATED NOTES DUE 2006 (THE "OCTOBER NOTES") AND THE OFFERING BY THE COMPANY OF 6.5 MILLION SHARES OF ITS COMMON STOCK. THE "TRANSACTIONS" CONSIST OF THE POA ACQUISITION (AS DEFINED), THE DEBT TENDER OFFERS (AS DEFINED), THE EXECUTION OF THE NEW CREDIT FACILITY (AS DEFINED), THE MEMPHIS/TUNICA ACQUISITION (AS DEFINED), THE REVERE ACQUISITION (AS DEFINED), THE MATTHEW ACQUISITION (AS DEFINED) AND THE ADDITIONAL ACQUISITION (AS DEFINED). SEE "THE TRANSACTIONS." "ACQUISITIONS" MEANS, COLLECTIVELY, THE POA ACQUISITION, THE MEMPHIS/TUNICA ACQUISITION, THE REVERE ACQUISITION, THE MATTHEW ACQUISITION AND THE ADDITIONAL ACQUISITIONS. THE TERM "DECEMBER OFFERING" REFERS TO THE OFFERING BY UOI OF $100 MILLION OF ITS 9 3/4% SENIOR SUBORDINATED NOTES DUE 2006 (THE "DECEMBER NOTES") WHICH NOTES WERE SUBSEQUENTLY EXCHANGED IN MAY, 1997 FOR $100,000,000 9 3/4% SERIES B SENIOR SUBORDINATED EXCHANGE NOTES DUE 2006 WITH IDENTICAL TERMS TO THE DECEMBER NOTES IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT. THE TERM "MARKET" REFERS TO THE GEOGRAPHIC AREA CONSTITUTING A METROPOLITAN STATISTICAL AREA DELINEATED BY THE U.S. CENSUS BUREAU. "EBITDA" HAS THE MEANING SET FORTH IN FOOTNOTE (5) ON PAGE 9 HEREOF AND "EBITDA MARGIN" HAS THE MEANING SET FORTH IN FOOTNOTE (6) ON PAGE 9 HEREOF.

                                  THE COMPANY

    The Company is a leading outdoor advertising company operating approximately 32,929 advertising display faces in three distinct regions, including the Midwest (Chicago, Minneapolis/St. Paul, Indianapolis, Milwaukee, Des Moines, Evansville (IN) and Dallas), the Southeast (Orlando, Jacksonville, Palm Beach, Ocala and the Atlantic Coast and Gulf Coast areas of Florida, Memphis/Tunica and Chattanooga (TN) and Myrtle Beach (SC)) and the East Coast (New York, Washington D.C., Philadelphia, Northern New Jersey, Wilmington (DE), Salisbury (MD) and Hudson Valley (NY)). After giving effect to the Acquisitions, the Company is the third largest pure-play outdoor advertising company in the United States on the basis of net revenues. For the year ended December 31, 1996, on a pro forma basis the Company had net revenues and EBITDA of $176.6 million and $85.8 million, respectively, which compare favorably to the pro forma results for the same period in 1995 of $162.8 million and $75.7 million, respectively. The Company believes that its 1996 EBITDA Margin of 51.3%, or 48.6% on a pro forma basis after giving effect to the Acquisitions, is among the highest in the industry. There can be no assurance that the Company's future net revenues and EBITDA Margins will equal or exceed that which have been achieved to date. In addition, the Company has historically had net losses and has substantial indebtedness. See "Risk Factors -- Substantial Indebtedness of the Company; Potential Inability to Service Indebtedness" and
"--Prior Period Losses."

    The Acquisitions have significantly expanded and diversified the Company's presence into new major metropolitan markets. The following table sets forth, as of April 30, 1997, certain information with respect to the Company's outdoor markets after giving effect to the Acquisitions:

                                    1996             % OF 1996                                       TOTAL
                                 PRO FORMA           PRO FORMA                 30-SHEET   8-SHEET   DISPLAY
MARKET                          NET REVENUES        NET REVENUES   BULLETINS   POSTERS    POSTERS    FACES
-------------------------  ----------------------   ------------   ---------   --------   -------   -------
                           (DOLLARS IN THOUSANDS)
MIDWEST:
  Chicago................         $ 17,990              10.2%          655       --        3,609      4,264
  Minneapolis/St. Paul...           17,320               9.8           455       1,339      --        1,794
  Indianapolis...........           10,533               6.0           257       1,106       101      1,994
  Milwaukee..............            4,818               2.7           261       --          338        599
  Des Moines.............            3,539               2.0            86         578         9        673
  Evansville.............            3,435               1.9           278         699      --          977
  Dallas.................            1,261               0.8           254       --        1,210      1,464
SOUTHEAST:
  Orlando................           25,145              14.2           808       1,082      --        1,890
  Jacksonville...........            8,528               4.9           448         788      --        1,236
  Ocala..................            5,240               3.0           859         204      --        1,063
  Memphis/Tunica.........           14,705               8.3           653       1,185        99      2,457
  Chattanooga............            5,470               3.1           333         648      --          981
  Myrtle Beach...........            9,495               5.4           711         472      --        1,183
  Atlantic Coast area
   (FL)..................            5,132               2.9           664                  --          664
  Gulf Coast area (FL)...            1,712               1.0           457       --         --          457
EAST COAST:
  Philadelphia...........           13,939               7.9           357       2,085      --        2,634
  Washington, D.C........            6,289               3.6            86         586      --          672
  Salisbury..............            3,435               1.9           394         479      --          873
  Wilmington.............            4,576               2.6           159         917        45      1,121
  Baltimore..............            2,295               1.3           209       1,234      --        3,360
  Mall Media.............            2,636               1.5         --          --         --        1,582
  Northern NJ............            4,256               2.4           162           5         6        173
  Metro New York.........            3,375               1.9            42         364      --          406
  Hudson Valley..........            1,312               0.7           125         260        27        412
                                ----------             -----       ---------   --------   -------   -------
    Total................         $176,611             100.0%        8,713      14,031     5,444     32,929(1)
                                ----------             -----       ---------   --------   -------   -------
                                ----------             -----       ---------   --------   -------   -------

------------------------
(1) Includes 530 transit display faces located in Indianapolis, 192 bus shelters in Philadelphia, 1,917 transit display faces in Baltimore, 520 transit display faces in Memphis and 1,582 kiosk displays in malls throughout the United States.

                               OPERATING STRATEGY

    The Company's objective is to be the leading provider of outdoor advertising services in each of its three regional operating areas and to expand its presence in attractive new markets. The Company believes that regional clusters provide it with significant opportunities to increase revenue and achieve cost savings by delivering to local and national advertisers efficient access to multiple markets or highly targeted areas. Management intends to implement the following operating strategy:

    -  MAXIMIZE  RATES AND OCCUPANCY.   Through continued  emphasis on  customer
sales and service, quality displays and inventory management, the Company seeks to maximize advertising rates and occupancy levels in each of its markets.

    -  INCREASE  MARKET PENETRATION.   The  Company seeks  to expand  operations
within its existing markets through new construction and acquisitions of additional advertising display faces in its existing markets.

    - PURSUE STRATEGIC ACQUISITIONS. The Company seeks to grow by acquiring additional advertising display faces in new, closely proximate markets which allow the Company to capitalize on the operating efficiencies and cross-market sales opportunities associated with operating in multiple markets within distinct regions.

    - CAPITALIZE ON TECHNOLOGICAL ADVANCES. The Company seeks to capitalize on technological advances that enhance its productivity and increase its ability to effectively respond to its customers' needs.

    - MAINTAIN LOW COST STRUCTURE. Through continued adherence to strict cost controls, centralization of administrative functions and maintenance of low corporate overhead, the Company seeks to maximize its EBITDA Margin, which it believes to be among the highest in the industry.

    - DEVELOP OTHER OUT-OF-HOME MEDIA. The Company seeks to develop other forms of out-of-home media such as bus shelter or transit advertising in order to enhance revenues in existing markets or provide access to new markets.

    The Company believes that its experienced senior management team is an important asset in the successful implementation of its operating strategy. Daniel L. Simon, President and Chief Executive Officer and the founder of the Company, has spent his entire professional career of 23 years in the outdoor advertising business. Brian T. Clingen, Vice President and Chief Financial Officer, and Paul G. Simon, Vice President and General Counsel, together possess over 24 years of experience in the industry. As of December 31, 1996, this management team has successfully completed and integrated 17 acquisitions since 1989.


    The Company was incorporated in Delaware in 1991 and its principal executive office is located at 311 S. Wacker Drive, Chicago, Illinois 60606, and its telephone number is (312) 431-0822.


                              RECENT ACQUISITIONS

    Consistent with its operating strategy, the Company has acquired the assets or capital stock of four outdoor advertising companies. The Company believes that these acquisitions will significantly strengthen its market presence in the midwest and southeast regions of the United States, create a substantial presence in the east coast region and allow the Company to capitalize on the operating efficiencies and cross-market sales opportunities associated with operating in closely proximate markets.

    THE POA ACQUISITION. In October 1996, the Company acquired the outstanding capital stock of Outdoor Advertising Holdings, Inc. ("OAH") for approximately $240 million in cash, pursuant to a merger of a subsidiary of the Company with and into OAH (the "POA Acquisition"). As a result of the POA Acquisition, the Company acquired a total of approximately 6,337 advertising display faces consisting of bulletins and posters in five markets located in the southeast
United States, including Orlando, Ocala and Palm Beach, as well as the East Coast and Gulf Coast areas of Florida, and Myrtle Beach and Chattanooga.

    THE REVERE ACQUISITION. In December 1996, the Company acquired the outstanding capital stock of Revere Holding Corp. ("Revere") for approximately $125 million in cash (the "Revere Acquisition"). As a result of the Revere Acquisition, the Company acquired a total of approximately 8,853 advertising display faces located in markets in the east coast of the United States, including Philadelphia, Washington D.C., Wilmington and Salisbury, as well as 1,917 transit display faces located in Baltimore and 1,582 kiosk displays located in malls throughout the United States.

    THE MEMPHIS/TUNICA ACQUISITION. In September 1996, the Company, through a newly-formed subsidiary, agreed to acquire a total of approximately 2,018 advertising display faces consisting of bulletins and posters located in and around Memphis, Tennessee and Tunica County, Mississippi (the "Memphis/Tunica Acquisition"). The Memphis/Tunica Acquisition was subsequently consummated in January 1997 for a purchase price of approximately $71 million plus 100,000 shares of the Company's Common Stock.

    THE MATTHEW ACQUISITION. In December 1996, the Company agreed to acquire certain of the assets of Matthew Outdoor Advertising Acquisition Co. L.P. ("Matthew") for approximately $40 million in cash and assumption by the Company of certain liabilities of Matthew (the "Matthew Acquisition"). As a result of the Matthew Acquisition, consummated in January 1997, the Company acquired a total of approximately 1,035 advertising display faces located in three markets, including metro New York, northern New Jersey and Hudson Valley.

    THE ADDITIONAL ACQUISITIONS. In September 1996, the Company purchased certain assets of (i) Iowa Outdoor Displays for approximately $1.8 million in cash (the "Iowa Acquisition") and (ii) The Chase Company for approximately $5.8 million in cash (the "Dallas Acquisition," and together with the Iowa Acquisition, the "Additional Acquisitions"). As a result of the Additional Acquisitions, the Company acquired approximately 160 advertising display faces consisting primarily of posters in and around Des Moines and approximately 245 advertising display faces consisting primarily of bulletins in and around Dallas.

    For more information on these acquisitions, see "The Transactions."

                           DESCRIPTION OF SECURITIES

    On June 30, 1994, the Company issued and sold to Bear, Stearns & Co. Inc. as the Initial Purchaser (the "Initial Purchaser") 50,000 Units (the "Units") consisting of $50,000,000 principal amount at maturity of 14% Series A Senior Secured Discount Notes due 2004 (the "Old Notes") and 50,000 Noteholder Warrants for an aggregate offering price of approximately $25.4 million (the "Warrant Offering"). In connection with the Warrant Offering, Bear, Stearns & Co. Inc., in its individual capacity and not as Initial Purchaser, received compensation in the form of 12,500 Noteholder Warrants. Each Unit consisted of $1,000 principal amount at maturity of the Old Notes and one Noteholder Warrant, and the Old Notes and Noteholder Warrants were immediately detachable and separately transferable, subject to compliance with applicable federal and state securities laws. The sale to the Initial Purchaser was exempt from registration under the Securities Act of 1933 (the "Securities Act"). On December 9, 1994, in a transaction registered under the Securities Act, the Company issued $50,000,000 principal amount at maturity of its 14% Senior Secured Discount Notes due 2004 (the "Existing Company Notes") in exchange for all of the issued and outstanding Old Notes. The 24,200 Noteholder Warrants to which this Prospectus relates are the Noteholder Warrants issued in the Warrant Offering and the Noteholder Warrants issued to Bear, Stearns & Co. Inc. in its individual capacity.

Securities..................................  24,200 Noteholder Warrants to purchase  Common
                                              Stock,  each  of  which  entitles  the  holder
                                              thereof to purchase  sixteen shares of  Common
                                              Stock  for  a purchase  price of  $.000625 per
                                              share, and  387,200  shares  of  Common  Stock
                                              issuable   upon  exercise  of  the  Noteholder
                                              Warrants.  See   "Description  of   Noteholder
                                              Warrants -- General."

Exercise of Noteholder Warrants.............  Prior to July 1, 1999, the Noteholder Warrants
                                              are  exercisable  only  upon  certain  Trigger
                                              Events (as defined  herein under  "Description
                                              of Noteholder Warrants"), including an Initial
                                              Public Offering, a Disposition, a
                                              Non-Surviving  Combination  and  a  Change  of
                                              Control (in each case, as defined herein under
                                              "Description  of  Noteholder  Warrants").  The
                                              Company  completed an  Initial Public Offering
                                              of  4,630,000  shares  of  its  Common   Stock
                                              (including  930,000  shares  sold  pursuant to
                                              exercise   of   underwriters'   over-allotment
                                              options)  on July 26,  1996 and therefore, the
                                              Noteholder Warrants are currently exercisable.
                                              Of the 62,500  Noteholder Warrants  originally
                                              offered  for sale, 38,300 Noteholders Warrants
                                              were exercised  in exchange  for Common  Stock
                                              pursuant  to  and  the Common  Stock  was sold
                                              pursuant to a Prospectus Supplement dated July
                                              25, 1996. The Noteholder Warrants will  expire
                                              on   July   1,  2004.   See   "Description  of
                                              Noteholder Warrants -- Exercise of  Noteholder
                                              Warrants."
Anti-Dilution...............................  The  number of shares of Common Stock issuable upon exercise  of the  Noteholder Warrants  is
                                              subject  to certain anti-dilution adjustments.
                                              See "Description  of  Noteholder  Warrants  --
                                              Anti-Dilution Adjustments."

                SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION

    The Securities may be sold from time to time by the Selling Securityholders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers at market prices then prevailing at the time of sale or at prices otherwise negotiated. The Company has agreed to bear the expenses incurred in connection with the registration of the Securities, except for commissions of brokers or dealers, and to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. See "Selling Securityholders and Plan of Distribution."

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors to be considered by prospective investors, including the Company's substantial leverage and possible inability to service its debt, the potential difficulties the Company may face in integrating acquisitions and the recent trends in the advertising business and tobacco regulation that could adversely affect the Company's business.

                              RECENT DEVELOPMENTS

    In February 1997, the Company agreed to acquire the stock of Penn-Baltimore, Inc. ("Penn") from Lamar Advertising Company ("Lamar") for $46.5 million in cash (the "Penn Acquisition"). The Penn Acquisition was consummated on June 3, 1997 and the Company acquired approximately 1,450 advertising display faces in the Baltimore metropolitan area.

    In April 1997, the Company agreed to acquire certain assets of Allied Outdoor Advertising, Inc. ("Allied") for $51.2 million in cash (the "Allied Acquisition"). Upon consummation of the Allied Acquisition, the Company will acquire 90 advertising display faces in New York City and New Jersey.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION


    The following sets forth summary unaudited consolidated pro forma financial information derived from the information contained under the caption "Pro Forma Financial Information" elsewhere in this Prospectus. The summary unaudited pro forma combined statement of operations for the year ended December 31, 1996 gives effect to (i) the Transactions, (ii) the December Offering and the October Offerings and the application of the estimated net proceeds therefrom, (iii) the acquisitions of NOA Holding Company ("Naegele")(1), Ad-Sign, Inc.(2), Image Media, Inc.(3) and consummation of the Offering and the application of the estimated net proceeds therefrom, and (iv) the net reduction in operating expenses of the businesses acquired as if each had occurred at January 1, 1996. Pro forma financial information has not been updated through March 31, 1997 due to significant acquisitions occurring in early January 1997. As such, pro forma statement of operations information would not be significantly different from actual. The balance sheet at March 31, 1997, included herein, includes the significant acquisitions occurring in early January 1997.


    The summary unaudited combined pro forma financial information does not purport to present the actual financial position or results of operations of the Company had the transactions and events assumed therein in fact occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The summary unaudited pro forma combined financial information is based on certain assumptions and adjustments described in the notes contained in "Pro Forma Financial Information" and should be read in conjunction therewith. See "Management's Discussion and Analysis of Results of Operations and Financial Condition," the Consolidated Financial Statements and the Notes thereto of the Company, the Consolidated Financial
Statements and the Notes thereto of NOA Holding Company, the Statement of Revenues and Direct Expenses and the Notes thereto of Ad-Sign, the Financial Statements and Notes thereto of POA Acquisition Corporation, and the Consolidated Financial Statements and Notes thereto of Revere Holding Corp. included elsewhere in this Prospectus.

                                                                                                  PRO FORMA
                                                                                             YEAR ENDED DECEMBER
                                                                                                   31, 1996
                                                                                            ----------------------
                                                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net revenues(4).........................................................................        $  176,611
  Direct cost of revenues.................................................................            69,988
  General and administrative expenses.....................................................            20,848
  Depreciation and amortization...........................................................            50,818
  Non cash compensation for common stock warrants.........................................             9,000
  Operating income........................................................................            25,957
  Interest expense........................................................................            44,235
  Other expense...........................................................................             1,811
  Income (loss) before income taxes and extraordinary items...............................           (20,089)

OTHER DATA:
  EBITDA(5)...............................................................................        $   85,775
  EBITDA Margin(6)........................................................................              48.6%
  Deficiency in earnings to cover fixed charges...........................................           (20,089)
  Ratio of total indebtedness to EBITDA(7)................................................              5.40
  Ratio of EBITDA to total interest(8)....................................................               1.9x

------------------------------

(1) Naegele was purchased in April 1996. In the stock transaction, the Company acquired approximately 2,550 poster faces and 840 bulletin faces in the Minneapolis/St. Paul, Minnesota and Jacksonville, Florida markets.

(2) Ad-Sign, Inc. was purchased in January 1996 in an asset transaction. The Company acquired approximately 160 painted bulletin faces in the Chicago market.

(3) Image Media, Inc. was purchased in March 1996 in an asset transaction. The Company acquired approximately 18 painted bulletin and painted wall faces in the Chicago market.

(4) Net revenues are gross revenues less agency commissions.


(5) "EBITDA" is operating income before depreciation and amortization and other non cash charges. Management believes that EBITDA, as presented, represents a useful measure of assessing the performance of the Company's ongoing operating activities as it reflects the earnings trends of the Company and is a measure of net cash generated by the normal operating activity of the business. EBITDA is not intended to represent net cash provided by operating activities as defined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of liquidity. The Company believes EBITDA is a measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the media industry.



(6) "EBITDA Margin" is EBITDA stated as a percentage of net revenues. Management believes EBITDA margin, as presented, represents a useful measure of the percent of net revenues reflected in EBITDA, thereby addressing the cash used in operations.


(7) Amounts represent (i) total long-term debt divided by (ii) EBITDA.


(8) Amounts represent the ratio of (I) EBITDA to (II) interest expense on total long-term debt. Management believes this ratio, as presented, represents a useful measure of funds available to finance cash interest due.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                            THREE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                            MARCH 31,
                                         ----------------------------------------------------------------  --------------------
                                           1991       1992       1993       1994       1995       1996       1996       1997
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Gross revenues.........................  $  21,435  $  27,896  $  28,710  $  33,180  $  38,101  $  84,939  $   9,332  $  47,575
Net revenues(1)........................     18,835     24,681     25,847     29,766     34,148     76,138      8,427     44,008
Direct advertising expenses............      7,638     10,383     10,901     11,806     12,864     26,468      3,571     18,445
General and administrative expenses....      3,515      3,530      3,357      3,873      4,645     10,648      1,227      4,401
Depreciation and amortization..........      5,530      7,817      8,000      7,310      7,402     18,286      2,032     12,859
Non cash compensation for common stock
  warrants.............................                                                             9,000
Operating income.......................      2,152      2,951      3,589      6,777      9,237     11,736      1,597      8,303
Interest expense.......................      6,599      9,591      9,299     11,809     12,894     19,567      3,594     10,735
Other (expense) income, net............        (53)       291       (351)      (134)       (46)    (1,398)        11       (182)
Income (loss) before extraordinary
  item(2)..............................     (4,500)    (6,349)    (6,061)    (5,166)    (3,703)    (9,229)    (2,008)    (2,250)
Income (loss) before income tax........     (4,500)    (6,349)    (9,321)    (5,166)    (3,703)   (35,803)    (2,008)    (2,250)
Net loss per share.....................      (0.59)     (0.83)     (1.22)     (0.67)     (0.48)     (2.27)      (.26)      (.09)
Weighted average common and equivalent
  shares outstanding...................      7,654      7,654      7,654      7,654      7,654     15,787      7,654     24,096

OTHER DATA:
EBITDA(3)..............................  $   7,682  $  10,768  $  11,589  $  14,087  $  16,639  $  39,022  $   3,629  $  21,162
EBITDA Margin(4).......................       40.8%      43.1%      44.8%      47.3%      48.7%      51.3%      43.1%      48.1%
Capital expenditures...................      2,047      2,352      2,004      4,668      5,620      7,178      1,966      3,584
Deficiency in coverage of earnings.....      4,500      6,349      9,321      5,166      3,703     35,803      2,008      2,250

FINANCIAL RATIOS:
Percentage of indebtedness to total
  capitalization(5)....................      121.4%     142.8%     186.7%     153.7%     156.8%      60.6%     150.8%      66.5%
Ratio of EBITDA to total interest(6)...        1.2x       1.1x       1.2x       1.2x       1.3x       2.0x       1.0x       2.0x


                                                                                                MARCH 31,
                                                                                           --------------------
                                                                                             1996       1997
                                                                                           ---------  ---------
BALANCE SHEET DATA:
Working capital..........................................................................  $   2,534  $  (2,358)
Total assets.............................................................................     84,747    790,867
Total long-term debt.....................................................................    120,248    451,220
Common stockholders' equity (deficit)....................................................    (40,533)   227,678

----------------------------------
(1) Net revenues are gross revenues less agency commissions.

(2) Extraordinary item represents loss on early extinguishment of debt.


(3) "EBITDA" is operating income before depreciation and amortization and other non cash charges. Management believes that EBITDA, as presented, represents a useful measure of assessing the performance of the Company's ongoing operating activities as it reflects the earnings trends of the Company and is a measure of net cash generated by the normal operating activity of the business. EBITDA is not intended to represent net cash provided by operating activities as defined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of liquidity. The Company believes EBITDA is a measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the media industry.



(4) "EBITDA Margin" is EBITDA stated as a percentage of net revenues. Management believes EBITDA margin, as presented, represents a useful measure of the percent of net revenues reflected in EBITDA, thereby addressing the cash used in operations.


(5) Amounts represent (i) total long-term debt divided by (ii) total long-term debt plus common stockholders' equity (deficit).


(6) Amounts represent the ratio of (I) EBITDA to (II) interest expense on total long-term debt. Management believes this ratio, as presented, represents a useful measure of funds available to finance cash interest due.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS.

    SUBSTANTIAL INDEBTEDNESS OF THE COMPANY; POTENTIAL INABILITY TO SERVICE INDEBTEDNESS. The Company has substantial indebtedness. On a pro forma basis after giving effect to the Acquisitions and indebtedness incurred as a result of the Acquisitions and borrowings under the Company's credit facility, the issuance of the October Notes and the December Notes (collectively, the "Notes") as of December 31, 1996, the Company's total long-term debt was approximately $462.8 million, and interest expense was approximately $44.2 million, or 25.0% of net revenues. The Company's level of consolidated indebtedness could have important consequences to the holders of Common Stock, including the following:
(i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness and will not be available for other purposes; (ii) the ability of the Company to obtain financing in the future for working capital needs, capital expenditures, acquisitions, investments, general corporate purposes or other purposes may be materially limited or impaired; and (iii) the Company's level of indebtedness may reduce the Company's flexibility to respond to changing business and economic conditions. Subject to certain limitations contained in its outstanding debt instruments, credit agreement and the Notes, the Company or its subsidiaries may incur additional indebtedness to finance working capital or capital expenditures, investments or acquisitions or for other purposes. See "Description of Indebtedness and Other Commitments." There can be no assurance that the Company's EBITDA will continue to exceed its fixed charges. A decline in EBITDA could impair the Company's ability to meet its obligations, including for debt service, and to make scheduled principal repayments. See "Selected Consolidated Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    PRIOR PERIOD LOSSES. The Company has historically had net losses which have resulted in significant part from substantial depreciation and amortization expenses relating to assets purchased in the Company's acquisitions, interest expense associated with related indebtedness and deferred financing costs charged to extraordinary losses. Moreover, additional acquisitions will result in increased depreciation, amortization and interest expenses. There can be no assurance that the Company will generate net income in the future.

    RESTRICTIONS IMPOSED BY THE COMPANY'S INDEBTEDNESS. The banks under the New Credit Facility (as defined in "Description of Indebtedness and Other Commitments") have a lien on substantially all of the assets of UOI, including the capital stock of its subsidiaries, to secure the indebtedness of UOI under such credit facility. The New Credit Facility and the Notes contain restrictions on UOI's ability to incur additional indebtedness, create liens, pay dividends, sell assets and make acquisitions. Furthermore, the New Credit Facility contains certain maintenance tests. There can be no assurance that UOI and its subsidiaries will be able to comply with the provisions of their respective debt instruments, including compliance by UOI with the financial ratios and tests contained in the New Credit Facility. Breach of any of these covenants or the failure to fulfill the obligations thereunder and the lapse of any applicable grace periods would result in an event of default under the applicable debt instruments, and the holders of such indebtedness could declare all amounts outstanding under the applicable instruments to be due and payable immediately. There can be no assurance that the assets or cash flow of the Company or the Company's subsidiaries, as the case may be, would be sufficient to repay in full borrowings under their outstanding debt instruments whether upon maturity or earlier or if such indebtedness were to be accelerated upon an event of default or certain repurchase events or that UOI would be able to refinance or restructure its payments on such indebtedness or repurchase the Notes. If such indebtedness were not so repaid, refinanced or restructured, the lenders or noteholders, as applicable, could proceed to realize on their collateral. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of UOI's other debt instruments. See "-- Substantial Indebtedness of the Company; Potential Inability to Service Indebtedness" and "Description of Indebtedness and Other Commitments."

    COMPANY'S DEPENDENCY ON UOI; HOLDING COMPANY STRUCTURE. The Company is a holding company with no business operations of its own. The Company's only material asset is all of the outstanding capital stock of UOI, through which the Company conducts its business operations. Accordingly, the Company will be dependent on the earnings and cash flow, and dividends and distributions from UOI to pay its expenses and to pay any cash dividends or distributions on the Common Stock that may be authorized by the Board of Directors of the Company. UOI has substantial cash interest expense due on the Notes. There can be no assurance that UOI will generate sufficient cash flow to pay dividends or distribute funds to the Company or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of UOI, will permit such dividends or distributions. The terms of the New Credit Facility and the Notes currently restrict UOI from paying dividends or making distributions except in very limited circumstances, including paying certain expenses of the Company. See "-- Substantial Indebtedness of the Company; Potential Inability to Service Indebtedness" and "Description of Indebtedness and Other Commitments."

    POTENTIAL INABILITY TO MAKE OR FINANCE ACQUISITIONS. The Company's growth has been facilitated by strategic acquisitions that have substantially increased the Company's inventory of advertising display faces. One element of the Company's operating strategy is to make acquisitions in new and existing markets. There can be no assurance that suitable acquisition candidates can be found. The Company is likely to face competition from other outdoor advertising and media companies for acquisition opportunities that are available. In addition, if the prices sought by sellers of outdoor advertising display faces and companies continue to rise, the Company may find fewer acceptable acquisition opportunities. There can be no assurance that the Company will have sufficient capital resources to complete acquisitions or that acquisitions can be completed on terms acceptable to the Company. Also, in the Minneapolis/St. Paul market, the Company is subject to a consent judgment that restricts the Company's ability to purchase outdoor advertising display faces until February 1, 2001. See "Business -- Government Regulation." As part of its regular on-going evaluation of strategic acquisition opportunities, the Company may from time to time engage in discussions concerning possible acquisitions, some of which may be material in size. The purchase price of such acquisitions may require additional debt or equity financing on the part of the Company.

    THE ACQUISITIONS; CHALLENGES OF INTEGRATION. The Company will face significant challenges in integrating the operations acquired in connection with the Acquisitions with those of the Company, particularly in geographic regions where the Company has not previously operated. The Company has never integrated an acquisition the size of the POA Acquisition or the Revere Acquisition. Integration of such operations will require substantial attention from the Company's management. Diversion of management attention from the Company's existing business could have an adverse impact on the revenues and operating results of the Company. There can be no assurance the Company will be able to integrate such operations successfully. Furthermore, there can be no assurance that the Penn Acquisition will be consummated.

    NEGATIVE IMPLICATIONS OF TOBACCO INDUSTRY REGULATION ON OUTDOOR ADVERTISING. On a pro forma basis taking into account the Acquisitions, approximately 10.8% of the Company's net revenues in 1996 were derived from tobacco advertising. In August 1996, the U.S. Food and Drug Administration issued final regulations governing certain marketing practices in the tobacco industry. Among other things, the regulations prohibit tobacco product billboard advertisements within 1,000 feet of schools and playgrounds and require that tobacco product advertisements on billboards be in black and white and contain only text. In addition, one major tobacco manufacturer recently proposed federal legislation banning 8-sheet billboard advertising and transit advertising of tobacco products. There can be no assurance as to the effect of these regulations or this legislation on the Company's business and on its net revenues, EBITDA and financial position. A reduction in billboard advertising by the tobacco industry could cause an immediate reduction in the Company's direct revenue from such advertisers and would simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. This could in turn result in a lowering of rates throughout the industry or limit the ability of industry participants to increase rates for some period of time. Any such consequence could have the effect of reducing the Company's EBITDA, which could in turn reduce the Company's ability to meet its financial obligations under the indentures governing the Notes and the New Credit Facility (as defined in "The Transactions"). The tobacco industry has recently engaged in negotiations to settle litigation against such industry. The tobacco companies have reached a proposed settlement that, upon the approval of Congress, will become final and binding. Such proposed settlement would require a total ban of tobacco advertising on outdoor billboards and signs. Any such ban may have a material adverse effect on the Company's revenues at least in the immediate period following the imposition of such ban while alternate sources of advertising are secured. The competition in the outdoor advertising business for any such alternate sources of advertising following the imposition of a total ban on tobacco advertising on outdoor billboards and signs is expected to be intense. There can be no assurance that the Company will immediately replace such advertising revenue currently attributed to the tobacco industry in the event of a total ban of tobacco advertising on outdoor billboards and signs. Furthermore, state and local governments have recently proposed and some have enacted regulations restricting or banning outdoor advertising of tobacco in certain jurisdictions. Continued passage of restrictions or bans on outdoor advertising in the Company's markets may adversely affect the Company's revenues at least in the immediate period following such regulation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Customers" and "Business -- Government Regulation."

    REGULATION OF OUTDOOR ADVERTISING. Outdoor advertising displays are subject to governmental regulation at the federal, state and local levels. These regulations, in some cases, limit the height, size, location and operation of billboards and, in limited circumstances, regulate the content of the advertising copy displayed on the billboards. Some governmental regulations prohibit the construction of new billboards or the replacement, relocation, enlargement or upgrading of existing structures. Some cities have adopted amortization ordinances under which, after the expiration of a specified period of time, billboards must be removed at the owner's expense and without the payment of compensation. Ordinances requiring the removal of a billboard without compensation, whether through amortization or otherwise, are being challenged in various state and federal courts with conflicting results. Other than in the Company's newly acquired Jacksonville market, amortization ordinances have not materially affected operations in the Company's markets. As a result of a settlement of litigation related to certain assets in the Jacksonville market prior to their acquisition, the Company has removed 165 outdoor advertising structures in 1995 and is required to remove an additional 546 (of its total of 1,493) outdoor advertising structures over the next 19 years with 317 of such structures to be removed between 1995 and 1998. There can be no assurance that these removals will not adversely affect the Company's results of operations. In addition, no assurance can be given as to the effect on the Company of existing laws and regulations or of new laws and regulations that may be adopted in the future. Certain state and local governments have recently proposed and some have enacted regulations restricting or banning outdoor advertising of tobacco and liquor in certain jurisdictions. Continued restrictions and bans on outdoor advertising in the Company's markets may adversely affect the Company's revenues at least in the immediate period following such regulations. See "-- Negative Implications of Tobacco Industry Regulation on Outdoor Advertising" and "Business -- Customers" and "Business -- Government Regulation."

    NEGATIVE EFFECTS OF A DECLINE IN GENERAL ECONOMIC CONDITIONS ON ADVERTISING TRENDS. The Company relies on sales of advertising space for its revenues and its operating results therefore are affected by general economic conditions as well as trends in the advertising industry. A reduction in advertising expenditures available for the Company's displays could result from a general decline in economic conditions, a decline in economic conditions in particular markets where the Company conducts business or a reallocation of advertising expenditures to other available media by significant users of the Company's displays.

    COMPETITION. The Company faces competition for advertising revenues from other outdoor advertising companies, as well as from other media such as radio, television, print media and direct mail marketing. The Company also competes with a wide variety of other out-of-home advertising media, the range and diversity of which has increased substantially over the past several years, including advertising displays in shopping centers and malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains, buses and subways. Some of the Company's competitors are substantially larger, better capitalized and have access to greater resources than the Company. There can be no assurance that outdoor advertising media will be able to compete with other types of media, or that the Company will be able to compete either within the outdoor advertising industry or with other media. See "Business -- Competition."

    POTENTIAL LITIGATION AGAINST THE COMPANY. From time to time, the Company is involved in litigation in the ordinary course of business, including disputes involving advertising contracts, site leases, employment claims and construction matters. The Company is also involved in routine administrative and judicial proceedings regarding permits and fees relating to outdoor advertising structures and compensation for condemnations. None of those proceedings, in the opinion of management, is likely to have a material adverse effect on the Company.

    RELIANCE ON KEY EXECUTIVES. The Company's success depends to a significant extent upon the continued services of its executive officers and other key management and sales personnel, in particular its President and Chief Executive Officer, Daniel L. Simon. The Company has few employment contracts with its employees, and very few of its employees are bound by non-competition agreements. The Company maintains key man insurance on Daniel L. Simon. The unavailability of the continuing services of its executive officers and other key management and sales personnel could have a material adverse effect on the Company's business. See "Management."

    CONTROL BY EXECUTIVE OFFICERS AND DIRECTORS. Upon consummation of the Offering, the Company's officers and directors became beneficial owners of (including for this purpose options exercisable within 60 days, the Warrant Shares issued upon exercise of the Noteholder Warrants (as defined in "Description of Capital -- The Noteholder Warrants"), the Common Stock issuable upon exercise of the Warrants exercisable upon consummation of the Offering pursuant to the 1996 Warrant Plan (as defined in "Description of Capital Stock -- The 1996 Warrant Plan") and shares over which such persons have voting control) approximately 46.61% of the outstanding shares of the Company's Common Stock. See "Principal Stockholders." Such persons, if acting together, would have sufficient voting power to control the outcome of corporate actions submitted to the stockholders for approval and to control the management and affairs of the Company, including the election of the Board of Directors of the Company. As a result of such control, certain transactions may not be possible without the approval of such stockholders, including proxy contests, mergers involving the Company and tender offers or other purchases of Common Stock that could give stockholders of the Company the opportunity to realize a premium over the then-prevailing market price for their shares of Common Stock. See "Principal Stockholders" and "Description of Capital Stock -- Special Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

    DIFFICULTY IN ESTABLISHING A CHANGE OF CONTROL OR MANAGEMENT; ANTI-TAKEOVER PROVISIONS. The level of stock ownership of the management of the Company and KIA V and KEP V (each as hereinafter defined), as well as the provisions of Delaware corporation law and the Certificate of Incorporation and Bylaws (each as defined in "Description of Capital Stock"), may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of stockholders to approve transactions that they may deem to be in their best interests. In addition, under the Company's Certificate of Incorporation, the Board of Directors has the authority to issue shares of Preferred Stock and establish the rights and preferences thereof without obtaining stockholder approval. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock."

    ABSENCE OF PUBLIC MARKET. There is currently no public market for the Noteholder Warrants offered hereby and there can be no assurance that an active public market for the Noteholder Warrants will develop. The Common Stock is quoted on the Nasdaq National Market under the symbol "UOUT."

    REJECTION  OF  WARRANTS  IN  BANKRUPTCY PROCEEDINGS.    If  a  bankruptcy or
reorganization case were commenced by or against the Company, a bankruptcy court might hold that unexercised Noteholder

Warrants are executory contracts that may be subject to rejection by the Company (with the approval of the bankruptcy court), in which event, even if sufficient funds were available, holders of the Noteholder Warrants might receive nothing or a lesser amount than they would be entitled to receive if they had exercised their Noteholder Warrants prior to the commencement of such case.

    SUBSTANTIAL PREVIOUSLY RESTRICTED COMMON STOCK ELIGIBLE FOR FUTURE SALE. 180 days after the date of the Offering (upon expiration of certain lockup agreements with the underwriters for the Offering), 10,432,400 shares of Common Stock outstanding as of the date of this Prospectus, became eligible for sale immediately in reliance on Rule 144A and at prescribed times, subject to volume and manner of sale restrictions, in reliance on Rule 144, each promulgated under the Securities Act. Sales of substantial amounts of Common Stock (including shares issued upon exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. An additional 2,470,608 shares have been issued under the 1996 Warrant Plan and upon issuance will be eligible for sale under Rule 144. Moreover, KIA V (as defined) and KEP V and their respective partners and certain officers of the Company, who in the aggregate beneficially own 10,432,400 shares of Common Stock have certain registration rights with respect thereto. See "Management -- The 1996 Warrant Plan" and "Description of Noteholder Warrants."

     CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate," and "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."

                                THE TRANSACTIONS

THE ACQUISITIONS

    THE POA ACQUISITION. On August 27, 1996, the Company entered into the Agreement and Plan of Merger pursuant to which it agreed to acquire the outstanding capital stock of OAH for approximately $240 million in cash. The POA Acquisition was effectuated pursuant to a merger of a subsidiary of the Company with and into OAH with OAH continuing as the surviving corporation following the merger. As a result of the POA Acquisition, the Company acquired a total of approximately 6,337 advertising display faces consisting of bulletins and posters in five markets located in the southeast United States, including Orlando, Ocala, Palm Beach, Myrtle Beach and Chattanooga, as well as the Atlantic Coast and Gulf Coast areas of Florida.

    The Company believes that the POA Acquisition will substantially strengthen its operations in the southeast United States, particularly in Florida, where the Company believes it has the largest number of outdoor advertising display faces and the largest market share in each of its markets, except Palm Beach. The Company believes that the southeast United States is a particularly attractive region due to its (i) high concentration of destination cities and resorts; (ii) above average population growth; (iii) extensive highway/roadway systems; and (iv) temperate climate that promotes outdoor lifestyles.

    THE REVERE ACQUISITION. In December 1996, the Company acquired the outstanding capital stock of Revere for approximately $125 million in cash. As a result of the Revere Acquisition, the Company acquired a total of approximately 8,853 advertising display faces located in four markets in the northeast United States, including Philadelphia, Washington D.C., Wilmington and Salisbury, as well as 1,917 transit display faces located in Baltimore and 1,582 kiosk displays located in malls throughout the United States.

    THE MEMPHIS/TUNICA ACQUISITION. On September 12, 1996, the Company entered into an Option and Asset Purchase Agreement with Tanner-Peck, L.L.C., TOA Enterprises, L.P., William B. Tanner, WBT

Outdoor, Inc. and The Weatherley Tanner Trust (collectively, the "Memphis/Tunica Sellers") pursuant to which a newly-formed subsidiary of the Company acquired the option to purchase certain assets of the Memphis/Tunica Sellers (the "Memphis/Tunica Option"). The Company exercised the Memphis/Tunica Option and consummated the acquisition on January 2, 1997 for a purchase price of approximately $71 million, including $5 million previously paid in connection with the Memphis/Tunica Option, plus 100,000 shares of Common Stock of the Company.

    As a result of the Memphis/Tunica Acquisition, the Company acquired a total of approximately 2,018 advertising display faces consisting of bulletins and posters in and around Memphis, Tennessee and Tunica County, Mississippi. A significant portion of these display faces were purchased by the Memphis/Tunica Sellers from Naegele in November, 1995. The Company believes that the Memphis/Tunica Acquisition will complement the Chattanooga operations which are being acquired by the Company in the POA Acquisition. This will give the Company a leading presence in two of the largest markets in Tennessee and strengthen its presence in the southeast United States.

    THE MATTHEW ACQUISITION. In December 1996, the Company agreed to acquire certain of the assets of Matthew. In mid-January, 1997, the Matthew Acquisition was consummated and Matthew Acquisition Corp. acquired certain assets of Matthew for approximately $40 million in cash and the assumption by the Company of certain liabilities of Matthew. As a result of the Matthew Acquisition, the Company acquired a total of approximately 1,035 advertising display faces located in three markets in the northeast United States, including Metro New York, Northern New Jersey and Hudson Valley.

    THE ADDITIONAL ACQUISITIONS. On September 12, 1996, the Company entered into an Asset Purchase Agreement with Iowa Outdoor Displays pursuant to which the Company agreed to purchase certain assets of Iowa Outdoor Displays for approximately $1.8 million in cash. The Iowa Acquisition was consummated on September 16, 1996. On September 11, 1996, the Company entered into an Asset Purchase Agreement with The Chase Company pursuant to which the Company agreed to purchase certain assets of The Chase Company for approximately $5.8 million in cash. The Dallas Acquisition was consummated on September 19, 1996.

    As a result of the Additional Acquisitions, the Company acquired approximately 160 advertising display faces consisting primarily of posters in and around Des Moines and approximately 245 advertising display faces consisting primarily of bulletins in and around Dallas. The Company believes that the Additional Acquisitions will further enhance its current presence in each of the Des Moines and Dallas markets and provide increased revenue opportunities in the midwest United States.

THE NEW CREDIT FACILITY

    The Company financed the purchase price of certain of the Acquisitions and the related refinancing of certain existing bank indebtedness of the Company and paid the fees and expenses associated with the Acquisitions in part through a total commitment of $300 million under a new credit facility (the "New Credit Facility"). Following the completion of the October Offerings, the outstanding amounts under the New Credit Facility were repaid in full and the maximum commitment of the New Credit Facility was reduced to $225 million. In May 1997, the Company amended the New Credit Facility (the "Amended Credit Facility") to provide for a $75 million term loan increasing the total commitment under the Amended Credit Facility back up to $300 million. As of May 31, 1997, the Company's borrowings under the Amended Credit Facility totaled approximately $138 million.

THE DEBT TENDERS OFFERS

    THE COMPANY DEBT TENDER OFFER. In June 1994 the Company completed an offering of $50 million of its 14% Senior Secured Discount Notes due 2004 (the "Existing Company Notes"), the proceeds from which were used to redeem all of the Company's outstanding preferred stock and a portion of the Company's outstanding Common Stock and for working capital purposes. In connection with the Acquisitions, the Company completed a tender offer and consent solicitation (the "Company Debt

Tender Offer") to purchase all of the outstanding Existing Company Notes. The Company Debt Tender Offer expired on October 18, 1996, at which time the Company purchased all the Existing Company Notes.

    THE UOI DEBT TENDER OFFER. In connection with the Acquisitions, UOI commenced a tender offer (the "UOI Debt Tender Offer," and together with the Company Debt Tender Offer, the "Debt Tender Offers") to purchase all of its outstanding 11% Senior Notes due 2003 (the "Existing UOI Notes" and together with the Existing Company Notes, the "Existing Notes"). The UOI Debt Tender Offer expired on October 18, 1996, at which time UOI purchased all the Existing UOI Notes.

                                USE OF PROCEEDS

    The  Company  will  receive  no  proceeds  from  the  sale  by  the  Selling
Securityholders of the Noteholder Warrants or the shares of Common Stock issuable upon exercise of the Noteholder Warrants, but will receive the exercise price from Noteholder Warrantholders with respect to Noteholder Warrants that are exercised for shares of Common Stock, if any. If all Noteholder Warrants are exercised, the aggregate exercise price payable to the Company will be $625. The proceeds from the exercise of the Noteholder Warrants, if any, will be used by the Company for general corporate purposes. All of the expenses incurred in connection with the registration of the Noteholder Warrants and the shares of Common Stock issuable upon exercise of the Noteholder Warrants to which this Prospectus relates will be paid by the Company, except for commissions of brokers or dealers and any transfer fees incurred in connection with sales of the Noteholder Warrants and the shares of Common Stock issuable upon the exercise of the Noteholder Warrants by the Selling Securityholders, which will be paid by the Selling Securityholders.

                                DIVIDEND POLICY

    The Company has not paid dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. The Company intends to retain any future earnings for reinvestment in the Company. Any future determination as to the payment of dividends will be at the discretion of the Company's Board of Directors and will depend on the Company's results of operations, financial condition, capital requirements and other factors deemed relevant by the Board of Directors.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock is quoted on the Nasdaq National Market under the symbol "UOUT." The following table sets forth, for the periods indicated, the high and low closing sales prices for the Common Stock as reported by the Nasdaq National Market. Prior to July 23, 1996, the day on which the Common Stock was first publicly traded, there was no public market for the Common Stock.

1996                                                                            HIGH        LOW
----------------------------------------------------------------------------  ---------  ---------
Third Quarter (beginning July 23, 1996).....................................      36.25      16.50
Fourth Quarter (through December 31, 1996)..................................    37.75      23.12

1997
----------------------------------------------------------------------------
First Quarter (through March 31, 1997)......................................      33.50      22.25


    On December 31, 1996, the last reported sale price per share for the Common Stock on the Nasdaq National Market was $23.50 per share. As of July 22, 1997, the last reported sale price per share for the Common Stock on the Nasdaq National Market was $35.00 per share.

                                 CAPITALIZATION

    The following table sets forth the unaudited capitalization of the Company at March 31, 1997 and as adjusted to give effect to the Amended Credit Facility. The table should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere herein.

                                                                                            MARCH 31, 1997
                                                                                     -----------------------------
                                                                                                   AS ADJUSTED (1)
                                                                                                   ---------------
                                                                                        ACTUAL
                                                                                     ------------
                                                                                     (UNAUDITED)
                                                                                        (DOLLARS IN THOUSANDS)
Long-term debt:
  Existing Credit Facilities:
    Revolving Credit Loan..........................................................   $  122,030     $    47,030
    Acquisition Term Loan..........................................................       --              75,000
  9 3/4% Senior Subordinated Notes due 2006........................................      223,645         223,645
  9 3/4% Series B Senior Subordinated Notes due 2006...............................      101,463         101,463
  Other notes......................................................................        4,082           4,082
  Other obligations................................................................       --             --
                                                                                     ------------  ---------------
      Total long-term debt and other obligations...................................      451,220         451,220
Common stockholders' equity........................................................      227,678         227,678
                                                                                     ------------  ---------------
      Total capitalization.........................................................   $  678,898     $   678,898
                                                                                     ------------  ---------------
                                                                                     ------------  ---------------

------------------------

(1) Represents actual amounts adjusted to give effect to the Amended Credit Facility.

                        PRO FORMA FINANCIAL INFORMATION

    The unaudited pro forma combined statement of operations for the year ended December 31, 1996 gives effect to (i) the Transactions, (ii) the Offering and the October Offerings and the application of the net proceeds therefrom, (iii) the acquisitions of Naegele, Ad-Sign, Inc., Image Media, Inc. and consummation of the Offering and the application of the net proceeds therefrom, and (iv) the net reduction in operating expenses of the businesses acquired as if each had occurred at the beginning of the period.

    The detail assumptions used to prepare the unaudited pro forma combined statement of operations is contained in the notes to unaudited pro forma combined statement of operations. The unaudited pro forma combined statement of operations reflects the use of the purchase method of accounting for all acquisitions during 1996.


    Pro forma financial information has not been updated through March 31, 1997 due to significant acquisitions of 1997 occurring in early January 1997. As such, pro forma information for the statement of operations would not be significantly different from actual. The balance sheet at March 31, 1997, included herein, includes the significant acquisitions occurring in early January 1997.


    Pro forma adjustments for all acquisitions are based upon preliminary estimates, available information and certain assumptions that management of the Company deems appropriate. Final adjustments may differ from the pro forma adjustments presented herein. The unaudited pro forma combined statement of operations does not purport to present the actual financial position or results of operations of the Company had the transactions and events assumed therein in fact occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma combined statement of operations is based on certain assumptions and adjustments described in the notes thereto and should be read in conjunction with the notes to unaudited pro forma combined statement of operations and the separate historical financial statements and notes which are contained elsewhere herein. Income (loss) is shown before income taxes and extraordinary items because the Company has sufficient net operating loss carryforwards to offset taxable income for the periods presented. Therefore, the presentation of income taxes is neither required nor meaningful. See "Management's Discussion and Analysis of Results of Operations and Financial Condition," the Consolidated Financial Statements and the Notes thereto of the Company, the Consolidated Financial Statements and the Notes thereto of NOA Holding Company, the Statement of Revenues and Direct Expenses and the Notes thereto of Ad-Sign, the Financial Statements and Notes thereto of POA Acquisition Corporation, and the Consolidated Financial Statements and Notes thereto of Revere Holding Corp. included elsewhere in this Prospectus.

    The unaudited pro forma combined statement of operations includes certain adjustments relating to the acquisitions of the common stock of Naegele, OAH and Revere. The unaudited pro forma adjustments reflect an allocation of a portion of the total acquisition cost to goodwill and the establishment of acquisition liabilities and deferred tax liabilities for the effects of the significant differences between the tax basis of the assets acquired and the estimated fair value of the assets, primarily property and equipment, recorded for financial statement purposes. Since it is not deductible for tax purposes, no deferred taxes are required to be recorded for amounts allocated to goodwill. The unaudited pro forma adjustments in previous filings were prepared on the belief that the recordable differences in book and tax bases of the assets acquired would not be significant. As a result of the allocation of total acquisition cost in this filing, depreciation expense has been decreased by approximately $7.5 million and goodwill amortization increased by approximately $9.7 million. Pro forma adjustments for all acquisitions are based upon preliminary estimates, available information and certain assumptions that the management of the Company deems appropriate. Final adjustments may differ from the pro forma adjustments presented herein.

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                         UNIVERSAL
                          OUTDOOR    AD-SIGN, INC                           MEMPHIS/
                         HOLDINGS,    AND IMAGE                  POA         TUNICA       ADDITIONAL      REVERE
                           INC.         MEDIA       NAEGELE  ACQUISITION(1) ACQUISITION  ACQUISITIONS   ACQUISITION
                         ---------   ------------   -------  -----------   -----------   ------------   -----------
Net revenue............    76,138       $  842      $5,832     $35,815        14,705        $1,166         29,047
                         ---------   ------------   -------  -----------   -----------   ------------   -----------
Operating expenses:
  Direct cost of
   revenues............    26,468          322       2,616      10,788         6,315           564         17,333
  General and
   administrative
   expenses............    10,648          100       1,459       9,613         2,743           304          4,118
  Depreciation and
   amortization........    18,286          160       1,053       6,004         1,546            38          5,542
  Non cash compensation
   for common stock
   warrants............     9,000
                         ---------   ------------   -------  -----------   -----------   ------------   -----------
                           64,402          582       5,128      26,405        10,604           906         26,993
                         ---------   ------------   -------  -----------   -----------   ------------   -----------
Operating income.......    11,736          260         704       9,410         4,101           260          2,054

Interest expense.......    19,567       --             468       5,558            89            52          3,392
Other expense..........     1,398       --            --           (21)       --               (84)        (8,410)
                         ---------   ------------   -------  -----------   -----------   ------------   -----------
Income (loss) before
   income taxes and
   extraordinary
   items...............    (9,229)      $  260      $  236     $ 3,873         4,012        $  292          7,072
                         ---------   ------------   -------  -----------   -----------   ------------   -----------
                         ---------   ------------   -------  -----------   -----------   ------------   -----------


                                                                   JULY AND OCTOBER                    PRO FORMA
                           MATTHEW                                    OFFERINGS         PRO FORMA      OFFERING        AS
                         ACQUISITION   ACQUISITION ADJUSTMENTS       ADJUSTMENTS       AS ADJUSTED    ADJUSTMENTS   ADJUSTED
                         -----------   ------------------------   ------------------   ------------   -----------   --------
Net revenue............      8,943      $     4,123(2)(3)          $   --                176,611       $ --         $176,611

                         -----------     ----------                 ----------         ------------   -----------   --------
Operating expenses:
  Direct cost of
   revenues............      3,558            2,024(2)(3)              --                 69,988         --          69,988
  General and
   administrative
   expenses............      1,550           (9,687)(2)(3)(4)          --                 20,848         --          20,848
  Depreciation and
   amortization........        993           17,196(2)(3)(5)           --                 50,818         --          50,818
  Non cash compensation
   for common stock
   warrants............                                                                    9,000                      9,000
                         -----------     ----------                 ----------         ------------   -----------   --------
                             6,101            9,533                    --                150,654         --         150,654
                         -----------     ----------                 ----------         ------------   -----------   --------
Operating income.......      2,842           (5,410)                   --                 25,957         --          25,957
Interest expense.......     --               37,869(2)(3)(6)(7)        (23,938)(9)        43,057          1,178(10)  44,235
Other expense..........     --                8,928(2)(3)(8)           --                  1,811         --           1,811
                         -----------     ----------                 ----------         ------------   -----------   --------
Income (loss) before
   income taxes and
   extraordinary
   items...............      2,842      $   (52,207)               $    23,938          $(18,911)      $ (1,178)    $(20,089)

                         -----------     ----------                 ----------         ------------   -----------   --------
                         -----------     ----------                 ----------         ------------   -----------   --------

     See accompanying notes to pro forma combined statements of operations.

         NOTES TO UNAUDITED COMBINED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

    The following explanations describe the assumptions used in determining the pro forma adjustments necessary to present the pro forma results of operations of the Company giving effect to the Transactions, the Offering, the October Offerings, the December Offering and the application of the estimated net proceeds therefrom, and the net reduction in operating expenses of the businesses acquired as if each had occurred at the beginning of the period.

                                                                                                           YEAR ENDED
                                                                                                          DECEMBER 31,
                                                                                                              1996
                                                                                                         --------------

       1.  POA Acquisition Corporation, a wholly-owned subsidiary of OAH, acquired certain assets and liabilities in the outdoor advertising industry in Florida during May 1996. The historical financial information includes revenues and expenses associated with the new market prior to the acquisition:
                                                                                                          $        955
               Net revenues............................................................................
                                                                                                                   710
               Direct cost of revenues.................................................................

       2.  Prior to acquisition by the Company, Revere disposed of certain assets and liabilities in the outdoor advertising industry in Texas. The following entry eliminates revenues and expenses associated with the Texas market prior to the acquisition:

                                                                                                          $     (3,661)
               Net revenue.............................................................................
                                                                                                                (2,128)
               Direct cost of revenues.................................................................
                                                                                                                  (568)
               General and administrative expenses.....................................................
                                                                                                                  (765)
               Depreciation and amortization...........................................................
                                                                                                                  (367)
               Interest expense........................................................................
                                                                                                                  (853)
               Other...................................................................................

       3.  Entry records statement of operations activity of Revere from September 30, 1996 through the date of closing (December 10, 1996):

                                                                                                          $      7,784
             Net revenue...............................................................................
                                                                                                                 4,152
             Direct cost of revenues...................................................................
                                                                                                                 1,081
             General and administrative................................................................
                                                                                                                 1,764
             Depreciation and amortization.............................................................
                                                                                                                   770
             Interest expense..........................................................................
                                                                                                                   848
             Other expense.............................................................................

                                                                                                           YEAR ENDED
                                                                                                          DECEMBER 31,
                                                                                                              1996
                                                                                                         --------------
       4.  Entry records reduction in general and administrative expenses relating to elimination of certain duplicate corporate expenses, principally relating to employee costs and costs relating to other corporate activities. Amounts have been determined based upon specific employees identified for termination plus actual benefits costs incurred, and expenses associated with leased facilities which will not be assumed or will be canceled upon consummation of the acquisition.

                                                                                       $   1,875
             Naegele, Ad-Sign and Image Media.......................................
                                                                                      -----------
                                                                                      -----------
                                                                                       $   2,100
             POA Acquisition........................................................
                                                                                           1,000
             Memphis/Tunica Acquisition.............................................
                                                                                             255
             Additional Acquisitions................................................
                                                                                      -----------
                                                                                       $   3,355
                                                                                      -----------
                                                                                      -----------
                                                                                       $   3,770
             Revere Acquisition.....................................................
                                                                                           1,200
             Matthew Acquisition....................................................
                                                                                      -----------
                                                                                       $   4,970
                                                                                      -----------
                                                                                      -----------

       5. Entry records the increase in depreciation and amortization expense arising from purchase accounting adjustments to advertising structures and goodwill amortized over a period of 15 years:

                                                                                       $     460
             Naegele, Ad-Sign and Image Media (acquired in March 1996)..............
                                                                                      -----------
                                                                                      -----------
                                                                                       $   8,480
             POA Acquisition (acquired in October 1996).............................
                                                                                           3,101
             Memphis/Tunica Acquisition (acquired in January 1997)..................
                                                                                             236
             Additional Acquisitions (acquired in September 1996)...................
                                                                                      -----------
                                                                                       $  11,817
                                                                                      -----------
                                                                                      -----------
                                                                                       $   2,210
             Revere Acquisition (acquired in December 1996).........................
                                                                                           1,710
             Matthew Acquisition (acquired in January 1997).........................
                                                                                      -----------
                                                                                       $   3,920
                                                                                      -----------
                                                                                      -----------

       6.  Entry records additional interest expense at an assumed rate of 8.25% per   $   5,604
           annum to be incurred in connection with the acquisition of Naegele,
           Ad-Sign and Image Media which occurred in March of 1996 (debt incurred of
           $60.0 million less $1.4 million of interest expense for debt not assumed).................................................................
                                                                                      -----------
                                                                                      -----------

       7. Entry to record additional interest expense at an assumed rate of 8.5% per annum in connection with the Transactions:

                                                                                       $  20,400
             POA Acquisition (debt incurred of $240.0 million)......................
                                                                                           6,018
             Memphis/Tunica Acquisition (debt incurred of $70.8 million)............
                                                                                             646
             Additional Acquisitions................................................
                                                                                      -----------
                                                                                          27,064
                                                                                          (5,699)
             Actual interest expense for POA Acquisition, Memphis/Tunica Acquisition and Additional Acquisitions..........................................
                                                                                      -----------
                                                                                       $  21,365
                                                                                      -----------
                                                                                      -----------

                                                                                      YEAR ENDED
                                                                                       DECEMBER
                                                                                       31, 1996
                                                                                      -----------
                                                                                                          $     10,489
             Revere Acquisition (debt incurred of $123.4 million)......................................
                                                                                                                 3,400
             Matthew Acquisition (debt incurred of $40.0 million)......................................
                                                                                                         --------------
                                                                                                                13,889
                                                                                                                (3,392)
             Actual interest expense for Revere Acquisition and Matthew Acquisition....................
                                                                                                         --------------
                                                                                                          $     10,497
                                                                                                         --------------
                                                                                                         --------------

       8.  Entry to reduce other income from Revere for the gain recognized on the sale of the Texas      $      8,933
           markets.....................................................................................
                                                                                                         --------------
                                                                                                         --------------

       9.  Entry to record changes in interest expense:

                                                                                                          $     (5,304)
             Proceeds of $62.4 million from the offering of Class A Common Stock in July at an assumed rate of 8.5%............................................................................
                                                                                                                (2,550)
             KEA V and KEP V and Kelso Designees (as hereafter defined) Investment of $30.0 million at an assumed rate of 8.5%.................................................................
                                                                                                               (17,175)
             October Equity Offering proceeds of $202.0 million at an assumed rate of 8.5%.............
                                                                                                                 2,813
             October Notes of $225 million at 9.75% versus assumed rate of 8.5%........................
                                                                                                                (1,771)
             Refinanced 14% Series A Senior Secured Discount Notes due 2004 of
               $50 million at an assumed rate of 9.75% for 10 of 12 months.............................
                                                                                                                  (677)
             Refinanced 11% Series A Senior Secured Discount Notes due 2003 of
               $65 million at an assumed rate of 9.75% for 10 of 12 months.............................
                                                                                                                   726
             Amortization of financing costs...........................................................
                                                                                                         --------------
                                                                                                          $    (23,938)
                                                                                                         --------------
                                                                                                         --------------

      10.  Entry to record the changes in interest expense:

                                                                                                          $      1,250
             December Notes of $100 million at 9.75% versus an assumed rate of 8.5%....................
                                                                                                                   (72)
             Amortization of deferred financing costs..................................................
                                                                                                         --------------
                                                                                                          $      1,178
                                                                                                         --------------
                                                                                                         --------------

      11. The   above   pro-forma   statement   of
         operations do not reflect the  following
         extraordinary   losses   on   the  early
         retirement of debt:

  14% Series A Senior Secured Discount
   Notes due 2004:
    September 1996......................   $ 1,400
    October 1996........................    10,725
  11% Series A Senior Secured Discount
   Notes due 2003:
    October 1996........................    14,448
                                          --------
                                           $26,573
                                          --------
                                          --------

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The selected financial data presented below as of and for the year ended December 31, 1996 and three months ended March 31, 1997 and 1996 are derived from the Consolidated Financial Statements of the Company. The selected financial data as of and for the years ended December 31, 1992, 1993, 1994 and 1995 are derived from the financial statements of the Company. Certain of such financial statements were unaudited. The financial statements of the Company for the three years in the period ended December 31, 1996 were audited by Price Waterhouse LLP, independent accountants, as indicated in their report included elsewhere in this Prospectus. The selected financial data as of and for the three months ended March 31, 1996 and 1995 are derived from the consolidated financial statements included herein and include all normal and recurring adjustments necessary for a fair presentation of such data. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Due to the significant development and acquisition of additional structures, the data set forth below is not necessarily comparable on a year-to-year basis and data set forth for certain periods is not indicative of results for the full year.


                                                                                                             THREE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                              MARCH 31,
                                          -------------------------------------------------------------     ---------------------
                                            1991      1992      1993      1994      1995         1996         1996         1997
                                          --------  --------  --------  --------  --------     --------     --------     --------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Gross revenue...........................  $ 21,435  $ 27,896  $ 28,710  $ 33,180  $ 38,101     $ 84,939     $  9,332     $ 47,575
Net revenues(1).........................    18,835    24,681    25,847    29,766    34,148       76,138        8,427       44,008
Direct advertising expenses.............     7,638    10,383    10,901    11,806    12,864       26,468        3,571       18,445
General and administrative expenses.....     3,515     3,530     3,357     3,873     4,645       10,648        1,227        4,401
Depreciation and amortization...........     5,530     7,817     8,000     7,310     7,402       18,286        2,032       12,859
Non cash compensation for common stock
  warrants..............................     --        --        --        --        --           9,000        --           --
Operating income........................     2,152     2,951     3,589     6,777     9,237       11,736        1,597        8,303
Interest expense........................     6,599     9,591     9,299    11,809    12,894       19,567        3,594       10,735
Other (expense) income, net.............       (53)      291      (351)     (134)      (46)      (1,398)         (11)         182
Income (loss) before extraordinary
  item(2)...............................    (4,500)   (6,349)   (6,061)   (5,166)   (3,703)      (9,299)      (2,008)      (2,250)
Net income (loss).......................    (4,500)   (6,349)   (9,321)   (5,166)   (3,703)     (35,803)      (2,008)      (2,250)
Capital expenditures....................     2,047     2,352     2,004     4,668     5,620        7,178        1,966        3,584
Deficiency in coverage of earnings......     4,500     6,349     9,321     5,166     3,703       35,803        2,008        2,250

FINANCIAL RATIOS:
Percentage of indebtedness to total
  capitalization(3).....................     121.4%    142.8%    186.6%    153.7%    156.8%        60.6%       150.8%        66.5%
Ratio of EBITDA to total interest(4)....       1.2x      1.1x      1.2x      1.2x      1.3x         2.0x         1.0x         2.0x

OTHER DATA:
EBITDA(5)...............................  $  7,682  $ 10,768  $ 11,589  $ 14,087  $ 16,639     $ 39,022     $  3,629     $ 21,162
EBITDA Margin(6)........................      40.8%     43.6%     44.8%     47.3%     48.7%        51.3%        43.1%        48.1%


                                                                           DECEMBER 31,                            MARCH 31,
                                                       -----------------------------------------------------  --------------------
                                                         1991       1992       1993       1994       1995       1996       1997
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital(7)...................................  $    (361) $  (5,332) $   1,481  $   2,787  $   4,137  $   2,534  $  (2,358)
Total assets.........................................     71,682     65,754     61,816     68,253     71,050     84,747    790,867
Total long-term debt and other obligations...........     65,076     59,363     69,254     99,669    106,362    120,248    451,220
Redeemable preferred stock...........................     13,442     15,055     21,505     --         --         --         --
Common stockholders' equity (deficit)................    (11,450)   (17,799)   (32,157)   (34,823)   (38,526)   (40,533)   227,678

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES FOR PREVIOUS TABLE)

------------------------------

(1) Net revenues are gross revenues less agency commissions.

(2) Extraordinary item represents loss on early extinguishment of debt.

(3) Amounts represent (i) total long-term debt divided by (ii) total long-term debt plus common stockholders' equity (deficit).


(4) Amounts represent the ratio of (I) EBITDA to (II) interest expense on total long-term debt. Management believes this ratio, as presented, represents a useful measure of funds available to finance cash interest due.



(5) "EBITDA" is operating income before depreciation and amortization and other non cash charges. Management believes that EBITDA, as presented, represents a useful measure of assessing the performance of the Company's ongoing operating activities as it reflects the earnings trends of the Company and is a measure of net cash generated by the normal operating activity of the business. EBITDA is not intended to represent net cash provided by operating activities as defined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of liquidity. The Company believes EBITDA is a measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the media industry.



(6) "EBITDA Margin" is EBITDA stated as a percentage of net revenues. Management believes EBITDA margin, as presented, represents a useful measure of the percent of net revenues reflected in EBITDA, thereby addressing the cash used in operations.


(7)  Working  capital  is  current assets  less  current  liabilities (excluding
    current  maturities  of  long-term   debt  and  other  obligations).   Other
    obligations totalled $2,850 at December 31, 1992.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the consolidated results of operations of the Company for the three years ended December 31, 1996 and financial condition at December 31, 1996 should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes included elsewhere in this Prospectus. Except as otherwise indicated, the following discussion relates to the Company on a historical basis without acquisitions completed after December 31, 1996.

GENERAL

    The Company has grown significantly since 1989 through the acquisition of outdoor advertising businesses and individual display faces in specific markets, improvements in occupancy and advertising rates, and the development of new display faces in existing markets. Between January 1, 1989 and April 30, 1997, the Company spent in excess of $515 million to acquire additional display faces, increasing the number of its display faces from approximately 600 in 1989 to approximately 32,929 at April 30, 1997. During this period, the Company's net revenues increased from $10.3 million in 1989 to $76.1 million in 1996. The following table lists the Company's acquisitions between January 1, 1989 and April 30, 1997:

                                                                                APPROXIMATE NUMBER AND TYPE OF
                                                                                    DISPLAY FACES ACQUIRED
                                                                        ----------------------------------------------
YEAR OF                                                                               30-SHEET     8-SHEET
ACQUISITION                            MARKETS                           BULLETINS     POSTERS     POSTERS     TOTAL
--------------  ------------------------------------------------------  -----------  -----------  ---------  ---------
  1989........  Milwaukee, Chicago                                             270       --          --            270
  1990........  Chicago                                                         12       --          --             12
  1991........  Indianapolis, Des Moines, Evansville, Chicago                  421        2,480         140      3,041
  1994........  Chicago, Milwaukee                                              20       --           4,151      4,171
  1995........  Chicago, Dallas                                                  9       --           1,127      1,136
  1996........  Chicago, Minneapolis/St. Paul, Jacksonville, Dallas,         6,195        9,181          43     15,419
                 Iowa, Southeast United States, Atlantic Coast of
                 Florida, Gulf Coast of Florida, Northeast United
                 States, Philadelphia, Washington D.C., Wilmington,
                 Salisbury, Memphis, Chattanooga, Metro New York,
                 Northern New Jersey, Hudson Valley
  1997........  Baltimore, Evansville, New Jersey                              218        1,364      --          1,582
                                                                        -----------  -----------  ---------  ---------
    Total.............................................................       7,145       13,025       5,461     25,631
                                                                        -----------  -----------  ---------  ---------
                                                                        -----------  -----------  ---------  ---------

    In addition, in 1996 the Company acquired 437 transit display faces in Indianapolis, 1,539 kiosk displays in malls throughout the United States, 1,917 transit display faces in Baltimore and 146 bus shelters in Philadelphia. In 1997 the Company acquired 520 transit display faces in Memphis, Tennessee.

    The Company's acquisitions have been financed through bank borrowings and the issuance of long-term debt, as well as with internally-generated funds. The Acquisitions were financed, in part, from the proceeds of the October Offerings, the December Offering and the New Credit Facility. All acquisitions, including the Acquisitions, have been accounted for using the purchase method of accounting, and consequently, operating results from acquired operations are included from the respective dates of those acquisitions. As a result of these acquisitions and the effects of consolidation of operations following each acquisition, the operating performance of certain markets and of the Company as a whole reflected in the Company's Consolidated Financial Statements and other financial and operating data included herein are not necessarily comparable on a year-to-year basis.

    The Company recognized a one-time non-cash compensation charge of approximately $9 million in the quarter to be ended June 30, 1996 relating to the issuance of the Warrants under the 1996 Warrant Plan. See "Management -- The 1996 Warrant Plan."

HISTORICAL RESULTS OF OPERATIONS

    The following table presents certain operating statement items in the Consolidated Statements of Operations as a percentage of net revenues:

                                                                                    THREE MONTHS
                                                                                        ENDED
                                                                                      MARCH 31,
                                                    YEAR ENDED DECEMBER 31,          (UNAUDITED)
                                               ---------------------------------   ---------------
                                                1993     1994     1995     1996     1997     1996
                                               ------   ------   ------   ------   ------   ------
Net revenues.................................    100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
  Direct advertising expenses................     42.2     39.7     37.7     34.8     41.9     42.4
  General and administrative expenses........     13.0     13.0     13.6     14.0     10.0     14.5
                                               ------   ------   ------   ------   ------   ------
EBITDA (1)...................................     44.8     47.3     48.7     51.2     48.1     43.1
Depreciation and amortization................     30.9     24.5     21.6     24.0     29.2     24.1
Non cash compensation expense................   --       --       --         11.8   --       --
                                               ------   ------   ------   ------   ------   ------
Operating income.............................     13.9     22.8     27.1     15.4     18.9     19.0
Other expense, primarily interest............     37.3     40.2     37.9     27.5     24.0     42.8
                                               ------   ------   ------   ------   ------   ------
Net loss before extraordinary item...........    (23.4)   (17.4)   (10.8)   (12.1)    (5.1)   (23.8)
                                               ------   ------   ------   ------   ------   ------
                                               ------   ------   ------   ------   ------   ------

------------------------

(1) "EBITDA" is operating income before depreciation and amortization and other non cash charges. Management believes that EBITDA, as presented, represents a useful measure of assessing the performance of the Company's ongoing operating activities as it reflects the earnings trends of the Company and is a measure of net cash generated by the normal operating activity of the business. EBITDA is not intended to represent net cash provided by operating activities as defined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of liquidity. The Company believes EBITDA is a measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the media industry.


    Revenues are a function of both the occupancy of the Company's display faces and the rates that the Company charges for their use. The Company focuses its sales effort on maximizing occupancy levels while maintaining rate integrity in its markets. Additionally, the Company believes it is important to the overall sales effort to continually attempt to develop new inventory in growth areas of its existing markets in order to enhance overall revenues.

    Net revenues represent gross revenues less commissions paid to advertising agencies that contract for the use of advertising displays on behalf of advertisers. Approximately 76% of the Company's gross revenues are contracted for directly from local advertisers. Agency commissions on those revenues which are contracted through agencies are typically 15% of gross revenues on local sales and 16 2/3% of gross revenues on national sales. The Company considers agency commissions as a reduction in gross revenues, and measures its operating performance based upon percentages of net revenues rather than gross revenues.

    Direct advertising expenses consist of the following five catagories: lease, production, sales, maintenance and illumination. The lease expense consists mainly of rental payments to owners of the land underlying the signs. The production category consists of all of the costs to produce advertising copy and install it on the display faces. Sales expense consists mainly of the cost of staffing a sales force to sell within a specific market. The maintenance category includes minor repair and miscellaneous maintenance of the sign structures and the illumination category consists mainly of electricity costs to light the display faces. The majority of these direct expenses are variable costs (other than lease costs) that will fluctuate with the overall level of revenues. In 1996, these expenses amounted to the following approximate percentages of net revenues: lease 15.6%, production 10.5%, sales 4.9%, maintenance 1.9% and illumination 1.9%.

    General and administrative expenses occur at both the market and corporate levels. At the market level these expenses contain various items of office overhead pertaining to both the personnel and the facility required to administer a given market. The corporate general and administrative costs represent staff and facility expenses for the executive offices and the centralized accounting function. Both types of general and administrative expenses are primarily fixed expenses in the operation of the business.

    At December 31, 1996, the Company and its subsidiaries had net operating loss and credit carryforwards for federal income tax purposes of approximately $86 million. Included in total net operating loss carryforwards is approximately $45 million of operating loss and credit carryforwards generated by certain acquired companies prior to their acquisition by the Company. Total carryforwards expire between 2005 and 2011. The Company experienced an ownership change within the meaning of Section 382 of the Internal Revenue Code. As such, the utilization of net operating loss carryforwards are subject to an annual limitation based upon the value of the Company on the change date. The acquisition of OAH and Revere resulted in an "ownership change" and a limitation is imposed on the acquired net operating loss carryforwards in these companies. Furthermore, the Company's use of net operating loss carryforwards are subject to limitations applicable to corporations filing consolidated federal income tax returns. During the current fiscal year, the Company did not use any net operating loss or credit carryforwards.

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1996

    Net revenues increased 423.8% to $44.0 million during the first three months of 1997 compared to $8.4 million in the corresponding 1996 period. This increase was a result of inclusion of approximately $6.9 million of revenues from the Minneapolis and Jacksonville markets (the "Naegele Markets") which were acquired from Naegele in April 1996 (the "Naegele Acquisition"). Additionally, $11.9 million of revenues is attributable to markets acquired from OAH in October 1996 and $10.2 million is attributable to markets acquired from Revere in December 1996 and Matthew in January 1997. Revenues from markets located in and around Memphis (TN) and Tunica County (MS) which were acquired by the Company in January 1997 in the Memphis/Tunica Acquisition contributed $4.3 million. The remaining $2.3 million or 27.4% increase in net revenues resulted from higher advertising rates and occupancy levels on the Company's signboards and inclusion for the full quarter of signboard revenues from advertising display faces in the Des Moines and Dallas markets which were acquired in 1996. Overall net revenues from tobacco advertising increased to $4.4 million in the first three months of 1997 compared to $1.2 million for the first three months of 1996. This increase was due mainly to the inclusion of tobacco revenues from the acquired markets. As a percentage of net revenues, tobacco advertising sales decreased to 10.0% in the first three months of 1997 compared to 14.3% for the first three months of 1996.

    Direct cost of revenues increased to $18.4 million in the first three months of 1997 compared to $3.6 million for the first three months in 1996. The Naegele Markets and the POA Acquisition accounted for $2.9 million and $4.1 of the increase, respectively. The Revere Acquisition, the Matthew Acquisition and the Memphis/Tunica Acquisition accounted for $7.0 million. As a percentage of net revenues, however, direct cost of revenues decreased to 41.8% in the first three months of 1997 compared to 42.9% in the corresponding 1996 period as a result of economies of scale associated with the increased revenues.

    General and administrative expenses increased to $4.4 million in the first three months of 1997 from $1.2 million in the corresponding 1996 period. As a percentage of net revenues, general and administrative expenses decreased to 10.0% in the first three months of 1997 compared to 14.3% in the corresponding 1996 period. This percentage decrease was due to the addition of the new markets' revenues without a significant increase in staffing or other corporate overhead expenses.

    Depreciation and amortization expense increased to $12.9 million in the first three months of 1997 compared to $2.0 million in the corresponding 1996 period. This increase was due to significant increases in the fixed assets and goodwill as a result of the acquisitions.

    Total interest expense increased to $10.7 million in the first three months of 1997 compared to $3.6 million in the 1996 period. The increase resulted from increased debt outstanding under the Company's credit facility which was incurred to finance the Revere, Matthew and Memphis/Tunica Acquisitions and from the issuance by UOI of $225 million 9 3/4% Senior Subordinated Notes due 2006 in October 1996 and $100 million 9 3/4% Series B Senior Subordinated Notes due 2006 in December 1996.

    The foregoing factors contributed to the Company's $2.3 million net loss in the first three months of 1997 compared to $2.0 million net loss in the 1996 period.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

    Net revenues increased 123.2% to $76.1 million during 1996 compared to $34.1 million in the corresponding 1995 period. This increase was a result of inclusion of approximately $20.2 million of revenues from the Minneapolis and Jacksonville markets (the "Naegele Markets") which were acquired in the Naegele Acquisition and approximately $13.0 million of revenues from the markets acquired in the POA Acquisition. The remaining $8.8 million or 25.8% increase in net revenues was a result of higher advertising rates and occupancy levels on the Company's signboards and inclusion for the three quarters of signboard revenues from the acquisitions of Image Media, Inc. and AdSign, Inc. and a full quarter of signboard revenues from the Additional Acquisitions. Overall net revenues from tobacco advertising increased to $10.0 million in 1996 compared to $4.5 million in the 1995 period. This increase was due mainly to the inclusion of tobacco revenues from the Acquisitions. However, as a percentage of net revenues, tobacco advertising sales remained constant at 13.2% in 1996 and 1995.

    Direct cost of revenues increased to $26.5 million in 1996 compared to $12.9 million in the 1995 period. The Naegele Markets and the POA Acquisition accounted for $7.3 million and $3.0 million, respectively, of the increase. As a percentage of net revenues, however, direct cost of revenues decreased to 34.8% in 1996 compared to 37.8% in the 1995 period as a result of economies of scale associated with the increased revenues.

    General and administrative expenses increased to $10.6 million in 1996 from $4.6 million in the 1995 period. As a percentage of net revenues, general and administrative expenses increased to 13.9% in 1996 compared to 13.5% in the 1995 period. This percentage increase was due to an increase in staffing required in conjunction with the significant increase in the size of the Company's operations.

    Depreciation and amortization expense increased to $18.3 million in 1996 compared to $7.4 million in the 1995 period. This increase was due to significant increases in the fixed assets as a result of the acquisitions consummated in such period.

    Non cash compensation for common stock warrants consisted of a $9.0 million non-recurring charge arising from the issuance of common stock warrants in the Naegele Acquisition. This non cash charge represents the fair market value of the common stock warrants on the date of the grant.

    Total interest expense increased to $19.6 million in 1996 compared to $12.2 million in the 1995 period. The increase resulted from increased debt outstanding under the Existing Credit Facility which was incurred to finance the Naegele Acquisition and from the issuance of the October Notes and December Notes.

    Other expenses increased to $1.4 million in 1996, consisting of a $1.7 million one-time charge for expenses arising out of the Naegele Acquisition offset by miscellaneous other income relating to condemnation proceeds of $.3 million.

COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

    Net revenues increased 14.7% to $34.1 million during 1995 from $29.8 million in 1994, reflecting higher advertising rates and occupancy levels and increased sales to local and regional advertisers. Net revenues from tobacco advertising increased between 1994 and 1995 from $3.8 million to $4.5 million. As a percentage of net revenues, tobacco advertising sales increased slightly to 13.3% in 1995 from 13.1% in 1994.

    Direct cost of revenues increased to $12.9 million in 1995 from $11.8 million in 1994 as a result of higher sales during the 1995 period. As a percentage of net revenues, however, direct cost of revenues decreased to 37.7% in 1995 as a result of economies of scale associated with increased revenues.

    General and administrative expenses in 1995 increased to $4.6 million from $3.9 million in 1994 due to the incremental payroll costs associated with additional employees. As a percentage of net revenues, general and administrative expenses increased to 13.6% from 13.0% in the prior year. This increase was primarily due to the expenses related to acquisitions.

    Depreciation and amortization expenses increased slightly to $7.4 million in 1995 from $7.3 million in 1994 due to large increases in the fixed assets offset by reduced depreciation of the older fixed assets.

    Total interest expense increased to $12.9 million in 1995 from $11.8 million in 1994 due to interest expense associated with additional borrowings and the accretion of interest due to a larger amount of principal outstanding, partially offset by the elimination of the accretion of dividends on redeemable preferred stock.

    The foregoing factors contributed to the Company's $3.7 million net loss in 1995 compared to a net loss of $5.2 million in 1994. Because the Company incurred net losses in 1995, 1994 and 1993, it had no provision for income taxes in those years.

COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993

    Net revenues increased 15.2% to $29.8 million during 1994 from $25.8 million in 1993, reflecting higher advertising rates and occupancy levels and increased sales to local advertisers. Increases in revenue from the advertising structures acquired in certain acquisitions, offset by declines in revenues from the January 1994 sale of the Company's 97 bulletin display faces in Jacksonville, accounted for approximately $700,000 of the increased revenues in 1994. Net revenues from tobacco advertising remained constant between 1994 and 1993 at approximately $3.8 million. However, as a percentage of net revenues, tobacco advertising sales decreased to 13.1% in 1994 from 14.8% in the prior year. The Company offset the decline in tobacco revenues with increased sales to local advertisers, particularly gaming companies, and to regional and other national advertisers. There can be no assurance that the Company will be able to replace lost tobacco revenues in the future.

    Direct cost of revenues increased to $11.8 million in 1994 from $10.9 million in 1993 as a result of higher sales during the 1994 period. As a percentage of net revenues, however, direct cost of revenues decreased to 39.7% in 1994 as a result of economies of scale associated with increased revenues.

    General and administrative expenses in 1994 increased to $3.9 million from $3.4 million in 1993 due to the incremental payroll costs associated with additional employees. As a percentage of net revenues, however, general and administrative expenses remained flat at 13.0%.

    As a result of the above factors, EBITDA increased by 21.6% to $14.1 million in 1994 from $11.6 million in 1993.

    Depreciation and amortization expenses decreased to $7.3 million (24.5% of net revenues) in 1994 from $8.0 million (31.0% of the net revenues) in 1993 due to scheduled depreciation of the fixed assets.

    Total interest expense increased to $11.8 million in 1994 from $9.3 million in 1993 as a result of incremental interest associated with the offering of the Existing Company Notes and the additional borrowings in 1994, which were partially offset by the elimination of the accretion of dividends on the redeemable preferred stock (such stock was redeemed in June 1994).

    The foregoing factors contributed to the Company's $5.2 million net loss in 1994 compared to a net loss of $9.3 million in 1993 (which included a $3.3 million extraordinary charge recorded in the fourth quarter of 1993). Because the Company incurred net losses in 1994 and 1993, it had no provision for income taxes in those years.

QUARTERLY COMPARISONS
The following table sets forth certain quarterly financial information of the Company for each quarter of 1994, 1995 and 1996. The information has been derived from the quarterly financial statements of the Company which are unaudited but which, in the opinion of management, have been prepared on the same basis as the financial statements included herein and include all adjustments (consisting only of normal recurring items) necessary for a fair presentation of the financial result for such periods. This information should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and the other financial information appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                   THREE MONTHS ENDED
                         ------------------------------------------------------------------------------------------------------
                          MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,     MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,
                            1994         1994         1994         1994         1995         1995         1995         1995
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net revenues...........   $   6,102    $   7,803    $   7,973    $   7,888    $   7,236    $   9,175    $   8,940    $   8,797
Operating income.......         924        2,333        2,002        1,518        1,319        3,055        2,458        2,405
Net income (loss)......      (2,053)        (498)      (1,099)      (1,516)      (1,778)        (215)        (811)        (899)

PERCENTAGE OF NET
 REVENUES:
Operating income.......        15.1%        29.9%        25.1%        19.2%        18.2%        33.3%        27.5%        27.3%
Net income (loss)......       (33.6)        (6.4)       (13.8)       (19.2)       (24.6)        (2.3)        (9.1)       (10.2)

OTHER DATA:
EBITDA (1).............   $   2,709    $   3,998    $   3,885    $   3,495    $   3,056    $   4,856    $   4,308    $   4,419
EBITDA Margin (2)......        44.4%        51.2 %       48.7 %       44.3 %       42.2 %       52.9 %       48.2 %       50.2%


                          MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,
                            1996         1996         1996         1996
                         -----------  -----------  -----------  -----------

STATEMENT OF OPERATIONS
 DATA:
Net revenues...........   $   8,427    $  17,812    $  18,643    $  31,256
Operating income.......       1,597       (1,638)       5,874        5,903
Net income (loss)......      (2,008)      (8,148)         591      (26,238)
PERCENTAGE OF NET
 REVENUES:
Operating income.......        19.0%        (9.2)%       31.5%        18.9%
Net income (loss)......       (23.8)        45.7          3.2        (83.9)
OTHER DATA:
EBITDA (1).............   $   3,629    $  10,004    $  10,406       14,983
EBITDA Margin (2)......        43.1 %       56.2 %       55.8 %       47.9 %

------------------------------


(1) "EBITDA" is operating income before depreciation and amortization and other non cash charges. Management believes that EBITDA, as presented, represents a useful measure of assessing the performance of the Company's ongoing operating activities as it reflects the earnings trends of the Company and is a measure of net cash generated by the normal operating activity of the business. EBITDA is not intended to represent net cash provided by operating activities as defined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of liquidity. The Company believes EBITDA is a measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the media industry.



(2) "EBITDA Margin" is EBITDA stated as a percentage of net revenues. Management believes EBITDA margin, as presented, represents a useful measure of the percent of net revenues reflected in EBITDA, thereby addressing the cash used in operations.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically satisfied its working capital requirements with cash from operations and revolving credit borrowings. Its acquisitions have been financed primarily with borrowed funds and, to a lesser extent, with stock.

    In April 1996, UOI, its current lender, LaSalle National Bank ("LaSalle"), and an additional bank, Bankers Trust Company ("Bankers Trust"; together with LaSalle, the "Lenders"), agreed to (i) refinance the Company's existing credit facility with a revolving credit facility (the "Existing Revolving Credit Facility") and (ii) provide an additional extension of credit for purposes of acquisition financing (the "Existing Acquisition Credit Facility," and together with the Existing Revolving Credit Facility, the "Existing Credit Facilities") and, specifically, the financing, in part, of the Naegele Acquisition. The Lenders extended an acquisition term loan in the amount of $75 million and an acquisition revolving credit line in the amount of $12.5 million for a total commitment of $87.5 million, of which $84.5 million was drawn at the closing of the Naegele Acquisition. In addition, the Lenders extended a working capital revolving credit line in the amount of $12.5 million, of which no amount has been drawn. In addition to the amounts drawn under the Existing Acquisition Credit Facility, the Company sold a minority portion of its capital stock for $30 million in cash proceeds which was used to finance the remaining amount of the Naegele Acquisition and to refinance existing indebtedness. In October 1996, UOI and the Lenders amended and restated the Existing Credit Facilities which became the "New Credit Facility". The New Credit Facility provided for a total loan commitment of $300 million, $75 million of which consisted of a term loan drawn by the Company to finance, in part, the Acquisitions. In October 1996, the maximum commitment under the New Credit Facility was reduced to $225 million. The New Credit Facility has been drawn upon from time to time in order to finance acquisitions and as of April 1997, $123 was outstanding. In May 1997, under the Amended Credit Facility the Company increased the total commitment back to $300 million by adding a $75 million term loan which was drawn by the Company in order to pay down outstanding amounts owed by the Company under the New Credit Facility. See "Description of Indebtedness and Other Commitments".

    The Company completed its initial public offering of 4,630,000 shares of its Common Stock (including 930,000 shares sold pursuant to exercise of underwriters' over-allotment options) on July 26, 1996, resulting in net proceeds to the Company of $60.4 million. The Company used a portion of the net proceeds to redeem $9.5 million of the Existing Company Notes and repaid a portion of the amounts outstanding under the Existing Acquisition Credit Facility.

    In October 1996, the Company completed the October Offerings with net proceeds of $425.7 million. The net proceeds of the October Offerings were used to complete the Transactions including, but not limited to the Debt Tender Offers. In December 1996, UOI completed the December Offering with net proceeds of $98.0 million. The net proceeds of the December Offering were used to pay outstanding amounts under the New Credit Facility.

    Net cash provided by operating activities increased to $14.0 million in 1996 from $7.0 million in the 1995 period. Net cash provided by operating activities increased to $7.0 million in 1995 from $4.9 million in 1994. Net cash provided by operating activities reflects the Company's net loss adjusted for non-cash items and the use or source of cash for the net change in working capital.

    The Company's net cash used in investing activities of $498.0 million in 1996 includes cash used for acquisitions of $490.8 million and other capital expenditures of $7.2 million. The Company's net cash used in investing activities of $9.1 million for the year ended December 31, 1995 includes cash used for acquisitions of $1.9 million and other capital expenditures of $5.6 million. Capital expenditures have been made primarily to develop new structures in each of its markets. The Company intends to continue to develop new structures in its markets and to consider other potential acquisitions. Management established the Existing Credit Facilities, the New Credit Facility and the Amended Credit Facility for the purpose of financing acquisitions and capital expenditures relating to the development and improvement of advertising structures and for working capital purposes. The Company believes that its cash from operations, together with available borrowings under the New Credit Facility, will be sufficient to satisfy its cash requirements, including anticipated capital expenditures, for the foreseeable future. However, in the event cash from operations, together with available funds under the Amended Credit Facility are insufficient to satisfy its cash requirements, the Company may incur additional indebtedness to finance its operations including, without limitation, additional acquisitions.

    For the year ended December 31, 1996, $495.6 million was provided by financing activities primarily due to the issuance of senior subordinated debt, increased borrowings under the Existing Credit Facilities and New Credit Facility and the sale of capital stock. In 1995, net cash of $2.0 million was provided by financing activities, primarily due to borrowings under the prior credit facility. For the years ended December 31, 1995 and 1994, $2.0 million and $3.3 million, respectively, was provided by financing activities, primarily as a result of additional borrowings under the prior credit facility.

    Net cash provided by operating activities increased to $11.8 million for the three months ended March 31, 1997 from $2.9 million for the corresponding 1996 period. Net cash provided by operating activities reflects the Company's net loss adjusted for non-cash items and the use or source of cash for the net change in working capital.

    The Company's net cash used in investing activities of $131.7 million for the three months ended March 31, 1997 includes cash used for acquisitions of $128.1 million and other capital expenditures of $3.6 million. Capital expenditures have been made primarily to develop new structures in each of its markets. The Company intends to continue to develop new structures in its markets and to consider potential acquisitions in the Midwestern, Southeastern and Eastern regions and contiguous markets. Management believes that its internally generated funds, together with available borrowings under its credit facility, will be sufficient to satisfy its cash requirements, including anticipated capital expenditures, for the foreseeable future. However, in the event cash from operations, together with available funds under the Company's credit facility are insufficient to satisfy its cash requirements, the Company may obtain funds from additional sources of indebtedness and/or equity offerings to finance its operations, including without limitation, additional acquisitions.

    For the three months ended March 31, 1997, $100.9 million was provided by financing activities due to increased borrowings under the Company's credit facility. For the three months ended March 31, 1996, $12.8 million was used in financing activities primarily due to acquisitions.

    The Company expects to fund its capital expenditures primarily with cash from operations and expects its capital expenditures to be primarily for development of additional structures. The Company intends to utilize its cash from operations to continue to develop new advertising structures in each of its markets, and, as appropriate opportunities arise, to acquire additional outdoor advertising operations in its existing markets, in geographically proximate markets and in contiguous markets. The Company is also exploring the development of other forms of out-of-home media, such as bus shelter advertising and transit advertising that management believes would complement the Company's existing outdoor operations. The restrictions imposed by the Amended Credit Facility, and the indentures governing the Notes may limit the Company's use of cash from operations for these purposes.

    The Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness (including the Notes) depends on its future performance and financial results, which to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, management of the Company believes that available cash flow, together with available borrowings under the Amended Credit Facility and other sources of liquidity, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures and scheduled payments of principal of, and interest on the Notes. However, there can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to make necessary capital expenditures, or that any refinancing would be available on commercially reasonable terms or at all.

IMPACT OF RETIREMENT OF DEBT ON NET INCOME

    The Company used a portion of the proceeds from the Offering and the October Offerings to complete the Debt Tender Offers. In connection with the early retirement of the Existing Notes, the Company incurred an extraordinary loss approximating $26.6 million representing the difference between the redemption amount and the accreted value of the Existing Notes.

INFLATION

    Inflation has not had a significant impact on the Company over the past three years. The floating rate on the Amended Credit Facility could increase in an inflationary environment, but management believes that because a significant portion of the Company's costs are fixed, inflation will not have a material adverse effect on its operations. However, there can be no assurance that a high rate of inflation in the future will not have an adverse effect on the Company's operations.

NEW ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which established a new accounting principle for stock-based compensation. In accordance with the provisions of SFAS No. 123, the Company applies fair value accounting for its stock-based compensation.

    The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards (SFAS) No. 128, EARNINGS PER SHARE, which established a new accounting principle for the calculation of earnings per share. This SFAS is effective for accounting periods ending after December 15, 1997. The Company has reviewed the effects of the provision and additional shares of Common Stock would be considered antidilutive under the provision.

                                    BUSINESS

GENERAL

    The Company is a leading outdoor advertising company operating approximately 31,049 advertising display faces in three large regional operating areas: the Midwest (Chicago (IL), Minneapolis/St. Paul (MN), Indianapolis (IN), Milwaukee
(WI),  Des Moines (IA), Evansville (IN) and Dallas (TX)), the Southeast (Orlando
(FL), Jacksonville (FL), Palm Beach (FL), Ocala and the Atlantic Coast and Gulf Coast areas of Florida, Memphis (TN), Tunica (MS), Chattanooga (TN) and Myrtle Beach (SC)) and the East Coast (New York (NY), Washington D.C., Philadelphia
(PA),  Northern New  Jersey, Wilmington (DE),  Salisbury (MD)  and Hudson Valley
(NY)).

    Since beginning operations with a single outdoor advertising structure in Chicago in 1973, the Company has achieved its leading position in the outdoor advertising industry through its aggressive acquisition and development efforts.

INDUSTRY OVERVIEW

    The outdoor advertising industry has experienced increased advertiser interest and revenue growth in recent years. Outdoor advertising generated total revenues of approximately $2.0 billion in 1996, or approximately 1.5% of the total advertising expenditures in the United States, and the out-of-home advertising industry generated revenues in excess of $3.8 billion in 1996, according to estimates by the Outdoor Advertising Association of America (the "OAAA"), the trade association for the outdoor advertising industry. Outdoor advertising's 1996 revenue represents growth of approximately 7.3% over estimated total revenues for 1995, which is slightly lower than the growth of total U.S. advertising expenditures during the same period of approximately 8.2%, which takes into account an 11.8% increase in television advertising expenditures attributable in part to the 1996 Olympic games.

    Advertisers purchase outdoor advertising for a number of reasons. Outdoor advertising offers repetitive impact and a relatively low cost per-thousand-impressions, a commonly used media measurement, as compared to television, radio, newspapers, magazines and direct mail marketing. Accordingly, because of its cost-effective nature, outdoor advertising is a good vehicle to build mass market support. In addition, outdoor advertising can be used to target a defined audience in a specific location and, therefore, can be relied upon by local businesses concentrating on a particular geographic area where customers have specific demographic characteristics. For instance, restaurants, motels, service stations and similar roadside businesses may use outdoor advertising to reach potential customers close to the point of sale and provide directional information. Other local businesses such as television and radio stations and consumer products companies may wish to appeal more broadly to customers and consumers in the local market. National brand name advertisers may use the medium to attract customers generally and build brand awareness. In all cases, outdoor advertising can be combined with other media such as radio and television to reinforce messages being provided to consumers.

    The outdoor advertising industry has experienced significant change in recent periods due to a number of factors. First, the entire "out-of-home" advertising category has expanded to include, in addition to traditional billboards and roadside displays, displays in shopping centers and malls, airports, stadiums, movie theaters and supermarkets, as well as on taxis, trains, buses, blimps and subways. Second, while the outdoor advertising industry has experienced a decline in the use of outdoor advertising by tobacco companies, it has increased its visibility with and attractiveness to local advertisers as well as national retail and consumer product-oriented companies. Third, the industry has benefitted significantly from improvements in production technology, including the use of computer printing, vinyl advertising copy and improved lighting techniques, which have facilitated a more dynamic, colorful and creative use of the medium. These technological advances have permitted the outdoor advertising industry to respond more promptly and cost effectively to the changing needs of its advertising customers and make greater use of advertising copy used in other media. Lastly, the outdoor advertising industry has benefitted from the growth in automobile travel time for business and leisure due to increased highway congestion and continued demographic shifts of residences and businesses from the cities to outlying suburbs.

    The outdoor advertising industry is comprised of several large outdoor advertising and media companies with operations in multiple markets, as well as many smaller and local companies operating a limited number of structures in a single or few local markets. While the industry has experienced some consolidation within the past few years, the OAAA estimates that there are still approximately 600 companies in the outdoor advertising industry operating approximately 396,000 billboard displays. The Company expects the trend of consolidation in the outdoor advertising industry to continue.

OPERATING STRATEGY

    The Company's strategy is to be the leading provider of outdoor advertising services in each of its three regional operating areas and to expand its presence in attractive new markets. The Company believes that regional clusters provide it with significant opportunities to increase revenue and achieve cost savings by delivering to local and national advertisers efficient access to multiple markets or highly targeted areas.

    The following are the primary components of the Company's strategy:

    -MAXIMIZE RATES AND OCCUPANCY.  Through continued emphasis on customer sales and service, quality displays and inventory management, the Company seeks to maximize advertising rates and occupancy levels in each of its markets. The Company has recruited and trained a strong local sales staff supported by local managers operating under specific, sales-based compensation targets designed to obtain the maximum potential from its display inventory.

    -INCREASE MARKET PENETRATION. The Company seeks to expand operations within its existing markets through new construction, with an emphasis on painted bulletins, which generally command higher rates and longer term contracts from advertisers. In addition, the Company historically has acquired, and intends to continue to acquire, additional advertising display faces in its existing markets as opportunities become available.

    -PURSUE STRATEGIC ACQUISITIONS. In addition to improved penetration of its existing markets, the Company also seeks to grow by acquiring additional display faces in closely proximate new markets. Such new markets allow the Company to capitalize on the operating efficiencies and cross-market sales opportunities associated with operating in multiple markets within distinct regions. The Company intends to develop new regional operating areas in regions where attractive growth and consolidation opportunities exist.

    -CAPITALIZE ON TECHNOLOGICAL ADVANCES. The Company seeks to capitalize on technological advances that enhance its productivity and increase its ability to effectively respond to its customer's needs. The Company's continued investment in equipment and technology provide for greater ongoing benefits in the areas of sales, production and operation.

    -MAINTAIN  LOW COST STRUCTURE.   Through continued  adherence to strict cost
     controls, centralization of administrative functions and maintenance of low corporate overhead, the Company seeks to maximize its EBITDA Margin, which it believes to be among the highest in the industry. The Company believes its centralized administration provides opportunities for significant operating leverage from further expansion in existing markets and from future acquisitions.

    -DEVELOP OTHER OUT-OF-HOME MEDIA. The Company seeks to develop other forms of out-of-home media such as bus shelter or transit advertising in order to enhance revenues in existing markets or provide access to new markets.

    Through implementation of this business strategy, the Company has increased its outdoor advertising presence from 500 display faces in a single market in 1988 to approximately 32,929 in its markets at April 30, 1997.

ACQUISITIONS

    As of December 31, 1996 consistent with its operating strategy, the Company has recently acquired the assets or capital stock of five outdoor advertising companies and entered into agreements to purchase the assets or capital stock of two additional outdoor advertising companies. The Company believes that these acquisitions will significantly strengthen its market presence in the midwest and southeast regions of the United States, give the Company a substantial presence in the east coast region and allow the Company to capitalize on the operating efficiencies and cross-market sales opportunities associated with operating in closely proximate markets.

    THE  POA ACQUISITION.   In August 1996,  the Company agreed  to purchase OAH
pursuant to a merger of a subsidiary of the Company with and into OAH. As a result of the POA Acquisition, the Company acquired a total of approximately 6,337 advertising display faces consisting of bulletins and posters in five markets located in the southeast United States, including Orlando, Ocala and Palm Beach, as well as the East Coast and Gulf Coast areas of Florida, and Myrtle Beach and Chattanooga.

    THE REVERE ACQUISITION. The Company recently acquired a total of approximately 8,853 advertising display faces located in the east coast of the United States, including Philadelphia, Washington, D.C., Salisbury and Wilmington, as well as 1,917 transit display faces located in Baltimore and 1,582 kiosk displays located in malls throughout the United States.

    THE MEMPHIS/TUNICA ACQUISITION. In early January 1997, the Company acquired a total of approximately 2,018 advertising display faces consisting of bulletins and posters in and around Memphis, Tennessee and Tunica County, Mississippi.

    THE MATTHEW ACQUISITION. In mid-January 1997, the Company purchased certain of the assets of Matthew Outdoor Advertising Acquisition Co., L.P. As a result of the Matthew Acquisition, the Company acquired 1,035 advertising display faces consisting of posters and bulletins in three east coast markets.

    THE ADDITIONAL ACQUISITIONS. In September 1996, the Company purchased certain assets of Iowa Outdoor Displays and The Chase Company. As a result of the Additional Acquisitions, the Company acquired approximately 160 advertising display faces consisting primarily of posters in and around Des Moines and approximately 245 advertising display faces consisting primarily of bulletins in and around Dallas.

    THE NAEGELE ACQUISITION. In April 1996, the Company acquired operations in the Minneapolis/ St. Paul and Jacksonville markets. In a stock purchase transaction with NOA Holding Company (the "Naegele Acquisition"), the Company acquired approximately 2,550 poster faces (of which approximately 1,455 are located in the Minneapolis/St. Paul market and approximately 1,095 are located in the Jacksonville market) and approximately 840 painted bulletin faces (of which approximately 440 are located in the Minneapolis/St. Paul market and approximately 400 are located in the Jacksonville market).

    THE OTHER ACQUISITIONS. In April 1996, the Company acquired 4 painted bulletin faces in the Chicago market from Paramount Outdoor, Inc. in an asset purchase transaction. In March 1996, through an asset purchase transaction with Image Media, Inc., the Company acquired 18 painted bulletin and painted wall faces in the Chicago market. In a transaction with Ad-Sign, Inc. in January 1996, the Company acquired approximately 160 painted bulletin faces in the Chicago market. In April 1995, the Company acquired approximately 6 painted bulletin faces in the Chicago market pursuant to a stock purchase transaction with O&B Outdoor, Inc. The Company has integrated the newly acquired faces from these acquisitions into its existing Chicago operations.

    In March 1995, the Company completed two acquisitions in the Dallas market. In a stock purchase transaction with Harrington Associates, Inc., the Company acquired approximately 740 junior (8-sheet) poster faces located in the Dallas market. In a stock purchase transaction with Best Outdoor, the Company acquired approximately 387 junior (8-sheet) poster faces in the Dallas market.

MARKETS

    Each of the Company's markets generally possess demographic characteristics that are attractive to national advertisers, allowing the Company to package its displays in several of its markets in a single contract for advertisers in national and regional campaigns. Each market also has unique local industries, businesses, sports franchises and special events that are frequent users of outdoor advertising. The following sets forth certain information for each of the Company's markets as of April 30, 1997 after giving effect to the
Acquisitions:

                                    1996             % OF 1996                                       TOTAL
                                 PRO FORMA           PRO FORMA                 30-SHEET   8-SHEET   DISPLAY
MARKET                          NET REVENUES        NET REVENUES   BULLETINS   POSTERS    POSTERS    FACES
-------------------------  ----------------------   ------------   ---------   --------   -------   -------
                           (DOLLARS IN THOUSANDS)
MIDWEST:
  Chicago................         $ 17,990              10.2%          655       --        3,609      4,264
  Minneapolis/St. Paul...           17,320               9.8           455       1,339      --        1,794
  Indianapolis...........           10,533               6.0           257       1,106       101      1,994
  Milwaukee..............            4,818               2.7           261       --          338        599
  Des Moines.............            3,539               2.0            86         578         9        673
  Evansville.............            3,435               1.9           278         699      --          977
  Dallas.................            1,261               0.8           254       --        1,210      1,464
SOUTHEAST:
  Orlando................           25,145              14.2           808       1,082      --        1,890
  Jacksonville...........            8,528               4.9           448         788      --        1,236
  Ocala..................            5,240               3.0           859         204      --        1,063
  Memphis/Tunica.........           14,705               8.3           653       1,185        99      2,457
  Chattanooga............            5,470               3.1           333         648      --          981
  Myrtle Beach...........            9,495               5.4           711         472      --        1,183
  Atlantic Coast area
   (FL)..................            5,132               2.9           664                  --          664
  Gulf Coast area (FL)...            1,712               1.0           457       --         --          457
EAST COAST:
  Philadelphia...........           13,939               7.9           357       2,085      --        2,634
  Washington, D.C........            6,289               3.6            86         586      --          672
  Salisbury..............            3,435               1.9           394         479      --          873
  Wilmington.............            4,576               2.6           159         917        45      1,121
  Baltimore..............            2,295               1.3           209       1,234      --        3,360
  Mall Media.............            2,636               1.5         --          --         --        1,582
  Northern NJ............            4,256               2.4           162           5         6        173
  Metro New York.........            3,375               1.9            42         364      --          406
  Hudson Valley..........            1,312               0.7           125         260        27        412
                                ----------             -----       ---------   --------   -------   -------
    Total................         $176,611             100.0%        8,713      14,031     5,444     32,929(1)
                                ----------             -----       ---------   --------   -------   -------
                                ----------             -----       ---------   --------   -------   -------

------------------------
(1) Includes 530 transit display faces located in Indianapolis, 192 bus shelters in Philadelphia, 1,917 transit display faces in Baltimore, 520 transit display faces in Memphis and 1,539 kiosk displays in malls throughout the United States.

INVENTORY

    The Company operates three standard types of outdoor advertising display faces and also has transit advertising as follows:

    -BULLETINS generally are 14 feet high and 48 feet wide (672 square feet) and consist of panels on which advertising copy is displayed. The advertising copy is either hand painted onto the panels at the facilities of the outdoor advertising company in accordance with design specifications supplied by the advertiser and attached to the outdoor advertising structure, or is printed with the computer-generated graphics on a single sheet of vinyl that is wrapped around the structure. On occasion, to attract more attention, some of the panels may extend beyond the linear edges of the display face and may include three-dimensional embellishments. Because of their greater impact and higher cost, bulletins are usually located on major highways.

    -30-SHEET POSTERS generally are 12 feet high by 25 feet wide (300 square feet) and are the most common type of billboard. Advertising copy for 30-sheet posters consists of lithographed or silk-screened paper sheets supplied by the advertiser that are pasted and applied like wallpaper to the face of the display, or single sheets of vinyl with computer-generated advertising copy that are wrapped around the structure. Thirty-sheet posters are concentrated on major traffic arteries.

    -JUNIOR (8-SHEET) POSTERS usually are 6 feet high by 12 feet wide (72 square feet). Displays are prepared and mounted in the same manner as 30-sheet posters, except that vinyl sheets are not typically used on junior posters. Most junior posters, because of their smaller size, are concentrated on city streets and target pedestrian traffic.

    -TRANSIT ADVERTISING consists generally of posters and frames displayed on the sides of public buses operating on city streets.

    -MALL ADVERTISING consists generally of kiosks located in shopping malls.

    Billboards generally are mounted on structures owned by the outdoor advertising company and located on sites that are either owned or leased by it or on which it has acquired a permanent easement. Billboard structures are durable, have long useful lives and do not require substantial maintenance. When disassembled, they typically can be moved and relocated at new sites. The Company's outdoor advertising structures are made of steel and other durable materials built to withstand variable climates, including the rigors of the midwestern climate. The Company expects its structures to last 15 years or more without significant refurbishment.

LOCAL MARKET OPERATIONS

    In each of its principal markets, the Company maintains a complete outdoor advertising operation including a sales office, a production, construction and maintenance facility, a creative department equipped with advanced technology, a real estate unit and support staff. The Company conducts its outdoor advertising operations through these local offices, consistent with senior management's belief that an organization with decentralized sales and operations is more responsive to local market demand and provides greater incentives to employees. At the same time, the Company maintains centralized accounting and financial controls to allow it to closely monitor the operating and financial performance of each market. Local general managers, who report directly to the Company's President or a regional manager, are responsible for the day-to-day operations of their respective markets and are compensated according to the financial performance of such markets. In general, these local managers oversee market development, production and local sales. The Company intends to incorporate the operations acquired in the Acquisitions into this operational structure with local offices handling the day-to-day operations and centralized accounting and financial controls.

    Although site leases (for land underlying an advertising structure) are administered from the Company's headquarters in Chicago, each local office is responsible for locating and ultimately procuring leases for appropriate sites in its market. Site lease contracts vary in term but typically run from 10 to 20 years with various termination and renewal provisions. Each office maintains a leasing department, with an extensive database containing information on local property ownership, lease contract terms, zoning ordinances and permit requirements. The Company has been very successful in developing new advertising display face inventory in each of its markets based on utilizing these databases and developing an experienced staff of lease teams. Each such team's sole responsibility is the procurement of sites for new locations in each of the Company's markets.

SALES AND SERVICE

    The Company's sales strategy is to maximize revenues from local advertisers. Accordingly, it maintains a team of sales representatives headed by a sales manager in each of its markets. The Company devotes considerable time and resources to recruiting, training and coordinating the activities of its sales force. A sales representative's compensation is heavily weighted to individual performance, and the local sales manager's compensation is tied to the performance of his or her sales team. One sales representative, based in Chicago, manages sales to national advertisers. In total, as of December 31, 1996, 192 of the Company's employees are significantly involved in sales and marketing activities.

    In addition to the sales staff, the Company has established fully staffed and equipped creative departments in each of its markets. Utilizing technologically advanced computer hardware and software, the staff is able to create original design copy for both local and national accounts which has allowed the various creative departments to exchange work via modem or over the Internet with each other or directly with clients or their agencies. This ability has resulted in many fully staffed advertising agencies turning to the Company for the creation of their outdoor campaigns. The Company believes that its creative department's implementation of continuing technological advances provides a significant competitive advantage in its sales and service area.

CUSTOMERS

    Advertisers usually contract for outdoor displays through advertising agencies, which are responsible for the artistic design and written content of the advertising as well as the choice of media and the planning and implementation of the overall campaign. The Company pays commissions to the agencies for advertising contracts that are procured by or through those agencies. Advertising rates are based on a particular display's exposure (or number of "impressions" delivered) in relation to the demographics of the
particular   market  and  its  location  within   that  market.  The  number  of
"impressions" delivered by a display is measured by the number of vehicles passing the site during a defined period and is weighted to give effect to such factors as its proximity to other displays, the speed and viewing angle of approaching traffic, the national average of adults riding in vehicles and whether the display is illuminated. The number of impressions delivered by a display is verified by independent auditing companies.

    The size and geographic diversity of the Company's markets allow it to attract national advertisers, often by packaging displays in several of its markets in a single contract to allow a national advertiser to simplify its purchasing process and present its message in several markets. National advertisers generally seek wide exposure in major markets and therefore tend to make larger purchases. The Company competes for national advertisers primarily on the basis of price, location of displays, availability and service.

    The Company also focuses efforts on local sales, and approximately 76% of the Company's gross revenues in 1996, after giving effect to the Acquisitions, were generated from local advertisers. Local advertisers tend to have smaller advertising budgets and require greater assistance from the Company's production and creative personnel to design and produce advertising copy. In local sales, the Company often expends more sales efforts on educating customers regarding the benefits of outdoor media and helping potential customers develop an advertising strategy using outdoor advertising. While price and availability are important competitive factors, service and customer relationships are also critical components of local sales.

    Tobacco revenues have historically accounted for a significant portion of outdoor advertising revenues. Beginning in 1993, the leading tobacco companies substantially reduced their expenditures for outdoor advertising due to a declining population of smokers, societal pressures, consolidation in the tobacco industry and price competition from generic brands. Since tobacco advertisers often utilized some of the industry's prime inventory, the decline in tobacco-related advertising expenditures made this space available for other advertisers, including those that had not traditionally utilized outdoor advertising. As a result of this decline in tobacco-related advertising revenues and the increased use of outdoor advertising by other advertisers, the range of the Company's advertisers has become quite diverse. The following table illustrates the diversity of the Company's advertising base, after giving effect to the Acquisitions:

                    1996 PRO FORMA NET REVENUES BY CATEGORY

                                                                                 PERCENTAGE OF
                                                                                 NET REVENUES
                                                                                ---------------
Retail/Consumer Products......................................................         15.4%
Travel/Entertainment..........................................................         15.3
Automotive & Related..........................................................         11.0
Tobacco.......................................................................         10.8
Restaurant....................................................................          8.6
Professional Services.........................................................          5.8
Home Developer/Real Estate....................................................          5.6
Alcohol.......................................................................          4.4
Hotels/Motels.................................................................          3.5
Other.........................................................................         19.6
                                                                                      -----
    Total.....................................................................         100.0%
                                                                                       -----
                                                                                       -----

    The tobacco industry has recently engaged in negotiations to settle litigation against such industry. The tobacco companies have reached a proposed settlement that, upon the approval of Congress, will become final and binding. Such proposed settlement would require a total ban of advertising on outdoor billboards and signs. Any such ban may have a material adverse effect on the Company's revenues at least in the immediate period following the imposition of such ban while alternate sources of advertising are secured. The competition in the outdoor advertising business for any such alternate sources of advertising following the imposition of a total ban on tobacco advertising on outdoor billboards and signs is expected to be intense. There can be no assurance that the Company will immediately replace such advertising revenue currently attributed to the tobacco industry in the event of a total ban of tobacco advertising on outdoor billboards and signs. Furthermore, state and local governments have recently proposed and some have enacted regulations restricting or banning outdoor advertising of tobacco in certain jurisdictions. Continued passage of restrictions or bans on outdoor advertising in the Company's markets may adversely affect the Company's revenues at least in the immediate period following such regulations.

PRODUCTION

    The Company has internal production facilities and staff to perform the full range of activities required to develop, create and install outdoor advertising in all of its markets. Production work includes creating the advertising copy design and layout, painting the design or coordinating its printing and installing the designs on its displays. In addition, the Company's substantial new development activity has allowed it to vertically integrate its own sign fabrication ability so that new signs are fabricated and erected in-house. The Company usually provides its full range of production services to local advertisers and to advertisers that are not represented by advertising agencies, since national advertisers and advertisers represented by advertising agencies often use preprinted designs that require only installation. However, the Company's creative and production personnel frequently are involved in production activities even when advertisers are represented by agencies due to the development of new designs or adaptation of copy from other media for use on billboards. The Company's artists also assist in the development of marketing presentations, demonstrations and strategies to attract new advertisers.

    With the increased use of vinyl and pre-printed advertising copy furnished to the outdoor advertising company by the advertiser or its agency, outdoor advertising companies are becoming less responsible for labor-intensive production work since vinyl and pre-printed copy can be installed quickly. The vinyl sheets are reusable, thereby reducing the Company's production costs, and are easily transportable. Due to the geographic proximity of the Company's principal markets and the transportability of vinyl sheets, the Company can shift materials among markets to promote efficiency. The Company believes that this trend over time will reduce operating expenses associated with production activities.

COMPETITION

    The Company competes in each of its markets with other outdoor advertisers as well as other media, including broadcast and cable television, radio, print media and direct mail marketers. In addition, the Company also competes with a wide variety of "out-of-home" media, including advertising in shopping centers and malls, airports, stadiums, movie theaters and supermarkets, as well as on taxis, trains, buses and subways. Advertisers compare relative costs of available media and cost-per-thousand impressions, particularly when delivering a message to customers with distinct demographic characteristics. In competing with other media, outdoor advertising relies on its low cost-per-thousand-impressions and its ability to repetitively reach a broad segment of the population in a specific market or to target a particular geographic area or population with a particular set of demographic characteristics within that market.

    The outdoor advertising industry is highly fragmented, consisting of several large outdoor advertising and media companies with operations in multiple markets as well as smaller and local companies operating a limited number of structures in single or a few local markets. Although some consolidation has occurred over the past few years, according to the OAAA there are approximately 600 companies in the outdoor advertising industry operating approximately 396,000 billboard displays. In several of its markets, the Company encounters direct competition from other major outdoor media companies, including Outdoor Systems, Inc. (formerly Gannett Co. Inc.), Eller Media, Inc. (formerly Patrick Media Group) and 3M National Advertising Co. (a division of Minnesota Mining and Manufacturing Company), each of which has a larger national network and greater total resources than the Company. The Company believes that its emphasis on local advertisers and its position as a major provider of advertising services in each of its markets enable it to compete effectively with the other outdoor media operators, as well as other media. The Company also competes with other outdoor advertising companies for sites on which to build new structures. See "Risk Factors -- Competition."

GOVERNMENT REGULATION

    The outdoor advertising industry is subject to governmental regulation at the federal, state and local level. Federal law, principally the Highway Beautification Act of 1965, encourages states, by the threat of withholding federal appropriations for the construction and improvement of highways within such states, to implement legislation to restrict billboards located within 660 feet of, or visible from, interstate and primary highways except in commercial or industrial areas. All of the states have implemented regulations at least as restrictive as the Highway Beautification Act, including the prohibition on the construction of new billboards adjacent to federally-aided highways and the removal at the owner's expense and without any compensation of any illegal signs on such highways. The Highway Beautification Act, and the various state statutes implementing it, require the payment of just compensation whenever governmental authorities require legally erected and maintained billboards to be removed from federally-aided highways.

    The states and local jurisdictions have, in some cases, passed additional and more restrictive regulations on the construction, repair, upgrading, height, size and location of, and, in some instances, content of advertising copy being displayed on outdoor advertising structures adjacent to federally-aided highways and other thoroughfares. Such regulations, often in the form of municipal building, sign or zoning ordinances, specify minimum standards for the height, size and location of billboards. In some cases, the construction of new billboards or relocation of existing billboards is prohibited. Some jurisdictions also have restricted the ability to enlarge or upgrade existing billboards, such as converting from wood to steel or from non-illuminated to illuminated structures. From time to time governmental authorities order the removal of billboards by the exercise of eminent domain. Thus far, the Company has been able to obtain satisfactory compensation for any of its structures removed at the direction of governmental authorities, although there is no assurance that it will be able to continue to do so in the future.

    In recent years, there have been movements to restrict billboard advertising of certain products, including tobacco and alcohol. No bills have become law at the federal level except those requiring health hazard warnings similar to those on cigarette packages and print advertisements. Its is uncertain whether additional legislation of this type will be enacted on the national level or in any of the Company's markets. Certain state and local governments have recently proposed and some have enacted regulations restricting or banning outdoor advertising of tobacco and liquor in certain jurisdictions. Continued passage of restrictions or bans on outdoor advertising in the Company's markets may adversely affect the Company's revenues at least in the immediate period following such regulations.

    In August 1996, the U.S. Food and Drug Administration issued final regulations governing certain marketing practices in the tobacco industry. Among other things, the regulations prohibit tobacco product billboard advertisements within 1,000 feet of schools and playgrounds and require that tobacco product advertisements on billboards be in black and white and contain only text. In addition, one major tobacco manufacturer recently proposed federal legislation banning 8-sheet billboard advertising and transit advertising of tobacco products. A reduction in billboard advertising by the tobacco industry could cause an immediate reduction in the Company's direct revenue from such advertisers and would simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. See "Business -- Customers" and "Risk Factors -- Negative Implications of Tobacco Industry Regulation on Outdoor Advertising."

    Amortization of billboards has also been adopted in varying forms in certain jurisdictions. Amortization permits the billboard owner to operate its billboard as a non-conforming use for a specified period of time until it has recouped its investment, after which it must remove or otherwise conform its billboard to the applicable regulations at its own cost without any compensation. Amortization and other regulations requiring the removal of billboards without compensation have been subject to vigorous litigation in state and federal courts and cases have reached differing conclusions as to the constitutionality of these regulations. To date, regulations in the Company's markets have not materially adversely affected its operations, except in the Jacksonville market, where the Company has been subject to regulatory efforts and recently agreed to city ordinances to remove a number of faces. On March 22, 1995, following litigation over an ordinance and a municipal charter amendment, Naegele entered into an agreement with the City of Jacksonville to remove 711 billboard faces over a twenty year period starting January 1, 1995 and ending December 31, 2014. The resolution specifies the following removal schedule:

                                                                                             30-SHEET       8-SHEET
CALENDAR YEARS                                                                BULLETINS       POSTERS       POSTERS       TOTAL
--------------------------------------------------------------------------  -------------  -------------  -----------     -----
1995-1998.................................................................           73            242           167          482
1999-2004.................................................................           23             87        --              110
2005-2014.................................................................           23             96        --              119
                                                                                    ---            ---           ---          ---
                                                                                    119            425           167          711
                                                                                    ---            ---           ---          ---
                                                                                    ---            ---           ---          ---

    Under the agreement, Naegele and the City of Jacksonville have agreed on the removal of 445 pre-selected faces, including 167 (100%) of its 8-sheet faces. Management of the Company has control over the selection and removal of an additional 155 faces. The remaining 111 faces to be removed will be selected by the Company from a pool of faces identified by the City. While the number of signs being taken down represents a large percentage of Naegele's plant in the Jacksonville market, the Company believes that Jacksonville has been overbuilt for a number of years, leading to low occupancy levels and low advertising rates. The removal of a number of marginally profitable boards is expected to put upward pressure on rates. Additionally, the removals are staggered over 20 years, with management having substantial input on which signs are removed and some rights of substitution and rebuilding of outdoor advertising structures in the Jacksonville market.

    On February 1, 1991, Naegele entered into a consent judgment to settle a complaint brought by the Minnesota Attorney General under Minnesota anti-trust laws pursuant to which Naegele and its successors are prohibited from purchasing outdoor advertising displays in the Minneapolis/St. Paul market from other operators of outdoor advertising displays until February 1, 2001. The consent judgment also prohibits the Company from enforcing certain covenants not to compete and from entering into property leases in excess of 15 years. The consent judgment does not affect the Company's ability to continue to develop and build new advertising displays in the Minneapolis/St. Paul market. Additionally, the Company can purchase displays from brokers or other non-operators.

    The outdoor advertising industry is heavily regulated and at various times and in various markets can be expected to be subject to varying degrees of regulatory pressure affecting the operation of advertising displays. Accordingly, although the Company's experience to date is that the regulatory environment has not adversely impacted the Company's business, other than in the newly acquired Jacksonville market, no assurance can be given that existing or future laws or regulations will not materially adversely affect the Company at some time in the future.

OUTDOOR ADVERTISING PROPERTIES; OFFICE AND PRODUCTION FACILITIES

    OUTDOOR ADVERTISING SITES. After giving effect to the Acquisitions, the Company owns or has permanent easements on approximately 364 parcels of real property that serve as the sites for its outdoor displays. The Company's remaining approximately 17,174 advertising display sites are leased or licensed.

    The Company's leases are for varying terms ranging from month-to-month or year-to-year to terms of ten years or longer, and many provide for renewal options. There is no significant concentration of displays under any one lease or subject to negotiation with any one landlord. The Company believes that an important part of its management activity is to manage its lease portfolio and negotiate suitable lease renewals and extensions.

    OFFICE AND PRODUCTION FACILITIES. The Company's principal executive and administration offices are located in Chicago, Illinois in a 6,956-square foot space leased by the Company. In addition, after giving effect to the Acquisitions, the Company has an office and complete production and maintenance facility in each of Addison, Illinois (40,000 square feet); Orlando (20,500 square feet); Memphis (24,844 square feet); Chattanooga (14,580 square feet); Ocala (11,700 square feet); Myrtle Beach (14,792 square feet); Milwaukee (18,367 square feet); Indianapolis (23,648 square feet); Des Moines (15,320 square feet); Minneapolis/St. Paul  (82,547 square feet);  Jacksonville (16,000  square feet); Evansville (16,000 square feet); Philadelphia (32,000 square feet); Washington, D.C. (15,668 square feet); Salisbury (12,000 square feet); Wilmington (5,700 square feet); Baltimore (8,000 square feet); Yonkers, NY (4,900 square feet); and Kingston, NY (3,000 square feet) and a sales, real estate and administration office in each of Dallas (2,000 square feet); New York (6,000 square feet); and Orange County, CA (4,000 square feet). The Indianapolis, Addison, Orlando, Milwaukee, Jacksonville, Myrtle Beach, Chattanooga, Ocala, Evansville, Philadelphia, Washington, D.C., Salisbury, Wilmington, Yonkers and Kingston facilities are owned and all other facilities are leased. The Company considers its facilities to be well maintained and adequate for its current and reasonably anticipated future needs.

EMPLOYEES

    At December 31, 1996, the Company employed approximately 786 people, of whom approximately 192 were primarily engaged in sales and marketing, 372 were engaged in painting, bill posting and construction and maintenance of displays and the balance were employed in financial, administrative and similar capacities. Of those employees, the following number below to unions: Milwaukee (16 employees), Minneapolis/St. Paul (22 employees), Philadelphia (45 employees), Washington D.C. (12 employees) and Wilmington (14 employees). The Company considers its relations with the unions and with its employees to be good.

LITIGATION

    The Company is involved in litigation in the ordinary course of business, including disputes involving advertising contracts, site leases, employment claims and construction matters. The Company is also involved in routine administrative and judicial proceedings regarding permits and fees relating to outdoor advertising structures and compensation for condemnations. None of these proceedings, in the opinion of management, is likely to have a material adverse effect on the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The table below sets forth certain information with respect to the directors and executive officers of the Company.

                                                                                                       YEARS WITH
          NAME                 AGE                               POSITION                                COMPANY
-------------------------      ---      -----------------------------------------------------------  ---------------
Daniel L. Simon*                   45   Chief Executive Officer, President and Director                        23
Brian T. Clingen                   37   Vice President, Chief Financial Officer and Director                    8
Paul G. Simon*                     43   Vice President, Secretary and General Counsel                           6
Michael J. Roche                   46   Director                                                                2
Michael B. Goldberg                49   Director                                                               **
Frank K. Bynum, Jr.                33   Director                                                               **

------------------------
 *  Daniel L. and Paul G. Simon are brothers.

**  Became a director in 1996.

    DANIEL L. SIMON, a founder and a principal beneficial stockholder of the Company, has been the President of the Company since 1989 and a director since its formation. Mr. Simon has 23 years of experience in the outdoor advertising industry and serves on the executive and legislative committees of the Outdoor Advertising Association of America.

    BRIAN T. CLINGEN has served as Vice President and Chief Financial Officer of the Company since December 1987 and as a director since 1990. From 1983 to 1987, Mr. Clingen worked for Elmore Group ("Elmore"), a diversified property and service company, and served as Chief Financial Officer of an Elmore subsidiary. Mr. Clingen is a certified public accountant.

    PAUL G. SIMON has been Vice President and General Counsel of the Company since 1989 and has served as Secretary of the Company since July 1991. Mr. Simon was in the private practice of law in Illinois from 1978 to 1989, specializing in commercial litigation, general corporate matters, real estate and mergers and acquisitions. Mr. Simon represented the Company as outside counsel from 1981 to 1989.

    MICHAEL J. ROCHE has been National Marketing Manager (Licensed Businesses) for Sears, Roebuck and Co. since 1985. Prior thereto, he was an Assistant Marketing Manager from 1984 to 1985 and a National Sales Promotion Manager from 1980 to 1984 for Sears, Roebuck and Co. In 1997, Mr. Roche became the Director of Marketing for Sears Home Services. Mr. Roche has been a director of the Company since November 1993.

    MICHAEL B. GOLDBERG has been a director of the Company since April 5, 1996. Mr. Goldberg has been a Managing Director of Kelso & Company, L.P. since October 1991. Mr. Goldberg served as a Managing Director and jointly managed the merger and acquisitions department at The First Boston Corporation from 1989 to May 1991. Mr. Goldberg was a partner at the law firm of Skadden, Arps, Slate, Meagher & Flom from 1980 to 1989. Mr. Goldberg is a director of Hosiery Corporation of America, Inc. and United Refrigerated Services, Inc.

    FRANK K. BYNUM, JR. has been a director of the Company since July 1996. Mr. Bynum has been a Vice President of Kelso & Company, L.P. since July 1991, and was an Associate of Kelso & Company, L.P. from October 1987 to July 1991. He is a director of Hosiery Corporation of America, Inc., IXL Holdings, Inc. and United Refrigerated Services, Inc.

    For their services as directors, the members of the Board of Directors who are not employees of the Company, UOI, or affiliates of Kelso & Company, L.P. are paid an aggregate of $10,000 annually. All directors are reimbursed for reasonable expenses associated with their attendance at meetings of the Board of Directors.

    The Company instituted a classified Board of Directors immediately upon consummation of the Offering. Upon the completion of their initial terms, which vary from one to three years, all directors of the Company will hold office for three-year terms until the next annual meeting of stockholders of the Company or until their successors are duly elected and qualified. See "Description of Capital Stock -- Special Provisions of Certificate of Incorporation, Bylaws and Delaware Law." Executive officers of the Company are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors.

    On December 23, 1992, Kelso & Companies, Inc., the general partner of Kelso & Company, L.P., and its chief executive officer, without admitting or denying the findings contained therein, consented to an administrative order in respect of an inquiry by the Securities and Exchange Commission (the "Commission") relating to the 1990 acquisition of a portfolio company by an affiliate of Kelso & Companies, Inc. The order found that the tender offer filing by Kelso & Companies, Inc. in connection with the acquisition did not comply fully with the Commission's tender offer reporting requirements, and required Kelso &
Companies, Inc. and its chief executive officer to comply with these requirements in the future.

    The Company has an agreement with Kelso & Company, L.P. that permits Kelso & Company, L.P. to nominate two persons for the Board of Directors to be voted upon by the shareholders. Messrs. Goldberg and Bynum have been retained as directors as a result of such agreement. The agreement also provides that at least one of such nominees, if elected to the Board of Directors, will also serve on the Board's compensation committee. See "Certain Transactions."

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding the compensation paid during 1994, 1995 and 1996 to the Company's Chief Executive Officer and each other executive officer whose total annual salary and bonus that year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                     ANNUAL COMPENSATION
                                                             -----------------------------------      ALL OTHER
NAME AND PRINCIPAL POSITION                                    YEAR       SALARY        BONUS      COMPENSATION (2)
-----------------------------------------------------------  ---------  -----------  -----------  ------------------
Daniel L. Simon (1)........................................       1996  $   222,918            0      $    1,000
 President and                                                    1995      244,379            0           1,000
 Chief Executive Officer                                          1994      249,250            0             500
Brian T. Clingen (1).......................................       1996  $   144,867            0      $    1,000
 Chief Financial                                                  1995      145,128            0           1,000
 Officer and Vice                                                 1994      145,852            0             500
 President
Paul G. Simon (1)..........................................       1996  $   168,507  $   125,000      $    1,000
 Vice President, Secretary and                                    1995      158,176            0           1,000
 General Counsel                                                  1994      158,968            0             500

------------------------
(1) Does not include value of warrants granted in April 1996 pursuant to the 1996 Warrant Plan to Daniel L. Simon, Brian T. Clingen and Paul G. Simon.

(2) Represents contributions made by the Company on behalf of the named executive officers to a 401(k) plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL
                                                                                                REALIZABLE VALUE
                                    INDIVIDUAL GRANTS                                              AT ASSUMED
------------------------------------------------------------------------------------------        ANNUAL RATES
                                    NUMBER OF      PERCENT OF                                    OF STOCK PRICE
                                    SECURITIES    TOTAL OPTIONS                                   APPRECIATION
                                    UNDERLYING     GRANTED TO      EXERCISE                     FOR OPTION TERM
                                     OPTIONS      EMPLOYEES IN       PRICE     EXPIRATION   ------------------------
              NAME                 GRANTED (#)   FISCAL YEAR (1)    ($/SH)      DATE (2)        5%           10%
---------------------------------  ------------  ---------------  -----------  -----------  -----------  -----------
Daniel L. Simon
  Series I Warrants..............      595,000         24.00%      $    5.00     4/5/2006     1,870,961    4,741,383
  Series II Warrants.............      700,000         28.33%      $    5.00     4/5/2006     2,201,131    5,578,098
  Series III Warrants............      700,000         28.33%      $    5.00     4/5/2006     2,201,131    5,578,098
Brian T. Clingen
  Series I Warrants..............      105,006          4.25%      $    5.00     4/5/2006       330,188      836,762
  Series II Warrants.............      123,536          5.00%      $    5.00     4/5/2006       388,455      984,422
  Series III Warrants............      123,536          5.00%      $    5.00     4/5/2006       388,455      984,422
Paul G. Simon
  Series I Warrants..............      123,530          5.00%      $    5.00     4/5/2006       388,436      984,375

------------------------

(1) Warrants to purchase an aggregate of 2,470,608 shares of Common Stock pursuant to the 1996 Warrant Plan were granted to the named executive officers during 1996.

(2) The Expiration Date is the earlier of either (i) April 5, 2006 or (ii) the date of resignation or termination of employment of the named executive officer.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF SECURITIES
                                                                      UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                                            OPTIONS AT            IN-THE-MONEY OPTIONS
                                    SHARES ACQUIRED       VALUE          FISCAL YEAR-END,          AT FISCAL YEAR-END,
                                      ON EXERCISE       REALIZED     EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
NAME                                      (#)              ($)                (#)(1)                     ($)(2)
---------------------------------  -----------------  -------------  -------------------------  -------------------------
Daniel L. Simon..................         --               --                 1,995,000/0           $    36,907,500/0
Brian T. Clingen.................         --               --                   352,078/0           $     6,513,443/0
Paul G. Simon....................         --               --                   123,530/0           $     2,285,305/0

------------------------
(1) The number of securities underlying exercisable and unexercisable options are expressed in shares of Common Stock.

(2) Valuation of these options is based on the closing price of $23.50 for Common Stock, as quoted on the Nasdaq National Market on December 31, 1996.

    The  Company currently maintains two life insurance policies covering Daniel
L. Simon, each in the amount of $2.5 million. The Company is the sole beneficiary under each policy. Pursuant to a buy-sell agreement between the Company and Mr. Simon, the Company has agreed to use up to $3.5 million of the proceeds from these policies to purchase a portion of Mr. Simon's shares of Common Stock of the Company from his estate.

THE 1996 WARRANT PLAN

    The 1996 Warrant Plan (the "1996 Warrant Plan") was adopted by the Board of Directors of the Company in April 1996 in order to advance the interests of the Company by affording certain key executives and employees an opportunity to acquire a proprietary interest in the Company and thus to stimulate increased personal interest in such persons in the success and future growth of the Company. The 1996 Warrant Plan is administered by the Compensation Committee of the Company. Pursuant to the 1996 Warrant Plan, Daniel L. Simon and Brian T. Clingen were awarded warrants in April 1996 which have been divided into three series (the "Series I Warrants," the "Series II Warrants" and the "Series III Warrants," and collectively, the "Management Warrants"). In July 1996, the 1996 Warrant Plan was amended to, among other things (i) adjust the warrant exercise price for the Series II Warrants and the Series III Warrants from $5.00 per share (as adjusted to reflect the 16 for 1 stock split) to (X) in the case of the Series II Warrants, the closing sale price of a share of Common Stock as reported on the Nasdaq (the "Closing Price") for the day immediately preceding any such exercise minus $.01, PROVIDED, HOWEVER, that if at any time the average of the Closing Prices for any 30 consecutive trading days is equal to or greater than $16.25 AND the Closing Price for the last day of such thirty day trading period is equal to or greater than $16.25, then the warrant exercise price shall thereafter be $5.00, and (Y) in the case of the Series III Warrants, the Closing Price for the day immediately preceding any such exercise minus $.01, PROVIDED, HOWEVER, that if at any time the average of the Closing Price for any 30 consecutive trading days is equal to or greater than $20.00 AND the Closing Prices for the last day of such thirty day trading period is equal to or greater than $20.00, then the warrant exercise price shall thereafter be $5.00; and (ii) make each class of Warrants fully exercisable. The Series I Warrants Series II Warrants and Series III Warrants are fully exercisable at a warrant exercise price of $5.00 per share. The Warrants may not be sold, assigned, transferred, exchanged or otherwise disposed of except under certain limited circumstances including by will or the laws of descent and distribution. The Company consented to an assignment by Daniel L. Simon and Brian T. Clingen to Paul G. Simon of 123,530 Series I Warrants. A total of 2,470,608 shares of Common Stock have been reserved for issuance pursuant to the Warrants issued under the 1996 Warrant Plan. As of the date of this Prospectus, Daniel L. Simon holds 595,000 Series I Warrants, 700,000 Series II Warrants and 700,000 Series III Warrants; Brian T. Clingen holds 105,006 Series I Warrants, 123,536

Series II Warrants and 123,536 Series III Warrants; and Paul G. Simon holds 123,530 Series I Warrants. The Company recognized a one-time non-cash compensation charge of approximately $9 million in the quarter to be ended June 30, 1996 relating to the issuance of the Warrants under the 1996 Warrant Plan.

AUDIT COMMITTEE; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In July 1996, the Board of Directors formed an Audit Committee which is responsible for reviewing the Company's accounting controls and recommending to the Board of Directors the engagement of the Company's outside auditors. The members of the Company's Audit Committee are Daniel L. Simon, Michael J. Roche and Frank K. Bynum.

    The Company did not have a compensation committee in 1995. Instead, compensation decisions were made by the Board of Directors of the Company. Daniel L. Simon, Lawrence J. Simon, (brother of Daniel L. Simon and Paul G. Simon) and Brian T. Clingen served as a members of the Board of Directors of the Company and as executive officers of the Company during 1995. Lawrence J. Simon resigned as an officer and director of the Company in October 1995. No other individual who was a director of the Company during 1995 was also an officer or employee of the Company during 1995. In July 1996, the Board of Directors formed a Compensation Committee which is responsible for reviewing and approving the amount and type of consideration to be paid to senior management and for administering the 1996 Warrant Plan. See "Management -- The 1996 Warrant Plan." The members of the Company's Compensation Committee are Daniel L. Simon, Brian
T. Clingen and Michael B. Goldberg. The Company has agreed that a KIA V (as defined below) designee will be on the Compensation Committee so long as there is such a designee on the Board of Directors.

                              CERTAIN TRANSACTIONS

    On April 5, 1996, the Company issued to Kelso Investment Associates V, L.P. ("KIA V") and Kelso Equity Partners V, L.P. ("KEP V") and certain individuals designated by Kelso & Company, L.P. (the "Kelso Designees") 186,500 shares of Class B Common Stock and 188,500 shares of Class C Common Stock (prior to a subsequent 16 for 1 stock split) in exchange for $30,000,000. At such time, the Company also agreed to pay a one-time fee of $1,250,000 in cash and an annual fee of $150,000 to Kelso & Company, L.P., an affiliate of KIA V and KEP V, for consulting and advisory services to the Company. Messrs. Goldberg and Bynum, directors of the Company, are Managing Director and Vice President, respectively, of Kelso & Company, L.P., limited partners of the general partner of KIA V and limited partners of KEP V.

    In July 1996, the Company entered into agreements with KIA V, KEP V and certain individual shareholders relating to certain rights of KIA V, KEP V and certain individual shareholders as holders of Class B Common Stock and Class C Common Stock of the Company. Pursuant to such agreements, the Company agreed to reclassify the shares of Class B Common Stock and Class C Common Stock into a total of 6,000,000 shares of Common Stock, of which 2,500,000 shares were sold in the Offering. See "Principal Stockholders." Pursuant to such agreements, the annual consulting and advisory fee of $150,000 payable to Kelso & Company, L.P. was terminated but Kelso & Company, L.P.'s reimbursement of expenses and indemnification rights in connection therewith remained in effect. In connection with the Offering, Kelso & Company, L.P. received a one-time fee of $650,000. In addition, as a result of the reclassification, KIA V, KEP V and certain individual shareholders have the same rights as holders of Common Stock. In connection with the reclassification, KIA V, KEP V and certain individual shareholders were granted four demand registration rights, were granted "piggy-back" registration rights, and KIA V was granted the right to nominate two persons for seats on the Board of Directors to be voted upon by the stockholders, with one of such directors, if elected, to be a member of the Compensation Committee. Pursuant to such agreements, Daniel L. Simon, Brian T. Clingen and Paul G. Simon were provided with four demand registration rights and "piggy-back" registration rights.

    As a component of its growth strategy, in July 1995, the company entered into a consulting agreement with Urban Development, L.L.C. ("Urban") whereby Urban shall consult with, and develop new sign locations in the Milwaukee and Chicago markets for, the Company. Urban agreed to provide consulting services to the Company over a period of 10 years in consideration of $1,400,000 which was paid on such date. The managing member of Urban is Lawrence J. Simon, a former officer and director of the Company, and the brother of Daniel L. Simon and Paul
G. Simon. Lawrence J. Simon resigned as a director and an executive vice president of the Company on October 4, 1995.

    In April 1996, the Company acquired four painted bulletin faces in Chicago from Paramount Outdoor, Inc. ("Paramount") in an asset purchase transaction. David L. Quas and Jay Sauber who are the General Managers and Sales Managers of the Company are the owners of Paramount. In exchange for the four painted bulletin faces, the Company agreed to pay $500,000 in cash at the time of purchase, $1,400 monthly for the next 24 months and an additional $168,000 payable two years after such purchase date, provided, the gross revenues received by the Company from the purchased assets equal or exceed $333,600. In 1993, Paramount had purchased the Chicago sites (including the lease rights, permits and structures) from a joint venture between the Company and HMS, Inc., an unaffiliated entity, for $100,000, which the Company believes represented market price.

    All of the transactions described above were approved by the Company's independent outside director. The Company will not engage in transactions with its affiliates in the future unless the terms of such transactions are approved by a majority of its independent outside directors. In addition, the UOI Indentures and Amended Credit Facility impose limitations on the Company's ability to engage in such transactions. See "Description of Indebtedness and Other Commitments."

                             PRINCIPAL STOCKHOLDERS

    The table below sets forth the number and percentage of outstanding shares of Common Stock that will be beneficially owned by (i) each director of the Company, (ii) each executive officer identified under "Management -- Executive Compensation," (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to own beneficially more than 5% of the Common Stock. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, except as otherwise noted.


                                                                                            BENEFICIAL OWNERSHIP OF
                                                                                                 COMMON STOCK
                                                                                         -----------------------------
                                                                                            NUMBER OF      PERCENT OF
NAME OF BENEFICIAL OWNER                                                                     SHARES          CLASS
---------------------------------------------------------------------------------------  ---------------  ------------
Daniel L. Simon .......................................................................     8,453,208(1)        32.3%
 311 S. Wacker Drive, Suite 6400
 Chicago, Illinois 60606
Brian T. Clingen ......................................................................     1,279,938(2)         5.2
 311 S. Wacker Drive, Suite 6400
 Chicago, Illinois 60606
Paul G. Simon .........................................................................       124,530(3)            (4)
 311 S. Wacker Drive, Suite 6400
 Chicago, Illinois 60606
Michael J. Roche ......................................................................         2,000             --(4)
 333 Beverly Road, E5-312A
 Hoffman Estates, Illinois 60179
Michael B. Goldberg (6)(8) ............................................................     3,055,110           12.7
 Director
Frank K. Bynum, Jr. (5)(6) ............................................................        30,688             --(4)
 Director
Kelso Investment Associates V, L.P. (6)(7).............................................     2,847,871           11.8
Kelso Equity Partners V, L.P. (6)(7)...................................................       151,779             --(4)
Joseph S. Schuchert (6)(8).............................................................     2,999,650           12.4
Frank T. Nickell (6)(8)................................................................     3,134,879           13.0
George E. Matelich (6)(8)..............................................................     3,063,293           12.9
Thomas R. Wall, IV (6)(8)..............................................................     3,080,072           12.8
All directors and executive officers as a group (6 persons)(9) ........................     8,672,156(9)        32.6


------------------------
(1) Daniel L. Simon's beneficial ownership includes 4,933,220 shares that he owns directly, 32,520 shares held by the Simon Family Foundation of which he is a director, 88,000 shares held by The Simon Family Limited Partnership of which he is a general partner, 1,995,000 shares issuable to him upon exercise of the Management Warrants, 928,860 shares over which he has voting control pursuant to certain voting trust agreements with Brian T. Clingen and Paul G. Simon, and 475,608 shares issuable to Brian T. Clingen and Paul
    G. Simon upon exercise of the Management Warrants over which Daniel L. Simon has voting control pursuant to certain voting trust agreements.

(2) Brian T. Clingen owns 802,852 shares directly, 352,078 shares issuable to him upon exercise of the Management Warrants, and 125,008 shares held by The Clingen Family Limited Partnership of which he is a general partner, which represent 5.2% of the Common Stock. The voting rights for such shares have been granted to Daniel L. Simon pursuant to a voting trust agreement.

(3) Paul G. Simon owns 1,000 shares directly and 123,530 shares issuable to him upon exercise of the Management Warrants which represent less than 1% of the Common Stock, the voting rights of which have been granted to Daniel L. Simon pursuant to a voting trust agreement.

(4) Represents less than 1% of the Common Stock.

(5) Mr. Bynum may be deemed to share beneficial ownership of shares of Common Stock owned of record by KIA V by virtue of his status as a limited partner of the general partner of KIA V and as a limited partner of KEP V. Mr. Bynum disclaims beneficial ownership of such securities. Mr. Bynum became a director of the Company following consummation of the Offering.

(6) The business address for such person(s) is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022.

(7) KIA V and KEP V due to their common control, could be deemed to beneficially own each other's shares, but each disclaims such beneficial ownership.

(8) Messrs. Schuchert, Nickell, Matelich, Goldberg and Wall may be deemed to share beneficial ownership of shares of Common Stock owned of record by KIA V and KEP V, by virtue of their status as general partners of the general partner of KIA V and as general partners of KEP V. Messrs. Schuchert, Nickell, Matelich, Goldberg and Wall share investment and voting power with respect to securities owned by KIA V and KEP V, but disclaim beneficial ownership of such securities. Mr. Goldberg has been a director of the Company since April 1996.

(9) Excludes KIA V and KEP V shares as well as shares that may be deemed to be beneficially owned by Messrs. Schuchert, Nickell, Matelich, Goldberg and Wall.

                       DESCRIPTION OF NOTEHOLDER WARRANTS

GENERAL

    The Noteholder Warrants were issued pursuant to a Warrant Agreement (the "Warrant Agreement"), dated as of June 30, 1994, between the Company and United States Trust Company of New York, as warrant agent (the "Warrant Agent"). The Noteholder Warrants will expire on July 1, 2004. The Noteholder Warrants entitle the holders thereof to purchase, at a price of $.000625 per share, an aggregate of 1,000,000 shares of Common Stock of which 612,800 shares of Common Stock received upon exercise of such Noteholder Warrants have been sold pursuant to a Prospectus Supplement dated July 25, 1996. See "Selling Securityholders and Plan of Distribution." Of the 62,500 Noteholder Warrants originally offered for sale, 38,300 Noteholder Warrants were exercised in exchange for Common Stock pursuant to and such Common Stock was sold pursuant to a Prospectus Supplement dated July 25, 1996. This summary does not purport to be a complete description of the Noteholder Warrants or the Warrant Agreement and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Noteholder Warrants and the Warrant Agreement (including the definitions contained therein).

EXERCISE OF NOTEHOLDER WARRANTS

    Prior to July 1, 1999, the Noteholder Warrants were not exercisable except in connection with an Initial Public Offering, a Disposition, a Non-Surviving Combination or a Change of Control (each, as defined, and each, a "Trigger Event"). The Company completed an Initial Public Offering on July 26, 1996 and accordingly, the holders of the Noteholder Warrants (the "Noteholder Warrantholders") are entitled to exercise all or a portion of their Noteholder Warrants at any time on or prior to July 1, 2004, at which time all unexercised Noteholder Warrants will expire, subject to earlier expiration where the Noteholder Warrantholders have Bring Along Rights (as defined below). The Company shall obtain, prior to the consummation of a Disposition where the Noteholder Warrantholders do not have Bring Along Rights (as hereafter defined), a written opinion of an independent nationally recognized investment banking firm with assets in excess of $1.0 billion to the effect that such Disposition is fair to the Noteholder Warrantholders from a financial point of view.

    There is currently no public market for the Noteholder Warrants offered hereby and there can be no assurance that an active public market for the Noteholder Warrants will develop. The Noteholder Warrants were sold as part of the Units in the offering consummated by the Company in June 1994. Because the Noteholder Warrants were part of the Units, the exercise price of the Noteholder Warrants was determined as a component of the overall offering price of the Units, which was determined by negotiations among the Company and the Initial Purchaser. Among the factors considered in making such determination were prevailing market conditions, certain financial information of the Company, the current state of the economy as a whole and other factors deemed relevant.

BRING ALONG RIGHTS

    If the Company or the stockholders of the Company enter into a binding agreement to effect (i) a Non-Surviving Combination, (ii) a Change of Control involving a sale of 100% of the Common Stock of the Company or (iii) a Disposition involving the sale of all of the Company's assets, the Company shall deliver notice (the "Bring Along Notice") to the Warrant Agent and each Noteholder Warrantholder, at least 35 days prior to the closing of that transaction, setting forth the relevant terms of that transaction and each Noteholder Warrantholder's right (the "Bring Along Right") to exercise the Noteholder Warrants within a 30-day period commencing on the date of such notice (the "Bring Along Period"). Exercise of the Noteholder Warrants following the delivery of a Bring Along Notice will constitute agreement by the Noteholder Warrantholder to the Disposition, Non-Surviving Combination or sale of 100% of the Company's Common Stock, including such Noteholder Warrantholder's agreement to sell the Common Stock (the "Warrant Shares") received upon exercise of Noteholder Warrants, for the sale price and on the same terms as the other stockholders of the Company. Any Noteholder Warrant that is not exercised during the Bring Along Period will expire at the end of the Bring Along Period.

REGISTRATION

    Pursuant to Registration Rights Agreement, the Company agreed to file the Registration Statement, of which this Prospectus forms a part, covering the issuance by the Company of the Warrant Shares to the Noteholder Warrantholders upon exercise of the Noteholder Warrants and resales by the Noteholder Warrantholders of the Noteholder Warrants and the Warrant Shares, and to use its best efforts to cause such Registration Statement to remain effective for a period of not less than 3 years after the last exercise of a Noteholder Warrant not covered by such Registration Statement. Holders of Noteholder Warrants and Warrant Shares may be required to deliver certain information to be used in connection with the continuing effectiveness of the Registration Statement. If this Registration Statement is declared effective but thereafter shall cease to be effective for any period in excess of five business days (each, a "Shelf Registration Default"), the Company is obligated to pay to the Noteholder Warrantholders and to holders of the Warrant Shares (other than a holder of Noteholder Warrants or Warrant Shares that were acquired through a disposition pursuant to an effective registration statement) liquidated damages in the amount of $1.00 per Noteholder Warrant or Warrant Share for each 90-day period (or portion thereof) immediately following such Shelf Registration Default until the Registration Statement is declared effective or again becomes effective, as the case may be, up to a maximum of $2.00 per Noteholder Warrant or Warrant Share. All accrued liquidated damages shall be paid to holders of record of the Noteholder Warrants or Warrant Shares on the last day of each calendar quarter during which any such payment shall have become due.

LIQUIDATION OF THE COMPANY

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, each Noteholder Warrantholder shall be entitled to share, with respect to the Warrant Shares issuable upon exercise of his Noteholder Warrants, equally and ratably in any cash or non-cash distributions payable to holders of any class of Common Stock of the Company payable upon the exercise of such Noteholder Warrant. Noteholder Warrantholders will not be entitled to receive payment of any such distribution until the surrender to the Warrant Agent of their Noteholder Warrants in accordance with the terms and provisions of the Warrant Agreement.

CASH DIVIDENDS

    If the Company pays any cash dividend on, or any other cash distribution in respect of its Common Stock, it shall pay each Noteholder Warrantholder an amount in cash equal to the amount such Noteholder Warrantholder would have received if such Noteholder Warrantholder had been the record holder of the Warrant Shares issuable upon exercise of his Noteholder Warrants immediately prior to the record date for such dividend or distribution.

ANTI-DILUTION ADJUSTMENTS

    The number of Warrant Shares issuable upon exercise of a Noteholder Warrant will be adjusted upon the occurrence of certain events, including, without limitation (i) the payment of a dividend on, or the making of any distribution in respect of, Common Stock of the Company in (a) shares of the Company's capital stock (including Common Stock), (b) options, warrants or rights to purchase, or securities convertible into or exchangeable or exercisable for, shares of Common Stock or other securities of the Company or any other person, or (c) certain evidences of indebtedness of the Company or any assets of the Company or (ii) the issuance of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock at a price below fair market value. An adjustment will also be made in the event of a combination, subdivision or reclassification of the Common Stock. Adjustments will be made whenever and as often as any specified event requires an adjustment to occur.

AMENDMENT

    From time to time, the Company and the Warrant Agent, without the consent of the Noteholder Warrantholders, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any Noteholder Warrantholder. Any other amendment or supplement to the Warrant Agreement shall require the written consent of the holders of a majority of the then outstanding Noteholder Warrants. The consent of each Noteholder Warrantholder affected shall be required for any amendment pursuant to which the exercise price would be increased or the number of shares of Common Stock purchasable upon exercise of Noteholder Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement) or for any change in the Trigger Events (or rights or obligations upon the occurrence of any such Trigger Event) in a manner adverse to any Noteholder Warrantholder.

REPORTS

    The  Company  will  file with  the  Warrant  Agent, to  be  provided  to the
Noteholder  Warrantholders  within  15  days  after  it  files  them  with   the
Commission, copies of its annual and quarterly reports and the information, documents and reports that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, the Company shall continue to file with the Commission and provide the Warrant Agent and the holders of Noteholder Warrants with such annual reports and such information, documents and other reports (or copies of such portion of any of the foregoing as the Commission may by rules or regulations prescribe) which are specified in Sections 13 or 15(d) of the Exchange Act.

FORM OF NOTEHOLDER WARRANTS

    The Noteholder Warrants were initially issued in the form of a single, fully registered global warrant (the "Global Warrant") with certain restricted securities legends affixed thereto, and were available initially only in book-entry form. The Global Warrant was deposited with the Warrant Agent as custodian for The Depository Trust Company (the "Depository") and registered in the name of Cede & Co., the Depository's nominee. Beneficial interests are currently shown on, and transfers thereof are currently effected only through, the records maintained by the Depository and its participants. All requirements with respect to the Global Warrants and legends on Noteholder Warrants have ceased to apply, and certificated Warrants without legends are available to the Noteholder Warrantholders and transferees thereof.

MISCELLANEOUS

    The Noteholder Warrant will not entitle the holder thereof to any of the rights of a holder of capital stock of the Company, including, without limitation, the right to vote at or receive notice of meetings of the stockholders or the Company, except as specifically set forth in the Warrant Agreement.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Warrant Agreement. Reference is made to the Warrant Agreement for a complete description of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "CHANGE OF CONTROL" means the occurrence of one or more of the following events: (a) the Permitted Holders shall cease to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, Voting Stock representing at least 40% of the total voting power of all Voting Stock of the Company; (b) any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than the Permitted Holders, shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, Voting Stock representing more than 30% of the total voting power of all Voting Stock of the Company; (c) the individuals who on the date of initial issuance of the Secured Notes constitute the Board of Directors of the Company (together with any new or replacement directors whose election was approved by a vote of at least two-thirds of the directors of the Company then still in office, other than new directors elected pursuant to the exercise of a class voting right granted to the holders of any class or series of Capital Stock of the Company) shall cease for any reason to constitute a majority of the Board of Directors of the Company or a majority of the Board of Directors of UOI; (d) the merger or consolidation of the Company with, or the sale, lease or transfer of all or substantially all the Company's assets to, any Person or group (as such term is used in Section 13(d)(3) under the Exchange Act); or (e) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company.

    "INITIAL PUBLIC OFFERING" means an underwritten primary public offering of the Common Stock of the Company pursuant to an effective registration statement under the Securities Act which is the initial public offering of such Common Stock.

    "NON-SURVIVING  COMBINATION"  means  the  merger,  consolidation  or   other
business combination with one or more other entities in a transaction in which the Company is not the surviving entity.

    "DISPOSITION" means a (a) merger, consolidation or other business combination in which the Company is the surviving entity and the Company's stockholders receive cash or non-cash consideration in exchange for or in respect of their shares of capital stock or (b) the sale, lease, conveyance, transfer or other disposition (other than to the Company or any of its wholly-owned subsidiaries) in any single transaction or series of related transactions (including a sale and leaseback transaction) of all or substantially all the assets of the Company.

                          DESCRIPTION OF CAPITAL STOCK

    As of the date of this Prospectus, the Company's authorized capital stock consisted of 75,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"). The following summary of the Company's capital stock is qualified in its entirety by reference to the Company's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Second Amended and Restated Bylaws (the "Bylaws"), each of which is filed as an exhibit to the registration statement of which this Prospectus is a part.

COMMON STOCK

    The Company was authorized to issue 75,000,000 shares of Common Stock, $.01 par value per share. As of the date of this Prospectus, 24,112,800 shares of Common Stock are issued and outstanding (excluding 2,857,808 shares of Common Stock issuable upon the exercise of all outstanding warrants including Noteholder Warrants that have not been exercised.) See "Capitalization."

    Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote. Because holders of Common Stock do not have cumulative voting rights and the Company has a classified Board of Directors, the holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the members of the Board of Directors standing for election at any particular meeting. The Common Stock is not redeemable and has no conversion or preemptive rights. All of the outstanding shares of Common Stock are, and all of the shares of Common Stock issuable upon the exercise of the Noteholder Warrants offered hereby will be, when issued and paid for, fully paid and nonassessable. In the event of the liquidation or dissolution of the Company, the holders of Common Stock are entitled to share pro rata in any of the corporate assets available for distribution to them. The Company may pay dividends if, when and as declared by the Board of Directors from funds legally available therefor, subject to the restrictions set forth in the New Credit Facility and the indentures governing the Notes. See "Dividend Policy."

PREFERRED STOCK

    The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any additional shares of Preferred Stock of any class or series.

    One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

THE 1996 WARRANT PLAN

    The 1996 Warrant Plan was adopted by the Board of Directors of the Company in April 1996 in order to advance the interests of the Company by affording certain key executives and employees an opportunity to acquire a proprietary interest in the Company and thus to stimulate increased personal interest in such persons in the success and future growth of the Company. The 1996 Warrant Plan is administered by the Compensation Committee of the Company. For a description of the 1996 Warrant Plan, see "Management -- The 1996 Warrant Plan."

CERTAIN OUTSTANDING RIGHTS

    On November 18, 1993, the Company entered into the Capital Appreciation Right Agreement with Connecticut General Life Insurance Company, Cigna Property and Casualty Insurance Company, Life Insurance Company of North America and Aetna Life Insurance Company, pursuant to which the Company granted such parties limited capital appreciation rights in the capital stock of the Company in exchange for a waiver of the prepayment penalty in connection with the 1993 refinancing. Such capital appreciation rights are triggered by the occurrence of any of the following: (i) liquidation or dissolution of the Company or UOI, (ii) sale of all or substantially all of the issued and outstanding shares of common stock or assets of the Company, or (iii) the merger or consolidation of the Company or UOI, subject to certain exceptions. The maximum amount payable pursuant to the agreement is $3.8 million and is required to be paid no later than one year following the triggering event. The agreement expires June 30, 1998.

SPECIAL PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

    Certain provisions of the Certificate of Incorporation and Bylaws as well as certain provisions of Delaware law may be deemed to have an anti-takeover effect or may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by a stockholder.

    The Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above.

    The Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permissible under Delaware General Corporation Law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company. The provisions also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

    DELAWARE ANTI-TAKEOVER LAW. Section 203 of the Delaware General Corporation Law ("Section 203") generally provides that a person who, together with affiliates and associates owns, or within three years did own, 15% or more of the outstanding voting stock of a corporation (an "Interested Stockholder") but less than 85% of such stock may not engage in certain business combinations with the corporation for a period of three years after the date on which the person became an Interested Stockholder unless (i) prior to such date, the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder or (ii) subsequent to such date, the business combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder. Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder, including mergers, asset sales, and other transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

    The provisions of Section 203, coupled with the Board's authority to issue Preferred Stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders. The Company's stockholders, by adopting an amendment to the Certificate of Incorporation, may elect not to be governed by Section 203 which election would be effective 12 months after such adoption. Neither the Certificate of Incorporation nor the Bylaws exclude the Company from the restrictions imposed by Section 203.

    CLASSIFIED BOARD OF DIRECTORS. The Certificate of Incorporation classifies the Board of Directors into three classes. The first class consists of one director whose initial term expires in 1997. The second class consists of two directors whose initial term expires in 1998. The third class consists of two directors whose initial term expires in 1999. At each annual meeting, the number of directors equal to the number of directors in the class whose terms expire at the time of such meeting shall be elected to hold office until the third succeeding annual meeting. As a result of this classification of directors, no shareholder or group of shareholders would be able to elect a majority of the Board of Directors at any single meeting for the election of directors. In addition, the Delaware General Corporation Law prohibits the removal of a director of a classified board without cause. This could discourage a proxy contest for control of the Board of Directors.

    NOTICE PROVISIONS. The Bylaws provide that only business or proposals, including director nominations, properly brought before an annual meeting of shareholders may be conducted at such meeting. In order to bring business or a proposal before an annual meeting, a shareholder is required to provide written notice to the Company at least 45 days prior to the annual meeting which describes the business or proposal to be brought before the annual meeting, the name and address of the stockholder proposing the business, the class and number of shares of stock held by such stockholder, and any material interest of the stockholder in the business to be brought before the meeting. These procedures may operate to limit the ability of stockholders to bring business before the annual meeting, including with respect to the nominee of directors or considering any transaction that could result in a change of control of the Company.

WARRANT AGENT

    The Warrant Agent for the Noteholder Warrants is United States Trust Company of New York.

TRANSFER AGENT

    The Company's transfer agent and registrar for the Common Stock is LaSalle National Trust, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    No prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions described below lapse could adversely affect the prevailing market price of the Common Stock and the ability of the Company to raise equity capital in the future.

    As of the date of this Prospectus, the Company will have outstanding 24,112,800 shares of Common Stock (excluding 2,857,808 shares of Common Stock issuable pursuant to the 1996 Warrant Plan and Noteholder Warrants). See "Capitalization" and "Description of Capital Stock." Of these shares, the 13,630,000 shares of Common Stock are freely tradable without restriction under the Securities Act except for any shares purchased by "affiliates," as that term is defined in the Securities Act, of the Company. The remaining shares are "restricted securities" within the meaning of Rule 144 adopted under the Securities Act (the "Restricted Shares"). The Restricted Shares generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 or Rule 144A under the Securities Act.

    Certain of the Company's security holders and all of its executive officers and directors have the power to dispose of a total of 8,672,156 shares (including 2,470,608 shares issuable upon exercise of the Management Warrants). These shares will not be eligible for sale in the public market without registration unless such sales meet the conditions and restrictions of Rule 144 as described below. KIA V and KEP V expect to distribute shares of Common Stock to their respective partners, and may in the future sell or otherwise dispose of Common Stock, including additional distribution to their respective partners.

    KIA V and KEP V distributed approximately 406,350 shares of Common Stock to certain of its partners in lieu of cash in conjunction with the Offering. The recipients of such distributions agreed with KIA V, KEP V and the underwriters for the Offering not to offer, sell, or otherwise dispose of such shares of Common Stock prior to March 31, 1997 without the prior written consent of KIA V and Alex. Brown & Sons Incorporated. KIA V, KEP V and their partners, Daniel L. Simon, Brian T. Clingen and Paul G. Simon and certain other individual shareholders are entitled to four demand and certain "piggyback" registration rights.

    In general, under Rule 144 as currently adopted and in effect in April 1997, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year (as computed under Rule 144) is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of Common Stock (approximately 241,000 shares as of the date of this Prospectus (including shares issuable pursuant to the 1996 Warrant Plan and Noteholder Warrants)) and (ii) the average weekly trading volume in the Company's Common Stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Commission. Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about the Company. In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares of at least two years (as computed under Rule 144), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

               DESCRIPTION OF INDEBTEDNESS AND OTHER COMMITMENTS

    The following is a description of the principal agreements governing the indebtedness of the Company and UOI as of May 31, 1996. The following summaries of certain provisions of the Amended Credit Facility and the UOI Indentures (as such terms are defined below) are qualified in their entirety by reference to the agreement to which each summary relates, a copy of which is an exhibit to the registration statement of which this Prospectus is a part. See "Available Information." Defined terms used below and not defined have the meanings set forth in the respective agreements.

THE DEBT TENDER OFFERS

    On June 23, 1994, the Company issued $50 million aggregate principal amount of the Existing Company Notes and 50,000 Warrants to purchase 1,000,000 shares of Common Stock (after the consummation of the Offering and the stock split contemplated immediately prior thereto) pursuant to an indenture (the "Secured
Note Indenture") between the Company and the United States Trust Company of New York, as trustee. In October 1996, the Company completed the Company Debt Tender Offer to purchase all of the outstanding Existing Company Notes. Simultaneously, UOI completed the UOI Debt Tender Offer to purchase all of the then outstanding Existing UOI Notes. These tender offers are sometimes referred to herein collectively as the "Debt Tender Offers."

NEW CREDIT FACILITY AND AMENDED CREDIT FACILITY

    In October 1996, UOI entered into the New Credit Facility and, as amended in May 1997, the Amended Credit Facility, the terms and conditions of which are as set forth below:

    REVOLVING CREDIT FACILITY

    COMMITMENT; INTEREST. The Revolving Credit Facility is a revolving line of credit facility providing for borrowings of up to $12.5 million that may be used for general corporate purposes including working capital requirements. Borrowings under the Revolving Credit Facility may be in the form of eurodollar loans or announced base rate loans as determined by UOI. UOI may prepay borrowings under the Revolving Credit Facility, and may reborrow (up to the amount of the commitment then in effect) any amounts that are repaid or prepaid.

    TERMINATION OF COMMITMENT. The initial commitment of $12.5 million terminates on September 30, 2004, unless extended, or upon the occurrence of a Change of Control (as defined in the Amended Credit Facility). On each of these dates, UOI is required to repay borrowings (together with fees and interest accrued thereon and any additional amounts owing under the Revolving Credit Facility) in excess of the commitment as reduced.

    SECURITY. UOI's obligations under the Revolving Credit Facility are secured by first priority liens (subject to certain permitted encumbrances) on substantially all of the assets of UOI. In addition, UOI has pledged all of the stock of its subsidiaries and the Company has pledged all of the stock of UOI as security for UOI's obligations.

    COVENANTS. The Revolving Credit Facility restricts UOI and its subsidiaries from, among other things: (i) changes in business; (ii) with certain exceptions, consolidation; mergers, sales or purchases of assets; (iii) with certain exceptions, incurring, creating, assuming or suffering to exist any liens or encumbrances upon property of UOI or assigning any right to receive income; (iv) with certain exceptions, creating, incurring, assuming or suffering to exist any indebtedness; (v) making investments or loans in any other person or entity or acquiring or establishing any subsidiaries except for investments and subsidiaries permitted under the Revolving Credit Facility; (vi) selling, assigning or otherwise encumbering or disposing of the capital stock or other securities of any subsidiary; (vii) making any optional or voluntary prepayments on indebtedness; (viii) with certain exceptions, redeeming, retiring or purchasing capital stock of UOI or declaring or paying dividends on the capital stock of UOI; and (ix) except as to certain transactions that comply with the terms of the Revolving Credit Facility, entering into transactions with affiliates. With respect to additional acquisitions, such additional acquisitions require the consent of the lenders unless such acquisitions do not exceed $50,000,000 in the aggregate or the Holdings Leverage Ratio (as defined in the Amended Credit Facility) is less than 5.50 to 1.0. In addition, the Revolving Credit Facility also requires UOI to maintain certain levels of EBITDA and interest expense coverage, and limits UOI's capital expenditures to $10 million in each fiscal year (in addition to additional permitted expenditures not in excess of the "basket" amount set forth therein), which amount is increased annually to 105% of the maximum amount for the immediately preceding twelve-month period.

    CHANGE OF CONTROL. A Change of Control of UOI (as defined in the Amended Credit Facility) constitutes an event of default permitting the lenders to accelerate indebtedness under and terminate the Revolving Credit Facility.

    ACQUISITION CREDIT FACILITY

    COMMITMENT; INTEREST. The Acquisition Credit Facility as originally configured consisted of a total commitment in the amount of $287.5 million pursuant to which $75 million was available under a term loan on the closing date of the Acquisition Credit Facility in order to finance, in part, the Acquisitions and $212.5 million which was and continues to be available under a revolving/term loan facility. UOI drew an amount approximately equal to $285 million to finance the POA Acquisition and for fees and expenses in connection therewith. The $212.5 million revolving loan facility may be reborrowed from time to time; the $75 million term loan was repaid from the proceeds of the October Offerings and may not be reborrowed. Borrowings under the Acquisition Credit Facility may be in the form of eurodollar loans or announced base rate loans as determined by UOI. See "Use of Proceeds."

    TERMINATION OF COMMITMENT. The $212.5 million revolving loan matures on September 30, 2003, or upon the occurrence of a Change of Control (as defined in the Amended Credit Facility). The availability under the $212.5 million revolving loan terminates in September 1999.

    SECURITY. UOI's obligations under the Acquisition Credit Facility are secured by first priority liens (subject to certain permitted encumbrances) on substantially all of the assets of UOI. In addition, UOI has pledged all of the stock of its subsidiaries and the Company has pledged all of the stock of UOI as security for UOI's obligations.

    COVENANTS. The Acquisition Credit Facility restricts UOI and its subsidiaries from, among other things: (i) changes in business; (ii) with certain exceptions, consolidation; mergers, sales or purchases of assets; (iii) with certain exceptions, incurring, creating, assuming or suffering to exist any liens or encumbrances upon property of UOI or assigning any right to receive income; (iv) with certain exceptions, creating, incurring, assuming or suffering to exist any indebtedness; (v) making investments or loans in any other person or entity or acquiring or establishing any subsidiaries except for investments and subsidiaries permitted under the Acquisition Credit Facility; (vi) selling, assigning or otherwise encumbering or disposing of the capital stock or other securities of any subsidiary; (vii) making any optional or voluntary prepayments on indebtedness; (viii) with certain exceptions, redeeming, retiring or purchasing capital stock of UOI or declaring or paying dividends on the capital stock of UOI; and (ix) except as to certain transactions that comply with the terms of the Acquisition Credit Facility, entering into transactions with affiliates. With respect to additional acquisitions, such additional acquisitions require the consent of the lenders unless such acquisitions do not exceed $50,000,000 in the aggregate or the Holdings Leverage Ratio (as defined in the Amended Credit Facility) is less than 5.50 to 1.0. In addition, the Acquisition Credit Facility also requires UOI to maintain certain levels of EBITDA and interest expense coverage, and limits UOI's capital expenditures to $10 million in each fiscal year (in addition to additional permitted expenditures not in excess of the "basket" amount set forth therein), which amount is increased to 105% of the maximum amount for the immediately preceding twelve-month period.

    CHANGE OF CONTROL. A Change of Control of UOI (as defined in the Amended Credit Facility) constitutes an event of default permitting the lenders to accelerate indebtedness under and terminate the Acquisition Credit Facility.

    TERM LOAN FACILITY. The Term Loan Facility provides the Company with a $75 million term loan that was drawn upon by UOI in May 1997 in order to pay down amounts owed under the Acquisition Credit Facility and has the same terms as the Acquisition Credit Facility maturing on September 30, 2003.

THE UOI NOTES

    THE OCTOBER NOTES. In October 1996, UOI issued $225 million of 9 3/4% Senior Subordinated Notes due 2006 pursuant to an Indenture (the "Indenture") entered into by UOI and the United States Trust Company of New York, as trustee. The October Notes are general, unsecured obligations of UOI, subordinated in right of payment to all Senior Debt (as defined in the Indenture pursuant to which the October Notes were issued) of UOI.

    The October Notes were issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

    The October Notes mature on October 15, 2006. The October Notes bear interest at the rate per annum of 9 1/2% from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1997, to the persons in whose names such October Notes are registered at the close of business on the April 1 or October 1 immediately preceding such interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    UOI will not have the right to redeem any October Notes prior to October 15, 2001 (other than out of the net cash proceeds of a public offering or a private placement of equity securities of the Company, as described in the next following paragraph). The October Notes will be redeemable for cash at the option of UOI, in whole or in part, at any time on or after October 15, 2001, upon not less than 30 days nor more than 60 days notice to each holder of October Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing October 15 of the years indicated below, in each case (subject to the right of holders of record on a record date to receive interest due on an interest payment date that is on or prior to such redemption date) together with accrued and unpaid interest thereon to the redemption date:

YEAR                                                                               PERCENTAGE
---------------------------------------------------------------------------------  -----------
2001.............................................................................     104.875%
2002.............................................................................     103.250%
2003.............................................................................     101.625%
2004 and thereafter..............................................................     100.000%

    Until October 15, 1999, upon any public offering or private placement of equity securities of the Company, in each case resulting in net cash proceeds of $100 million or more which are then contributed in full to UOI, up to $35 million aggregate principal amount of the October Notes may be redeemed at the option of UOI within 120 days of such public offering or private placement, on not less than 30 days, but not more than 60 days, notice to each holder of the October Notes to be redeemed, with cash from the net cash proceeds of such public offering or private placement, at 110% of principal, (subject to the right of holders of record on a record date to receive interest due on an interest payment date that is on or prior to such redemption date) together with accrued and unpaid interest to the date of redemption; PROVIDED, HOWEVER, that immediately following such redemption not less than $65 million aggregate principal amount of the October Notes are outstanding.

    In the case of a partial redemption, the Trustee shall select the October Notes or portions thereof for redemption on a PRO RATA basis, by lot or in such other manner it deems appropriate and fair. The October Notes may be redeemed in part in multiples of $1,000 only. The October Notes will not have the benefit of any sinking fund. Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the holder of each October Note to be redeemed to such holder's last address as then shown upon the registry books of the registrar.

    The  Indenture restricts UOI and its  subsidiaries from, among other things:
(i) incurring indebtedness and allowing  subsidiaries to issue preferred  stock;
(ii) incurring liens or guaranteeing obligations except for certain permitted liens with certain exceptions; (iii) entering into mergers or consolidations;
(iv) selling or otherwise disposing of property, business or assets; (v) with certain exceptions, declaring dividends or making loans or investments; (vi) making optional payments or prepayments of indebtedness; (vii) entering into transactions with affiliates; (viii) with certain exceptions, entering into agreements prohibiting or limiting the ability of UOI or its subsidiaries to create liens upon its property, assets or revenues in favor of the holders of October Notes or pay dividends or indebtedness to UOI or its subsidiaries; and
(ix) engaging in any businesses other than the business of outdoor advertising.

    Upon a change of control, each holder of October Notes may require UOI to repurchase all or a portion of such holder's October Notes at a purchase price equal to 101% of their accreted value on the date of purchase. A "change in control" occurs upon (i) any merger or consolidation of UOI or the Company or any sale, transfer or conveyance of the assets of UOI or the Company which as a result, causes more than 50% of the voting power of the equity securities of UOI or the Company to a party other than the Company or a permitted holder, (ii) acquisition by any Person or group other than the Company or a permitted holder of in excess of 50% of the voting power of the equity securities of UOI or the Company, or (iii) the members of the Board of Directors as of the date of the Indenture or their duly elected replacements, fail to constitute a majority of the Board of Directors.

    THE DECEMBER NOTES. In December 1996, UOI issued $100 million of 9 3/4% Series B Senior Subordinated Notes due 2006 and in May 1997, UOI exchanged such notes for $100 million 9 3/4% Series B Senior Subordinated Exchange Notes due 2006 with terms substantially the same as the October Notes in a transaction registered under the Securities Act. The December Notes have terms and conditions substantially similar to the October Notes.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material United States federal income tax consequences of holding and disposing of the Noteholder Warrants. The summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations, administrative pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all aspects of federal income taxation that might be relevant to investors in light of their particular circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, dealers in securities, tax-exempt organizations, insurance companies and foreign taxpayers). Furthermore, this summary does not discuss the consequences to an investor under state, local or foreign tax laws. Prospective investors are advised to consult their own tax advisors regarding the federal, state, local and other tax considerations of holding and disposing of the Noteholder Warrants. This discussion is not binding on the Internal Revenue Service or the courts. The Company has not sought and will not seek any rulings from the Internal Revenue Service with respect to the positions of the Company discussed herein. There can be no assurance that the Internal Revenue Service will not take a different position concerning the tax consequences of holding and disposing of the Noteholder Warrants. The discussion assumes that holders of the Noteholder Warrants will hold them as "capital assets" within the meaning of
Section 1221 of the Code.

    The filing and effectiveness of this Registration Statement should not cause Noteholder Warrantholders to realize taxable gain or loss for federal income tax purposes.

    No gain or loss will be recognized by a Noteholder Warrantholder on the purchase of Common Stock for cash on the exercise of the Noteholder Warrant. The basis of Common Stock purchased upon exercise of a Noteholder Warrant for cash will include such Noteholder Warrantholder's basis in the Noteholder Warrant plus the amount of cash consideration paid upon exercise. Any gain or loss recognized on the sale or other disposition of a Noteholder Warrant (other than upon exercise of the Noteholder Warrant) will generally be capital gain or loss. The gain or loss will be equal to the difference between the amount realized on such sale or other disposition and the Noteholder Warrantholder's tax basis in such Noteholder Warrant. If a Noteholder Warrant lapses unexercised, the Noteholder Warrantholder generally will recognize a capital loss equal to the Noteholder Warrantholder's tax basis in the Noteholder Warrant at the time the Noteholder Warrant lapses. The Company has determined that the tax basis of a Noteholder Warrant held by a Noteholder Warrantholder that acquired the Noteholder Warrant as part of the initial offering of Units is $40. Under current Treasury regulations, this determination will generally be binding on all such Noteholder Warrantholders, except a Noteholder Warrantholder who discloses to the Internal Revenue Service that such Noteholder Warrantholder is adopting a different determination and attaches a form containing this disclosure to such Noteholder Warrantholder's income tax return for the tax year that includes the acquisition date of the Unit.

    Although the tax treatment of payments by the Company with respect to a Noteholder Warrant upon a Shelf Registration Default, as described above under "Description of Noteholder Warrants -- Registration," is unclear at this time, under one interpretation the tax basis in a Noteholder Warrant may be reduced by the amount of such payments. Alternatively, such payments could be taxable to Noteholder Warrantholders as a distribution paid with respect to stock of the Company. Another alternative is that such payments will be taxed as ordinary income. The tax treatment of payments by the Company of dividend equivalent amounts described above under "Description of Noteholder Warrants -- Cash Dividends" is unclear at this time. Such payments may be taxable as a distribution paid with respect to stock of the Company. Another alternative is that such payments will be taxed as ordinary income.

    Adjustments in the exercise price of the Noteholder Warrants made pursuant to the anti-dilution provisions of the Noteholder Warrants to reflect certain distributions to the holders of Common Stock may result in taxable distributions to Noteholder Warrantholders pursuant to the deemed dividend rules of Section 305 of the Code and the Treasury regulations promulgated thereunder. The basis of a Noteholder Warrant should be increased by the amount of any such dividend.

    THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. ACCORDINGLY, EACH PERSON CONSIDERING THE PURCHASE OF NOTEHOLDER WARRANTS SHOULD CONSULT HIS, HER OR ITS OWN ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO HIM, HER OR IT OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTEHOLDER WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN THE APPLICABLE TAX LAWS.

                SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION

SELLING SECURITYHOLDERS

    As of the date hereof, the Noteholder Warrants are held in the form of the Global Warrant registered in the name of Cede & Co., the nominee for the Depository. With respect to the offer and sale by any Selling Securityholder of Securities pursuant to this Prospectus, a Prospectus Supplement that sets forth the name of the Selling Securityholder and the Securities being offered for sale will accompany this Prospectus. Because the Selling Securityholders may sell all or a portion of their Securities at any time and from time to time after the date hereof, no estimate can be made of the amount of Securities that each Selling Securityholder may retain upon completion of the offering to which this Prospectus relates.

METHOD OF SALE

    The Selling Securityholders may sell any or all the Securities through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers in one or more transactions in the over-the-counter market, if such a market develops, or in privately negotiated transactions, or in a combination of such transactions. Such transactions may be effected by the Selling Securityholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Such underwriters, dealers, brokers or other agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and may receive commissions from the purchasers of the Securities for whom they act as agent.

    Any Selling Securityholder and any dealer, broker or other agent selling Securities for the Selling Securityholders or purchasing any Securities from a Selling Securityholder for purposes of resale may be deemed to be an underwriter under the Securities Act and any profit from the sale of the Securities or any compensation received by such Selling Securityholder, dealer, broker or other agent may be deemed underwriting compensation. Neither the Company nor the Selling Securityholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Securityholder and any other Selling Securityholder, underwriter, dealer, or broker or other agent.

    In the event that any underwriters are used in the sale of any Securities, a Prospectus Supplement or other appropriate document will be delivered with this Prospectus which will describe any material arrangements for the distribution of such Securities, including the name or names of any underwriters, the purchase price of such Securities and the proceeds to the Selling Securityholders from any such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, together with other related information.

    The Company will issue and sell the shares of Common Stock issuable upon exercise of the Noteholder Warrants, from time to time, to registered holders of the Noteholder Warrants upon the exercise thereof.

    To comply with certain states' securities laws, if applicable, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

    There is currently no public market for the Noteholder Warrants. The Company does not currently intend to apply for listing of the Noteholder Warrants on any stock exchange. Therefore, there is no assurance that an active public market for the Noteholder Warrants will develop or that if such a market develops, that it will continue. The Common Stock is quoted on the Nasdaq National Market under the symbol "UOUT."

EXPENSES

    The Company has agreed to pay the expenses incurred in connection with the preparation and filing of this Prospectus and the related Registration Statement, except for commissions of brokers or dealers and may transfer fees incurred in connection with the sales of the Securities by any Selling Securityholder, which will be paid by such Selling Securityholder. The Company has also agreed to pay the fees and expenses incurred in connection with the registration or qualification of the Securities for sale under state securities laws.

REGISTRATION OBLIGATIONS OF THE COMPANY

    Pursuant to the Warrant Agreement, the Company has agreed to use its best efforts to maintain the effectiveness of the Registration Statement, of which this Prospectus forms a part, at all times, for so long as any Noteholder Warrants remain outstanding and for 3 years from the date on which the last Noteholder Warrant is exercised or such shorter period that will terminate when all Noteholder Warrants and all Warrant Shares covered by this Registration Statement, of which this Prospectus is a part, have been sold pursuant to such Registration Statement.

INDEMNIFICATION

    Pursuant to the provisions contained in the Registration Rights Agreement, the Company is obligated under certain circumstances to indemnify the Selling Securityholders who sell Securities pursuant to this Prospectus, their respective officers, directors and agents, and controlling persons, and each underwriter in an offering or sale of such Securities, against certain liabilities related to such sale or disposition, including liabilities arising under the Securities Act, or to contribute to payments which such persons or entities may be required to make in respect thereof. Pursuant to the provisions of the Registration Rights Agreement, the Company may, in certain circumstances, also be entitled to indemnification or contribution by the Selling Securityholders or underwriters participating in an offering of the Securities.

                                 LEGAL MATTERS

    The validity of the Noteholder Warrants and the Warrant Shares has been passed upon for the Company by Sidley & Austin, Chicago, Illinois.

                                    EXPERTS

    The Consolidated Financial Statements of the Company as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, the Statement of Revenues and Direct Expenses of Ad-Sign for the year ended December 31, 1995 and the Financial Statements of POA Acquisition Corporation as of September 30, 1996 and December 31, 1995 and 1994 and for the nine month period ended September 30, 1996 and for each of the two years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The Consolidated Financial Statements of NOA Holding Company at May 31, 1995 and 1994, and for each of the three years in the period ended May 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


    The Consolidated Financial Statements of Revere Holding Corp. and its subsidiaries as of December 31, 1995 and for the year then ended included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION



    The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files periodic reports and other information with the Commission. The Company has filed with the Commission a Registration Statement (which term shall include all amendments thereto) under the Securities Act, with respect to the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete.



    With respect to each report or other information filed with the Commission pursuant to the Exchange Act, and such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description, and each such statement is deemed to be qualified in all respects by such reference. The Registration Statement and reports and other information filed by the Company may be inspected, without charge, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and the address of such site is http://www.sec.gov.



    The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and other information concerning the Company can be inspected at the Nasdaq National Market.



    The Company intends to distribute to the holders of its shares of Common Stock annual reports containing consolidated financial statements audited by an independent accountant and quarterly reports containing unaudited condensed consolidated financial information for the first three quarters of each year.



               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE



    The following documents or information filed by the Company with the Commission are incorporated in this Prospectus by reference and made a part hereof: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 000-20823); (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997 (File No. 000-20823); (iii) Proxy Statement for the 1997 Annual Meeting of Stockholders (File No. 000-20823); (iv) Report on Form 8-K dated February 18, 1997 (File No. 000-20823); and (v) all other reports filed pursuant to Section 13(a) or 15(d) if the Exchange Act since the end of the fiscal year covered by the annual report referred to in (i) above.



    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) subsequent to the date hereof and prior to the termination of the offering of the Securities shall hereby be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any and all of the documents incorporated herein by reference (other than exhibits not specifically incorporated herein by reference). Requests for such copies should be directed to the Paul Simon, Universal Outdoor Holdings, Inc., 311 S. Wacker, Suite 6400, Chicago, Illinois 60606, telephone number (312) 431-0822.

                         INDEX TO FINANCIAL STATEMENTS
                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                                 AND SUBSIDIARY

Report of Independent Accountants.....................................................        F-2
Consolidated Balance Sheets...........................................................        F-3
Consolidated Statements of Operations.................................................        F-4
Consolidated Statements of Cash Flows.................................................        F-5
Consolidated Statements of Changes in Common Stockholders' Equity (Deficit)...........        F-6
Notes to Consolidated Financial Statements............................................        F-7

                                       NOA HOLDING COMPANY

Report of Independent Auditors........................................................       F-20
Consolidated Balance Sheets...........................................................       F-21
Consolidated Statements of Operations.................................................       F-22
Consolidated Statements of Stockholders' Equity.......................................       F-23
Consolidated Statements of Cash Flows.................................................       F-24
Notes to Consolidated Financial Statements............................................       F-25

                                             AD-SIGN
Report of Independent Accountants.....................................................       F-31
Statement of Revenues and Direct Expenses.............................................       F-32
Notes to the Statement of Revenues and Direct Expenses................................       F-33
                                   POA ACQUISITION CORPORATION
Report of Independent Accountants.....................................................       F-34
Balance Sheets........................................................................       F-35
Statements of Operations..............................................................       F-36
Statements of Shareholder's Equity....................................................       F-37
Statements of Cash Flows..............................................................       F-38
Notes to Financial Statements.........................................................       F-39
                                      REVERE HOLDING CORP.
Report of Independent Public Accountants..............................................       F-45
Consolidated Balance Sheets...........................................................       F-46
Consolidated Statements of Operations.................................................       F-47
Consolidated Statements of Stockholders' Equity.......................................       F-48
Consolidated Statements of Cash Flows.................................................       F-49
Notes to Consolidated Financial Statements............................................       F-50

ITEM 8--FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Universal Outdoor Holdings, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Universal Outdoor Holdings, Inc. and its subsidiary ("the Company") at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Chicago, Illinois
February 28, 1997

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS


                                                                      DECEMBER 31,    DECEMBER 31,
                                                                          1995            1996
                                                                     --------------  --------------   MARCH 31,
                                                                                                         1997
                                                                                                     ------------
                                                                                                     (UNAUDITED)
Current assets:
  Cash and equivalents.............................................    $       19      $   11,631     $    2,102
  Cash held in escrow..............................................        --               9,455
  Accounts receivable, less allowance for doubtful accounts of
   $106, $2,849, $106 and $2,123...................................         5,059          20,927         23,929
  Other receivables................................................           201           1,445          2,109
  Prepaid land leases..............................................         1,043           4,010          4,578
  Prepaid insurance and other......................................         1,029           4,173          4,722
                                                                     --------------  --------------  ------------
    Total current assets...........................................         7,351          51,641         37,440
                                                                     --------------  --------------  ------------
Property and equipment, net (Note 5)...............................        55,346         382,555        513,475
Goodwill and intangible assets, net (Note 6).......................         2,695         219,009        220,107
Other assets, net (Note 7).........................................         5,658          25,114         19,845
                                                                     --------------  --------------  ------------
Total assets.......................................................    $   71,050      $  678,319     $  790,867
                                                                     --------------  --------------  ------------
                                                                     --------------  --------------  ------------

                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Current maturities of long-term debt.............................    $       58      $   --         $   --
  Accounts payable.................................................         1,225           3,373          2,816
  Accrued expenses (Note 8)........................................         1,931          26,532         36,982
                                                                     --------------  --------------  ------------
    Total current liabilities......................................         3,214          29,905         39,798
                                                                     --------------  --------------  ------------
Long-term debt and other obligations (Note 9)......................       106,362         349,141        451,220
Other long-term liabilities........................................        --                 485            471
Long-term deferred income tax liabilities (Note 11)................        --              71,700         71,700
Commitments and contingencies (Notes 10 and 13)....................        --              --             --
Stockholders' equity (deficit):
  Preferred stock, $.01 par value, 10,000,000 shares authorized;
   and no shares issued and outstanding............................        --              --             --
  Common stock, $.01 par value, 75,000,000 shares authorized;
   7,000,000, 23,992,800 and 24,112,800 shares issued and
   outstanding.....................................................        --                 239            241
  Warrants.........................................................         2,500           9,967          9,967
  Additional paid in capital.......................................         1,451         295,162        298,000
  Accumulated deficit..............................................       (42,477)        (78,280)       (80,530)
                                                                     --------------  --------------  ------------
    Total stockholders' equity (deficit)...........................       (38,526)        227,088        227,678
                                                                     --------------  --------------  ------------
Total liabilities and stockholders' equity (deficit)...............    $   71,050      $  678,319     $  790,867
                                                                     --------------  --------------  ------------
                                                                     --------------  --------------  ------------


          See accompanying notes to consolidated financial statements

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (DOLLARS AND SHARES IN THOUSANDS)

                                                     FOR THE YEARS ENDED
                                                        DECEMBER 31,                FOR THE THREE MONTHS ENDED
                                              ---------------------------------  --------------------------------
                                                1994       1995        1996      MARCH 31, 1996   MARCH 31, 1997
                                              ---------  ---------  -----------  ---------------  ---------------
                                                                                   (UNAUDITED)      (UNAUDITED)
Revenues....................................  $  33,180  $  38,101  $    84,939     $   9,332       $    47,575
Less agency commissions.....................      3,414      3,953        8,801           905             3,567
                                              ---------  ---------  -----------       -------     ---------------
  Net revenues..............................     29,766     34,148       76,138         8,427            44,008
                                              ---------  ---------  -----------       -------     ---------------
Operating expenses:
  Direct advertising expenses...............     11,806     12,864       26,468         3,571            18,445
  General and administrative expenses.......      3,873      4,645       10,648         1,227             4,401
  Depreciation and amortization.............      7,310      7,402       18,286         2,032            12,859
  Non-cash compensation expense (Note 12)...     --         --            9,000        --               --
                                              ---------  ---------  -----------       -------     ---------------
                                                 22,989     24,911       64,402         6,830            35,705
                                              ---------  ---------  -----------       -------     ---------------
Operating income............................      6,777      9,237       11,736         1,597             8,303
                                              ---------  ---------  -----------       -------     ---------------
Other expense:
  Interest expense, including net
   amortization of bond discount (premium)
   of $1,818, $3,982, $4,256, $1,109 and
   $(2).....................................      9,836     12,234       19,567         3,594            10,735
  Other expenses............................      2,107        706        1,398            11              (182)
                                              ---------  ---------  -----------       -------     ---------------
    Total other expense.....................     11,943     12,940       20,965         3,605            10,553
                                              ---------  ---------  -----------       -------     ---------------
Loss before extraordinary item..............     (5,166)    (3,703)      (9,229)       (2,008)           (2,250)
Extraordinary loss on early extinguishment
 of debt....................................     --         --           26,574        --               --
                                              ---------  ---------  -----------       -------     ---------------
Net loss....................................  $  (5,166) $  (3,703) $   (35,803)    $  (2,008)      $    (2,250)
                                              ---------  ---------  -----------       -------     ---------------
                                              ---------  ---------  -----------       -------     ---------------
Loss per common and common equivalent share:
Loss before extraordinary item..............  $   (0.67) $   (0.48) $     (0.58)    $   (0.26)      $     (0.09)
Extraordinary loss..........................     --         --      $     (1.68)       --               --
Net loss....................................  $   (0.67) $   (0.48) $     (2.27)    $   (0.26)      $     (0.09)
Weighted average common and common
 equivalent shares outstanding..............      7,654      7,654       15,787         7,654            24,096

          See accompanying notes to consolidated financial statements.

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                     FOR THE YEARS ENDED
                                                        DECEMBER 31,                FOR THE THREE MONTHS ENDED
                                              ---------------------------------  --------------------------------
                                                1994       1995        1996      MARCH 31, 1996   MARCH 31, 1997
                                              ---------  ---------  -----------  ---------------  ---------------
                                                                                   (UNAUDITED)      (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................  $  (5,166) $  (3,703) $   (35,803)    $  (2,008)      $    (2,250)
  Depreciation..............................      7,466     10,354       13,309     $   2,405             8,474
  Amortization..............................      2,126      1,690        4,977           900             4,630
  Noncash compensation related to
   warrants.................................     --         --            9,000        --               --
  Extraordinary loss........................     --         --           26,574        --               --
  Loss on sale of property and equipment....         90     --          --             --               --
  Accretion of preferred stock dividends....      1,509     --          --             --               --
  Changes in assets and liabilities, net of
   effects from acquisitions:
    Accounts receivable and other
     receivables............................     (1,278)      (762)      (1,200)          113            (3,664)
    Prepaid land leases, insurance and
     other..................................       (223)      (391)         435          (539)              (98)
    Accounts payable and accrued expenses
     .......................................        384       (188)      (3,308)        2,018             4,685
                                              ---------  ---------  -----------  ---------------  ---------------
      Net cash from operating activities....      4,908      7,000       13,984         2,889            11,777
                                              ---------  ---------  -----------  ---------------  ---------------
Cash flows used in investing activities:
  Capital expenditures......................     (5,671)    (5,620)      (7,178)       (1,966)           (3,584)
  Payments for acquisitions, net of cash
   acquired.................................     (3,355)    (1,925)    (490,813)      (13,621)         (128,104)
  Proceeds from sale of property and
   equipment................................      1,003     --          --                              --
  Payment for consulting agreement..........     --         (1,400)     --                              --
  Other payments............................       (160)      (124)          13           (86)          --
                                              ---------  ---------  -----------  ---------------  ---------------
    Net cash used in investing activities...     (8,183)    (9,069)    (497,978)      (15,673)         (131,688)
                                              ---------  ---------  -----------  ---------------  ---------------
Cash flows from (used in) financing
 activities:
  Proceeds from long-term debt offerings....     25,408     --          325,255                         --
  Long-term debt repayments.................       (272)      (262)    (117,815)          (33)             (497)
  Deferred financing costs..................     (1,888)      (336)     (14,590)                           (606)
  Net borrowings under credit agreements....      3,040      2,671      486,052        12,809           102,030
  Repayment of credit facilities............     --         --         (475,713)                        --
  Proceeds from equity offerings............     --         --          292,417                         --
  Payment for redemption of preferred
   stock....................................    (23,015)    --          --                              --
                                              ---------  ---------  -----------  ---------------  ---------------
    Net cash from financing activities......      3,273      2,073      495,606        12,776           100,927
                                              ---------  ---------  -----------  ---------------  ---------------
Net increase (decrease) in cash and
 equivalents................................         (2)         4       11,612            (8)          (18,984)
Cash and equivalents, at beginning of
 period.....................................         17         15           19            19            21,086
                                              ---------  ---------  -----------  ---------------  ---------------
Cash and equivalents, at end of period......  $      15  $      19  $    11,631     $      11       $     2,102
                                              ---------  ---------  -----------  ---------------  ---------------
                                              ---------  ---------  -----------  ---------------  ---------------
Supplemental cash flow information:
  Interest paid during the period...........  $   7,885  $   8,196  $    10,910     $     401       $     1,366
                                              ---------  ---------  -----------  ---------------  ---------------
                                              ---------  ---------  -----------  ---------------  ---------------

          See accompanying notes to consolidated financial statements

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                       (DOLLARS AND SHARES IN THOUSANDS)

                                                                COMMON
                                                  SHARES OF    STOCK AND                                 TOTAL
                                     SHARES OF     COMMON     ADDITIONAL                             STOCKHOLDERS'
                                      COMMON     STOCK B AND    PAID-IN                ACCUMULATED       EQUITY
                                       STOCK          C         CAPITAL    WARRANTS      DEFICIT       (DEFICIT)
                                    -----------  -----------  -----------  ---------  -------------  --------------
Balance at December 31, 1993......       7,000                $     1,051              $   (33,608)   $    (32,557)
Debt proceeds attributable to
 warrants issued..................                                            $2,500                         2,500
Reclassification of redeemable
 common stock.....................                                    400                                      400
Net loss..........................                                                          (5,166)         (5,166)
                                    -----------  -----------  -----------  ---------  -------------  --------------
Balance at December 31, 1994......       7,000                      1,451      2,500       (38,774)        (34,823)
Net loss..........................                                                          (3,703)         (3,703)
                                    -----------  -----------  -----------  ---------  -------------  --------------
Balance at December 31, 1995......       7,000                      1,451      2,500       (42,477)        (38,526)
Issuance of Class B and C common
 shares...........................                    6,000        30,000                                   30,000
Issuance of warrants..............                                             9,000                         9,000
Conversion of Class B and Class C
 common stock shares to common
 shares...........................       6,000       (6,000)
Initial stock offering proceeds,
 net of costs associated with
 issuance of $2,082...............       4,630                     60,353                                   60,353
Exercise of warrants..............         613                      1,533     (1,533)
Secondary stock offering proceeds,
 net of costs associated with
 issuance of $796.................       5,750                    202,064                                  202,064
Net loss..........................                                                         (35,803)        (35,803)
                                    -----------  -----------  -----------  ---------  -------------  --------------
Balance at December 31, 1996......      23,993       --       $   295,401     $9,967  $    (78,280 ) $     227,088
                                    -----------  -----------  -----------  ---------  -------------  --------------
                                    -----------  -----------  -----------  ---------  -------------  --------------

(UNAUDITED)
Issuance of common stock shares...         120                      2,906                                    2,906
Costs associated with 1996
 offerings........................                                    (66)                                     (66 )
Net loss for the three months
 ended March 31, 1997.............                                                          (2,250 )        (2,250 )
                                    -----------  -----------  -----------  ---------  -------------  --------------
Balance at March 31, 1997.........      24,113                $   298,241  $   9,967  $    (80,530 ) $     227,678
                                    -----------  -----------  -----------  ---------  -------------  --------------
                                    -----------  -----------  -----------  ---------  -------------  --------------

          See accompanying notes to consolidated financial statements.

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 1 -- BASIS OF PRESENTATION AND DESCRIPTION OF THE BUSINESS:
    Universal Outdoor Holdings, Inc., was incorporated on May 23, 1991 and through its principal operating subsidiary, Universal Outdoor, Inc. (collectively, the "Company") is engaged principally in the rental of advertising space on outdoor advertising structures. The Company operates in three distinct regions: the Midwest (Chicago, Minneapolis/St. Paul, Indianapolis, Milwaukee, Des Moines, Evansville, IN and Dallas), the Southeast (Orlando, Jacksonville, Palm Beach, Ocala and the Atlantic Coast, including
Myrtle  Beach  and  the  Gulf   Coast  areas  of  Florida,  Memphis/Tunica   and
Chattanooga), and the East Coast (New York, Washington D.C., Philadelphia, Northern New Jersey, Wilmington, Salisbury and Hudson Valley, NY).

    Historically, manufacturers of tobacco products, principally cigarettes, have been major users of outdoor advertising displays, including displays operated by the Company. The following industries generated significant revenues as a percentage of the Company's net revenues in 1996: tobacco (13.2%); automotive (10.9%); retail (14.6%); and entertainment (11.2%).

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES:
    The summary of significant accounting policies is presented to assist the reader in understanding and evaluating the Company's consolidated financial statements. These policies are in conformity with generally accepted accounting principles consistently applied in all material respects.

BASIS OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany balances, transactions and profits have been eliminated.

REVENUE RECOGNITION

    The Company's revenues are generated from contracts with advertisers generally covering periods of one to twelve months. The Company recognizes revenues monthly over the period in which advertisement displays are posted on the advertising structures. A full month's revenue is recognized in the first month of posting. Costs incurred for the production of outdoor advertising displays are recognized in the initial month of the contract or as incurred during the contract period. Payments received in advance of billings are recorded as deferred revenues.

CASH AND EQUIVALENTS

    The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents.

    Cash held in escrow represents a deposit made by Revere Holding Corp. under an agreement relating to a contemplated acquisition of property. The property was subsequently not acquired and therefore the funds were returned to cash and equivalents.

PREPAID LAND LEASES

    Most of the Company's advertising structures are located on leased land. Land rents are typically paid in advance for periods ranging from one to twelve months. Prepaid land leases are expensed ratably over the related rental term.

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Normal maintenance and repair costs are expensed. Depreciation is computed principally using a straight-line method over the estimated useful lives of the assets:

Buildings........................................................   39 years
Advertising structures...........................................   15 years
Vehicles and equipment...........................................  5-7 years

GOODWILL AND INTANGIBLE ASSETS

    Non-compete agreements are amortized over their estimated economic lives, ranging from three to ten years. Goodwill is amortized over fifteen years on a straight-line basis. The Company reviews the carrying value of intangibles and other long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. This review is performed by comparing estimated undiscounted future cash flows from the use of the asset to the recorded value of the asset.

OTHER ASSETS

    Loan costs incurred in connection with obtaining financing have been deferred and are being amortized on a straight-line basis over the life of the loans. Acquisition costs are amortized over five years.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of cash and equivalents, accounts receivable and accounts payable approximate the carrying value because of the immediate or short-term maturity of these financial instruments. The fair value of the Company's other financial instruments approximates the carrying value.

STOCK-BASED COMPENSATION

    In  1996, the  Company adopted  Statement of  Financial Accounting Standards
(SFAS) No. 123, "Accounting for Stock-Based Compensation." In accordance with provisions of SFAS No. 123, the Company applies fair value accounting for its stock-based compensation.

EARNINGS PER SHARE

    Earnings per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during each year (7,654,000 shares in 1994, 7,654,000 shares in 1995 and 15,787,000 shares in 1996). All per share information in these financial statements have been adjusted to give effect to a 16-for-one stock split in July 1996.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
RECLASSIFICATIONS

    Certain  amounts in the prior  years' consolidated financial statements have
been  reclassified  to  conform  with  the  current  year  presentation.   These
reclassifications had no effect on previously reported net losses.

INTERIM FINANCIAL INFORMATION

    The unaudited interim financial information as of March 31, 1997 and 1996 and for the three months then ended has been prepared from the unaudited financial records of the Company and, in the opinion of management, reflects all adjustments necessary for a fair presentation of the financial position and results of operations and of cash flows for the respective interim periods. All adjustments were of a normal and recurring nature.

NOTE 3 -- EQUITY OFFERINGS AND DEBT REFINANCINGS:

Proceeds from equity offerings:
  Private investors............................................  $   30,000
  Initial public offering......................................      60,353
  Secondary public offering....................................     202,064
                                                                 ----------
                                                                    292,417
                                                                 ----------
Proceeds from long-term debt offerings:
  9 3/4% Senior Subordinated Debt..............................     223,587
  9 3/4% Series B Senior Subordinated Debt.....................     101,500
  Paramount note...............................................         168
                                                                 ----------
                                                                    325,255
                                                                 ----------
Proceeds from credit facilities................................     486,052
                                                                 ----------
    Total proceeds from financings.............................   1,103,724
                                                                 ----------
Proceeds from financings used for:
  14% Senior Secured Discount Notes repayment..................      32,718
  11% Senior Notes repayment...................................      65,000
  Penalty on the early retirement of 11% Senior Notes and 14%
   Senior Secured Notes........................................      18,424
  Mortgage and other...........................................       1,673
                                                                 ----------
                                                                    117,815
Repayment of credit facilities.................................     475,713
Financing costs................................................      14,590
                                                                 ----------
                                                                    680,118
                                                                 ----------
Net financing proceeds.........................................  $  495,606
                                                                 ----------
                                                                 ----------

    In April 1996, the Company sold to private investors 2,984,000 shares of Class B common stock and 3,016,000 shares of Class C common stock for net proceeds of approximately $30 million. The proceeds were used to assist in financing the acquisition of NOA Holding Corp.

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 3 -- EQUITY OFFERINGS AND DEBT REFINANCINGS: (CONTINUED)
    In July 1996, the Company completed an initial public offering (IPO) of approximately 4,630,000 shares of its common stock, at a price of $14.50 per share for net proceeds of $60,353. In conjunction with the IPO, the Company effected a 16-for-one stock split. In October 1996, a secondary offering of approximately 5,750,000 shares of the Company's common stock was issued at an offering price of $37.50 per share for net proceeds of $202,064.

    At December 31, 1996 the Company's credit facility provides for a total loan commitment of $230 million with (i) a revolving line of credit facility providing for borrowings of up to $12.5 million, (ii) an acquisition credit line in the amount of $212.5 million which is available under a revolving/term loan facility and (iii) a swing line in the amount of $5 million. In 1996, proceeds from credit facilities totaled $486,052, while credit facility repayments totaled $475,713.

    The Company completed a public offering of $225 million 9 3/4% Senior Subordinated Notes due 2006 for net proceeds of $223,587 in October 1996 and a private offering of $100 million 9 3/4% Series B Subordinated Notes due 2006 for net proceeds of $101,500 in December 1996 (collectively, "the Notes Offerings").

    The net proceeds of the equity offerings and the Notes Offerings together with the proceeds under the available credit facilities were used to redeem all of the outstanding 14% Senior Secured Discount Notes due 2003 at $32,718 and the 11% Senior Notes due 2003 at $65,000, pay the $18,424 related penalty, repay approximately $285 million of the then outstanding credit facility and pay the purchase price of $25 million relating to certain acquisitions which occurred in 1996. The redemptions during the year resulted in an extraordinary loss of $26,574.

NOTE 4 -- ACQUISITIONS:
    The Company's wholly owned subsidiary, Universal Outdoor, Inc. ("Universal") completed the following acquisitions for cash during 1996:

                                                                         PURCHASE PRICE
                                                                    ------------------------
                                                                       STOCK        ASSET
                                                    ACQUIRED        ACQUISITION  ACQUISITION
                                               -------------------  -----------  -----------
Ad-Sign, Inc.                                        January, 1996                $  12,500
NOA Holding Corp.                                      April, 1996   $  83,295
Iowa Outdoor Displays                              September, 1996                    1,794
The Chase Company                                  September, 1996                    5,800
Outdoor Advertising Holdings, Inc.                   October, 1996     239,064
Revere Holding Corp.                                December, 1996     123,794

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 4 -- ACQUISITIONS: (CONTINUED)
    The purchase price for accounting purposes was allocated as follows to the assets purchased and the liabilities assumed based upon the estimated fair values on the dates of acquisition. It is expected that revisions to the assets purchased and liabilities assumed will be made during 1997; however, it is not expected that such revisions will have any material effect.

                                                                                      1996
                                                                                   -----------
Current assets, other than cash..................................................  $    22,567
Property and equipment...........................................................      323,624
Goodwill.........................................................................      219,406
Other assets.....................................................................        4,847
Current liabilities..............................................................      (32,497)
Net deferred taxes...............................................................      (71,700)
                                                                                   -----------
                                                                                   $   466,247
                                                                                   -----------
                                                                                   -----------

    All acquisitions have been accounted for under the purchase method of accounting and, accordingly, the operating results of the acquired businesses are included in the Company's consolidated financial statements from the respective dates of acquisition. Where required, net deferred taxes were recorded representing the temporary difference between the tax attributes assumed and the recorded fair value as of the date of acquisition. Since it is not deductible for tax purposes, no deferred taxes are required to be recorded for amounts allocated to goodwill.

    In conjunction with the acquisitions, the Company recorded reserves of approximately $5.0 million to cover anticipated costs of combining its existing business with the acquired outdoor advertising businesses. The reserves relate to liabilities incurred for relocation $(1.6 million), severance $(1.4 million), facility charges $(1.3 million) and other related expenditures $(0.7 million). Approximately $1.3 million was charged against this reserve during 1996.

    The following unaudited pro forma financial information includes the results of operations of the 1996 and significant 1997 acquisitions as if the transactions had been consummated as of the beginning of the periods presented after including the impact of certain adjustments such as depreciation of advertising structures, amortization of goodwill and other intangibles, reduction of corporate expenses and interest expense on debt assumed to have been incurred to complete the transactions.

                                                      1995          1996       FOR THE THREE
                                                  ------------  ------------   MONTHS ENDED
                                                                              MARCH 31, 1996
                                                  (UNAUDITED)   (UNAUDITED)   ---------------
                                                                                (UNAUDITED)
Net revenues....................................   $  162,758    $  176,611     $    40,031
Depreciation and amortization...................       50,818        50,818          12,705
Operating income................................       24,836        34,957           5,115
Interest expense................................       40,670        44,235          11,089
Loss before income taxes and extraordinary
 loss...........................................      (15,962)      (20,089)         (5,974)
Loss before income taxes........................   $  (15,962)   $  (37,663)    $    (5,974)

Loss per share..................................   $    (1.01)   $    (2.39)    $     (0.25)

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 4 -- ACQUISITIONS: (CONTINUED)
    These unaudited pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire periods presented and are not intended to project future results.

NOTE 5 -- PROPERTY AND EQUIPMENT:
    Property and equipment consist of the following at December 31:

                                                                         1995        1996
                                                                       ---------  -----------
Outdoor advertising structures.......................................  $  76,340  $   390,963
Land and capitalized land lease costs................................      2,232       12,130
Vehicles and equipment...............................................      4,712       12,744
Building and leasehold improvements..................................      3,150       11,087
Display faces under construction.....................................      1,344          748
                                                                       ---------  -----------
                                                                          87,778      427,672
Less accumulated depreciation........................................     32,432       45,117
                                                                       ---------  -----------
                                                                       $  55,346  $   382,555
                                                                       ---------  -----------
                                                                       ---------  -----------

NOTE 6 -- GOODWILL AND INTANGIBLE ASSETS:
    Goodwill and intangible assets consist of the following at December 31:

                                                                           1995        1996
                                                                         ---------  -----------
Non-compete agreements.................................................  $   6,500  $     6,642
Goodwill...............................................................        930      221,909
                                                                         ---------  -----------
                                                                             7,430      228,551
Less accumulated amortization..........................................      4,735        9,542
                                                                         ---------  -----------
                                                                         $   2,695  $   219,009
                                                                         ---------  -----------
                                                                         ---------  -----------

NOTE 7 -- OTHER ASSETS:
    Other assets consist of the following at December 31:

                                                                           1995        1996
                                                                         ---------  -----------
Financing costs........................................................  $   6,284  $    24,980
Deposits...............................................................         20        5,073
Other..................................................................      1,211        4,815
                                                                         ---------  -----------
                                                                             7,515       34,868
Less accumulated amortization..........................................      1,857        9,754
                                                                         ---------  -----------
                                                                         $   5,658  $    25,114
                                                                         ---------  -----------
                                                                         ---------  -----------

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 8 -- ACCRUED EXPENSES:
    Accrued expenses consist of the following at December 31:

                                                                            1995       1996
                                                                          ---------  ---------
Interest payable........................................................  $   1,054  $   5,667
Other taxes payable.....................................................     --          4,070
Employee compensation and related taxes.................................        184      2,479
Deferred revenue........................................................        468      2,114
Accrued leases..........................................................     --          1,599
Severance and relocation................................................     --          2,121
Professional services...................................................     --          1,935
Lease and maintenance...................................................     --          2,392
Other...................................................................        225      4,155
                                                                          ---------  ---------
                                                                          $   1,931  $  26,532
                                                                          ---------  ---------
                                                                          ---------  ---------

NOTE 9 -- LONG-TERM DEBT AND OTHER OBLIGATIONS:
    Long-term debt and other  obligations consist of  the following at  December
31:

                                                                         1995         1996
                                                                      -----------  -----------
9 3/4% Senior Subordinated Notes due 2006, net of discount of
 $1,389.............................................................  $   --       $   223,611
9 3/4% Series B Senior Subordinated Notes due 2006, net of premium
 of $1,487..........................................................      --           101,487
Revolving Credit Loan...............................................        3,286      --
Acquisition Credit Loan.............................................        6,375      --
Acquisition Term Loan                                                     --            20,000
14% Senior Secured Discount Notes, due 2004, net of discount of
 $20,918............................................................       29,083      --
11% Senior Notes due 2003, net of discount of $839..................       64,161      --
Other obligations...................................................        3,515        4,043
                                                                      -----------  -----------
                                                                          106,420      349,141
Less current maturities of long-term debt and other obligations.....           58      --
                                                                      -----------  -----------
                                                                      $   106,362  $   349,141
                                                                      -----------  -----------
                                                                      -----------  -----------

9 3/4% SENIOR SUBORDINATED NOTES

    The Senior Notes mature on October 15, 2006 and bear interest at 9 3/4% payable semiannually on April 15 and October 15, beginning on April 15, 1997. The Company is required to meet certain financial tests which include those relating to the maintenance of a minimum fixed charge ratio, minimum adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) and a senior leverage ratio.

    The Senior Notes are general unsecured obligations of the Company and are subordinated to all existing and future Senior Debt, including the indebtedness under the credit facilities. The indenture governing the Senior Notes contains certain restrictive covenants including, among others, limitations on

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 9 -- LONG-TERM DEBT AND OTHER OBLIGATIONS: (CONTINUED)
additional debt incurrence, restrictions on distributions to shareholders, the creation of liens, the merger or sale of substantially all of the Company or its operating subsidiaries assets and engaging in certain transactions with affiliates.

9 3/4% SERIES B SENIOR SUBORDINATED NOTES

    The Series B Senior Notes mature on October 15, 2006 and bear interest at 9 3/4% payable semiannually on April 15 and October 15, beginning on April 15, 1997. The Company is required to meet certain financial tests which include those relating to the maintenance of a minimum fixed charge ratio and minimum adjusted EBITDA.

    The Series B Senior Notes are general unsecured obligations of the Company and are subordinated to all existing and future Senior Debt, including indebtedness under the credit facilities. The indenture governing the Series B Senior Notes contains certain restrictive covenants including, among others, limitations on additional debt incurrence, restrictions on distributions to shareholders, the creation of liens, the merger or sale of substantially all of the Company's assets and engaging in certain transactions with affiliates.

CREDIT FACILITIES

    In October 1996, the Company amended and restated its existing credit facilities to provide for a total loan commitment of $230 million with (i) a revolving line of credit facility providing for borrowings of up to $12.5 million, (ii) an acquisition credit line in the amount of $212.5 million which is available under a revolving/term loan facility and (iii) a swing line in the amount of $5 million. Upon the failure of certain events to occur prior to October 1997, a total of $100 million under the $212.5 million revolving/ term loan facility may be converted to a term facility which may not be reborrowed. Approximately $212.5 million of the credit facility matures on September 30, 2003 with the remaining amount maturing on September 30, 2004. As of December 31, 1996, the Company had drawn down $20 million under the acquisition credit facility and had no borrowings under the revolving credit facility or the swing line of credit.

    The loans under the revolving credit facility and acquisition term loan bear interest at the rate per annum equal to the prime rate or euro dollar rate, plus an additional 0% to 2.75% depending on the leverage ratio of the Company as defined in the credit facility agreement. The interest rate in effect during 1996 ranged from 7.875% to 10%. Interest on the credit facility is payable upon the date of maturity.

    Each of the revolving credit facility and the acquisition credit facility are secured by a first priority lien on the assets of Universal and upon the existence of certain conditions, a pledge of the common stock of the Company held by certain management shareholders, as well as the pledge of the Company's stock. Borrowings under the new credit facility are subject to certain restrictive covenants including, among others, a minimum fixed charge ratio, a minimum adjusted EBITDA and maximum senior leverage ratio. The new credit facility contains certain restrictive covenants including, among others, limitations on additional debt incurrence, restrictions on distributions to shareholders, the creation of liens, the merger or sale of substantially all of the Company's assets and engaging in certain transactions with affiliates. Commitment fees are 1/2 percent on the unused portion of the acquisition credit line and the revolving credit facility.

    Net debt issuance costs of $14,100 were capitalized in 1996 and are being amortized on a straight-line basis over the term of the debt.

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 9 -- LONG-TERM DEBT AND OTHER OBLIGATIONS: (CONTINUED)
    Future maturities of long-term debt and other obligations as of December 31, 1996 are as follows:

1997.............................................................  $  --
1998.............................................................     20,352
1999.............................................................      1,991
2000.............................................................     --
2001.............................................................        500
2002 and thereafter..............................................    326,298
                                                                   ---------
Total............................................................  $ 349,141
                                                                   ---------
                                                                   ---------

NOTE 10 -- LEASE COMMITMENTS:
    Rent  expense totaled  $4,600, $4,600  and $13,002  in 1994,  1995 and 1996,
respectively. Minimum annual rentals under the terms of noncancelable operating leases with terms in excess of one year in effect at December 31, 1996 are payable as follows:

YEAR                                                                        CAPITAL     OPERATING
------------------------------------------------------------------------  -----------  -----------
1997....................................................................   $     275    $     448
1998....................................................................         233          277
1999....................................................................         117          172
2000....................................................................          26          126
2001....................................................................      --               18
                                                                               -----   -----------
  Total minimum lease payments..........................................         651    $   1,041
                                                                                       -----------
                                                                                       -----------
Less: amounts representing interest.....................................         (71)
                                                                               -----
Present value of minimum lease payments.................................         580
Less: current portion...................................................         235
                                                                               -----
Long-term capitalized lease obligations.................................   $     345
                                                                               -----
                                                                               -----

NOTE 11 -- INCOME TAXES:
    The Company incurred a net operating loss in 1994, 1995 and 1996; therefore, no provision for income taxes was required.

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 11 -- INCOME TAXES: (CONTINUED)
    Deferred tax assets (liabilities) consist of the following at December 31:

                                                                          1995        1996
                                                                        ---------  ----------
Deferred tax liabilities:
Property and equipment................................................  $  --      $  (99,212)
                                                                        ---------  ----------
  Total deferred tax liabilities......................................     --         (99,212)
                                                                        ---------  ----------
Deferred tax assets:
Bad debts.............................................................         42         897
Non-deductible accrued expenses.......................................         53       2,140
Property and equipment................................................        523      --
Goodwill and intangibles..............................................     --           6,112
Non-deductible interest...............................................      1,803      --
Warrants..............................................................     --           3,600
Operating loss and credit carryforwards...............................      6,202      34,628
                                                                        ---------  ----------
  Total deferred tax assets...........................................      8,623      47,377
                                                                        ---------  ----------
Valuation allowance...................................................     (8,623)    (19,865)
                                                                        ---------  ----------
  Net deferred tax liabilities........................................  $  --      $  (71,700)
                                                                        ---------  ----------
                                                                        ---------  ----------

    The Company has established a valuation allowance against a portion of its operating loss and credit carryforwards following an assessment of the likelihood of realizing such amounts. In arriving at the determination as to the amount of the valuation allowance required, the Company considered its past operating history as well as significant acquisitions made in 1996, statutory restrictions on the use of operating losses from acquisitions acquired during the year, tax planning strategies and its expectation of the level and timing of future taxable income.

    At December 31, 1996, the Company had net operating loss and credit carryforwards for federal income tax purposes of approximately $86 million. Included in total net operating loss carryforwards is approximately $45 million of operating loss and credit carryforwards generated by certain acquired companies prior to their acquisition by the Company. Total carryforwards expire between 2005 and 2011. During the current fiscal year, the Company did not utilize any net operating loss or credit carryforwards.

    The Company experienced an ownership change within the meaning of Section 382 of the Internal Revenue Code. As such, the utilization of net operating loss carryforwards are subject to an annual limitation based upon the value of the Company on the change date. The acquisition of Outdoor Advertising Holdings, Inc. and Revere Holding Corp. resulted in an "ownership change" and a limitation is imposed on the acquired net operating loss carryforwards in these acquisitions. Furthermore, the Company's use of the net operating loss carryforwards are subject to limitations applicable to corporations filing consolidated federal income tax returns.

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 12 -- WARRANTS:
    The following table summarizes the Company's warrant activity:

                                                                                  EXERCISE
                                                         1995         1996         PRICE
                                                      -----------  -----------  ------------
Number of shares under warrants:
Beginning of year...................................    1,000,000    1,000,000  $    .000625
Granted.............................................      --         2,470,608  $       5.00
Exercised...........................................      --          (612,800)
Canceled/expired....................................      --           --
                                                      -----------  -----------
Warrants outstanding at end of year.................    1,000,000    2,857,808
                                                      -----------  -----------
                                                      -----------  -----------
Warrants exercisable at end of year.................    1,000,000    2,857,808
                                                      -----------  -----------
                                                      -----------  -----------

    In 1994, the Company issued 1,000,000 warrants which expire on July 1, 2004. The warrants were assigned, based on market conditions at the time of grant, a value of $2,500. Each warrant entitles the holder to purchase one share of common stock (the "warrant share"). In July 1996, a total of 612,800 warrants were exercised into warrant shares. A total of 387,200 warrants remain exercisable into warrant shares.

    In April 1996, key executives and employees were granted 2,470,608 warrants to purchase common shares (the "1996 Warrant Plan"). Each warrant is fully exercisable into one share of common stock at a warrant exercise price of $5.00 per share. A total of 2,470,608 shares of common stock have been reserved for issuance pursuant to the warrants issued in 1996. The fair value of each warrant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1996:
dividend yield of 0%, expected stock price volatility of 39.42%, risk-free interest rate of 6.28% and expected lives of 7 years. The Company recognized a one-time non-cash compensation charge of $9 million relating to the issuance of the warrants under the 1996 Warrant Plan.

NOTE 13 -- CONTINGENCIES:
    The Company, as the successor to Outdoor Advertising Holdings, Inc. and POA Acquisition Company ("POA"), is a defendant in a case pending in the United States District Court, Middle District of Florida. The plaintiffs alleged that POA, among others, conspired to restrain trade and to monopolize the market for leases for land on which outdoor advertising structures can be erected. The case was set for trial in January 1997 and has been continued pending court availability. The plaintiffs have alleged that the acts on the defendants resulted in harm to the plaintiffs and damages of $4 to $12 million, which could be trebled under the applicable laws. The Company intends to defend the case vigorously. There can be no assurance as to the ultimate outcome of this litigation although management does not presently believe it will have a material adverse effect on its results of operations or financial condition.

    The case was settled in March 1997 with no material adverse effect on the results of operations or financial condition of the Company (Unaudited).

    The Company is subject to various other claims and routine litigation arising in the ordinary course of business. Based on the advice of counsel, management does not believe that the result of such other claims and litigation, individually or in the aggregate, will have a material effect on the Company's business or its results of operations, cash flows or financial position.

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 14 -- QUARTERLY FINANCIAL DATA (UNAUDITED):
    Summarized quarterly financial data for 1996 is as follows:

                                                  FIRST     SECOND      THIRD      FOURTH
                                                ---------  ---------  ---------  ----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
1996
Net revenues..................................  $   8,427  $  17,812  $  18,643  $   31,256
Operating income..............................      1,597     (1,638)     5,874       5,903
Income (loss) before extraordinary item.......     (2,008)    (8,148)     1,991      (1,064)
Net income (loss).............................     (2,008)    (8,148)       591     (26,238)
Per Share:
  Income (loss) before extraordinary item.....  $    (.26) $   (1.06) $     .10  $     (.04)
Net income (loss).............................  $    (.26) $   (1.06) $     .03  $    (1.08)
Weighted average shares outstanding...........      7,654      7,654     19,297      24,343

    In the third quarter of 1996, the Company recorded a non-cash compensation charge in the amount of $9 million relating to management warrants.

    In 1996, the Company recorded an extraordinary loss of $26,574 related to the early retirement of the 11% Senior Notes and the 14% Senior Secured Notes.

    Summarized quarterly financial data for 1995 is as follows:

                                                  FIRST     SECOND      THIRD      FOURTH
                                                ---------  ---------  ---------  ----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
1995
Net revenues..................................  $   7,236  $   9,175  $   8,940  $    8,797
Operating income..............................      1,319      3,055      2,458       2,405
Income (loss) before extraordinary item.......     (1,778)      (215)      (811)       (899)
Net loss......................................     (1,778)      (215)      (811)       (899)
Per Share:
  Loss before extraordinary item..............  $    (.23) $    (.03) $    (.11) $     (.12)
  Net income (loss)...........................  $    (.23) $    (.03) $    (.11) $     (.12)
Weighted average shares outstanding...........      7,654      7,654      7,654       7,654

NOTE 15 -- RELATED-PARTY TRANSACTIONS:
    During 1996 the Company paid management fees in the amount of $1,250 to a private investor, which is included in other expenses on the Consolidated Statement of Operations.

NOTE 16 -- SUBSEQUENT EVENTS:

    In January 1997, the Company acquired a total of approximately 2,018 advertising display faces located in and around Memphis, Tennessee. The purchase price was approximately $71 million plus 100,000 shares of common stock of the Company issued on January 2, 1997 at market value.


    In January 1997, the Company acquired a total of approximately 1,035 advertising display faces located in three markets in the east coast of the United States, including Metro New York, Northern New Jersey and Hudson Valley, for approximately $40 million in cash.

                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 16 -- SUBSEQUENT EVENTS: (CONTINUED)
    In February  1997,  the  Company  acquired  a  total  of  approximately  135 advertising display faces located in and around Evansville, Indiana for approximately $5.5 million in cash. The Company also acquired 12 existing advertising display faces and 35 in process display faces in New Jersey for approximately $5.3 million in cash.

    In February 1997, the Company agreed to acquire approximately 1,450 advertising display faces in the Baltimore metropolitan area for $46.5 million in cash.

(UNAUDITED)

    In March 1997, the Company acquired a total of approximately 600 bus shelters and panels in and around Memphis, Tennessee for approximately $8.5 million in cash.


    In March 1997, the Company acquired $600,000 of outdoor advertising properties in Florida in exchange for 20,000 shares of its common stock.


    In April 1997, the Company entered into an agreement to purchase 91 advertising display faces in and around New York, New York for approximately $51.0 million in cash.

    In May 1997, the Company amended its existing credit facilities to provide for an additional loan commitment of $75 million in the form of a term loan which was drawn upon in May 1997.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
NOA Holding Company

    We have audited the accompanying consolidated balance sheets of NOA Holding Company as of May 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended May 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NOA Holding
Company as of May 31, 1994 and 1995 and the consolidated results of its operations and cash flows for each of the three years in the period ended May 31, 1995 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Minneapolis, Minnesota
July 21, 1995

                              NOA HOLDING COMPANY
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                     MAY 31,
                                                               --------------------
                                                                                      MARCH 31,
                                                                 1994       1995        1996
                                                               ---------  ---------  -----------
                                                                                     (UNAUDITED)
                                             ASSETS
Current assets:
  Cash.......................................................  $   1,619  $   1,630   $     906
  Accounts receivable, net of allowance for doubtful accounts
   of $346,000 in 1994 and $338,000 in 1995..................      4,384      4,517       3,639
  Other receivables..........................................        256        262         126
  Inventories................................................        267        282         153
  Current portion of prepaid leases..........................      1,183      1,098       1,059
  Prepaid expenses...........................................        390        274         191
  Other assets...............................................        150         35         210
                                                               ---------  ---------  -----------
      Total current assets...................................      8,249      8,098       6,284
                                                               ---------  ---------  -----------
Long-term portion of prepaid leases..........................        312        509         545
Property and equipment, net (Note 3).........................     23,562     22,357      14,422
Intangibles, net (Note 4)....................................     17,505     12,374       5,714
                                                               ---------  ---------  -----------
      Total assets...........................................  $  49,628  $  43,338   $  26,965
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................................  $     605  $     650   $     460
  Revolving credit...........................................        200     --          --
  Accrued interest...........................................        598        191         393
  Other accrued expenses.....................................      1,626      1,800       1,705
  Deferred revenue...........................................        100         66         137
  Current portion of long-term debt..........................      6,000        608          90
                                                               ---------  ---------  -----------
      Total current liabilities..............................      9,129      3,315       2,785
                                                               ---------  ---------  -----------
Long-term debt (Note 5)......................................     29,657     30,324       4,552
Other long-term liabilities..................................        577        480         932
                       STOCKHOLDERS' EQUITY (NOTES 8 AND 9)
Preferred stock, par value $.10 per share:
  Authorized shares -- 1,000
  Issued shares -- 1,000.....................................     --         --          --
Class A common stock, par value $.01 per share:
  Authorized shares -- 200,000
  Issued shares -- 81,693.70 in 1994 and 72,919.94 in 1995...          1          1           1
Class B common stock, par value $.01 per share:
  Authorized shares -- 25,000
  Issued shares -- 13,199.82 in 1994 and 6,172.16 in 1995....     --         --          --
Additional paid-in capital...................................     19,524     18,857      18,857
Retained deficit.............................................     (9,260)    (9,639)       (162)
                                                               ---------  ---------  -----------
      Total stockholders' equity.............................     10,265      9,219      18,696
                                                               ---------  ---------  -----------
      Total liabilities and stockholders' equity.............  $  49,628  $  43,338   $  26,965
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------

                See notes to consolidated financial statements.

                              NOA HOLDING COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                            TEN MONTHS ENDED
                                                                YEAR ENDED MAY 31              MARCH 31,
                                                         -------------------------------  --------------------
                                                           1993       1994       1995       1995       1996
                                                         ---------  ---------  ---------  ---------  ---------
                                                                                              (UNAUDITED)
Revenues...............................................  $  33,503  $  33,784  $  37,054  $  30,369  $  28,964
Less agency commissions and discounts..................      4,394      4,082      4,553      3,730      3,570
                                                         ---------  ---------  ---------  ---------  ---------
Net revenue............................................     29,109     29,702     32,501     26,639     25,394
Operating expenses:
  Production...........................................      6,876      6,466      6,472      5,416      4,697
  Real estate rental...................................      6,763      7,143      7,556      6,212      6,021
  Selling..............................................      2,364      2,773      2,545      2,108      1,803
  General and administrative...........................      4,951      5,294      5,388      4,391      3,509
  Depreciation and amortization........................      6,726      6,816      7,201      6,589      5,073
                                                         ---------  ---------  ---------  ---------  ---------
                                                            27,680     28,492     29,162     24,716     21,103
                                                         ---------  ---------  ---------  ---------  ---------
Operating profit.......................................      1,429      1,210      3,339      1,923      4,291
Interest...............................................      3,613      3,479      3,062      2,601      1,769
Gain on sale of assets.................................     --         --         --         --         (9,983)
                                                         ---------  ---------  ---------  ---------  ---------
Net income (loss) before income taxes..................     (2,184)    (2,269)       277       (678)    12,505
Income taxes...........................................     --         --         --         --          2,441
                                                         ---------  ---------  ---------  ---------  ---------
Net income (loss)......................................     (2,184)    (2,269)       277       (678)    10,064
Dividends on preferred stock...........................       (594)    --         --         --           (587)
                                                         ---------  ---------  ---------  ---------  ---------
Net income (loss) applicable to common shares..........  $  (2,778) $  (2,269) $     277  $    (678) $   9,477
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------

                See notes to consolidated financial statements.

                              NOA HOLDING COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                             (DOLLARS IN THOUSANDS)

                                          PREFERRED STOCK   CLASS A COMMON     CLASS B COMMON
                                                                STOCK              STOCK         ADDITIONAL
                                          ---------------  ----------------  ------------------   PAID-IN    RETAINED
                                          SHARES   AMOUNT   SHARES    AMOUNT   SHARES    AMOUNT   CAPITAL    DEFICIT
                                          ------   ------  ---------  -----  ----------  ------  ---------   --------
Balance at May 31, 1992.................  1,000    $--     81,693.70  $  1    13,199.82  $--     $19,228     $ (3,612)
  Dividends declared....................   --       --        --       --        --       --       --            (594)
  Net loss..............................   --       --        --       --        --       --       --          (2,184)
                                          ------   ------  ---------  -----  ----------  ------  ---------   --------
Balance at May 31, 1993.................  1,000     --     81,693.70     1    13,199.82   --      19,228       (6,390)
  Dividends declared....................   --       --        --       --        --       --       --            (305)
  Dividends in-kind.....................   --       --        --       --        --       --         296         (296)
  Net loss..............................   --       --        --       --        --       --       --          (2,269)
                                          ------   ------  ---------  -----  ----------  ------  ---------   --------
Balance at May 31, 1994.................  1,000     --     81,693.70     1    13,199.82   --      19,524       (9,260)
  Dividends in-kind.....................   --       --        --       --        --       --         961         (656)
  Proceeds from issuance of stock.......   --       --        --       --      3,852.63   --       --           --
  Stock redemptions relative to the sale
   of Pony Panels.......................   --       --     (7,599.32)  --     (9,754.26)  --      (1,372)       --
  Repurchases of stock..................   --       --     (1,174.44)  --     (1,126.03)  --        (270)       --
  Compensation expense on stock
   issuances............................   --       --        --       --        --       --          14        --
  Net income............................   --       --        --       --        --       --       --             277
                                          ------   ------  ---------  -----  ----------  ------  ---------   --------
Balance at May 31, 1995.................  1,000    $--     72,919.94  $  1     6,172.16  $  --   $18,857     $ (9,639)
  Net income (unaudited)................   --       --        --       --        --       --       --           9,477
                                          ------   ------  ---------  -----  ----------  ------  ---------   --------
Balance at March 31, 1996 (unaudited)...  1,000    $       72,919.94  $  1     6,172.16  $--     $18,857     $   (162)
                                          ------   ------  ---------  -----  ----------  ------  ---------   --------
                                          ------   ------  ---------  -----  ----------  ------  ---------   --------

                See notes to consolidated financial statements.

                              NOA HOLDING COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                              TEN MONTHS ENDED
                                                                  YEAR ENDED MAY 31              MARCH 31,
                                                           -------------------------------  --------------------
                                                             1993       1994       1995       1995       1996
                                                           ---------  ---------  ---------  ---------  ---------
                                                                                                (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)........................................  $  (2,184) $  (2,269) $     277  $    (678) $   9,477
Adjustments to reconcile to net cash provided by
 operating activities:
  Depreciation and amortization..........................      6,726      6,816      7,201      6,589      5,073
  Gain on sale of assets.................................     --         --         --         --         (9,983)
  Deferred tax provision.................................                                                    550
  Barter revenue resulting from purchases of equipment...       (108)    --         --         --         --
  Stock compensation expense.............................     --         --             14     --         --
  Changes in operating assets and liabilities:
    Accounts receivable..................................       (444)       (57)      (320)       118         (7)
    Other current and noncurrent assets..................        (36)       628         98         66       (123)
    Accounts payable.....................................        191        144         45       (108)    --
    Accrued expenses, deferred revenue and other.........          5       (477)       (59)      (231)      (452)
                                                           ---------  ---------  ---------  ---------  ---------
Net cash provided by operating activities................      4,150      4,785      7,256      5,756      4,535
                                                           ---------  ---------  ---------  ---------  ---------
INVESTING ACTIVITIES
Capital expenditures for signs...........................       (928)    (1,459)    (1,636)    (1,146)    (1,164)
Proceeds from disposal of signs..........................        150        301         51         26        106
Other capital expenditures...............................     --           (242)      (338)      (293)      (235)
Proceeds from the sale of assets.........................     --         --            542        542     21,784
                                                           ---------  ---------  ---------  ---------  ---------
Net cash used in investing activities....................       (778)    (1,400)    (1,381)      (871)    20,491
                                                           ---------  ---------  ---------  ---------  ---------
FINANCING ACTIVITIES
Net borrowings from bank.................................     --            200     --         --          1,500
Dividends paid...........................................       (594)      (296)    --         --         --
Increase in preferred stock..............................     --         --         --         --            540
Principal payments of bank debt..........................     (3,100)    (3,043)    (5,157)    (4,357)   (27,700)
Payments to revise credit agreement......................     --         --           (669)      (668)    --
Principal payments on notes payable......................     --         --            (38)    --            (90)
                                                           ---------  ---------  ---------  ---------  ---------
Net cash used in financing activities....................     (3,694)    (3,139)    (5,864)    (5,025)   (25,750)
                                                           ---------  ---------  ---------  ---------  ---------
Net cash provided........................................       (322)       246         11       (140)      (724)
Cash at beginning at of period...........................      1,695      1,373      1,619      1,619      1,630
                                                           ---------  ---------  ---------  ---------  ---------
Cash at end of period....................................  $   1,373  $   1,619  $   1,630  $   1,479  $     906
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------

    Supplemental schedule of noncash operating and investing activities:

       The Company sold the net assets of Pony Panels on August 31, 1994 as part of a stock redemption. The book value of the net assets sold totaled approximately $1,900,000.

       The  Company  incurred  long-term  obligations  of  $270,000  for   stock
       redemptions made during the year ended May 31, 1995.

       Purchases of equipment resulting from barter agreements totaled $108,000 for the year ended May 31, 1993. There were no such purchases in 1994 and 1995.

                See notes to consolidated financial statements.

                              NOA HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements consolidate the accounts of NOA Holding Company (formerly McCarty Holding Company, Inc.) and its wholly-owned subsidiary, Naegele Outdoor Advertising Company. All intercompany transactions have been eliminated in consolidation.

    REVENUE RECOGNITION

    Advertising revenue is recognized monthly over the period in which advertisement displays are posted on the advertising structures. A full month's revenue is recognized in the first month of posting. The direct costs incurred to produce the related advertisements are expensed as incurred. Payments received in advance of billings are recorded as deferred revenue.

    PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost. Maintenance, repairs and renewals, which neither materially add to the value of the property, nor appreciably prolong its life, are charged to expense as incurred.

    Depreciation of property and equipment is provided on declining balance and straight-line methods over useful lives of 3 to 25 years.

    INTANGIBLE ASSETS

    Intangibles assets are carried and are amortized on the straight-line method over useful lives of 5 to 40 years. Goodwill represents the cost of acquired businesses in excess of amounts assigned to tangible and intangible assets at the date of acquisition.

    INVENTORIES

    Inventories consist principally of supplies and are stated at lower of cost or market as determined on a first-in, first-out basis.

    INCOME TAXES

    Income taxes are computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes".

    BARTER TRANSACTIONS

    The Company occasionally enters into agreements to trade advertising space for goods or services. Prior to December 8, 1992, the Company did not record such arrangements as revenue unless the items bartered for were capital items. The impact on revenues and expense of barter transactions not recorded in fiscal 1993 was $164,000.

    RECLASSIFICATION

    Certain amounts previously reported in 1993 and 1994 have been reclassified to conform to the 1995 presentation.

    INTERIM FINANCIAL INFORMATION

    The interim financial information as of March 31, 1996 and 1995 and for the ten months then ended has been prepared from the unaudited financial records of the Company and, in the opinion of management, reflects all adjustments necessary for a fair presentation of the financial position and results of operations and of cash flows for the respective interim periods. All adjustments were of a normal and recurring nature.

                              NOA HOLDING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  MAY 31, 1995

2.  ACQUISITIONS
    Effective   January  19,  1994,  the   Company  purchased  Atlantic  Outdoor
Advertising, Inc. for $1 million. The acquisition was recorded using the purchase method of accounting for business combinations.

3.  PROPERTY AND EQUIPMENT
    Property and equipment consisted of the following:

                                                                                           ESTIMATED
                                                                     1994       1995      USEFUL LIFE
                                                                   ---------  ---------  -------------
                                                                      (IN THOUSANDS)
Land.............................................................  $   1,235  $   1,294       --
Advertising structures...........................................     24,825     25,256       20 years
Buildings........................................................        491        491    10-25 years
Machinery and equipment..........................................      1,180      1,201        6 years
Office furniture and equipment...................................      1,896      1,865     5-10 years
Automobiles and trucks...........................................      1,045      1,124        5 years
Other............................................................        384        370     3-10 years
                                                                   ---------  ---------
                                                                      31,056     31,601
Less accumulated depreciation....................................      7,494      9,244
                                                                   ---------  ---------
                                                                   $  23,562  $  22,357
                                                                   ---------  ---------
                                                                   ---------  ---------

4.  INTANGIBLES
    The intangibles consisted of the following:

                                                                                             ESTIMATED
                                                                        1994       1995     USEFUL LIFE
                                                                      ---------  ---------  -----------
                                                                         (IN THOUSANDS)
Advertising site leases.............................................  $  22,760  $  21,762     7 years
Covenant not to compete.............................................      3,118      3,129     5 years
Goodwill............................................................      2,159      2,030    40 years
Loan costs..........................................................      2,028      2,697     6 years
Organization costs..................................................        506        503     5 years
                                                                      ---------  ---------
                                                                         30,571     30,121
Less accumulated amortization.......................................     13,066     17,747
                                                                      ---------  ---------
                                                                      $  17,505  $  12,374
                                                                      ---------  ---------
                                                                      ---------  ---------

    The advertising site leases and covenant not to compete were recorded as a result of an acquisition in May 1991. Their cost represents management's best estimate of the fair value at the date of acquisition. The loan costs represent fees paid to obtain a bank term loan and line of credit in 1991 and to refinance the term loan and line of credit in August 1994. In connection with the loan refinancing, the Company wrote-off approximately $1 million of unamortized loan costs. The organization costs are management's estimate of the portion of various fees paid which are allocable to this asset.

                              NOA HOLDING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  MAY 31, 1995

5.  DEBT
    Long-term debt consists of the following at May 31:

                                                                           1994       1995
                                                                         ---------  ---------
                                                                            (IN THOUSANDS)
Revolving Credit Commitment under the Amended and Restated Credit
 Agreement dated August 31, 1994.......................................  $      --  $  30,700
Term loans under the Credit Agreement dated as of May 22, 1991.........     35,657     --
Revolving Credit Loan under the Credit Agreement dated as of May 22,
 1991..................................................................        200     --
Subordinated note payable, annual installments of $52 through July
 1997, plus quarterly interest payments at prime.......................         --        157
Subordinated notes payable, annual installments of $38 through March
 1997, plus quarterly interest payments at prime.......................         --         75
                                                                         ---------  ---------
                                                                            35,857     30,932
Less current portion...................................................      6,200        608
                                                                         ---------  ---------
                                                                         $  29,657  $  30,324
                                                                         ---------  ---------
                                                                         ---------  ---------

    The Company amended and restated its bank Credit Agreement on August 31, 1994 and established a Revolving Credit Commitment of up to $38,000,000 and an Acquisition Loan Commitment of up to $5,000,000. Both commitments decrease quarterly each fiscal year and terminate on February 28, 2001. The available Revolving Credit Commitment at May 31, 1995 was $32,800,000. At year end there were no borrowings against the $5,000,000 Acquisition Loan Commitment. As part of the Agreement, interest on the first $20,000,000 of debt is payable under an Interest Rate Protect Plan ("IPP"). The IPP provides for a fixed rate of 6.28% plus applicable margin (2.5% at May 31, 1995) for a period of three years and began August 5, 1994. The Amended and Restated Credit Agreement also enables the Company to borrow the remainder of the debt at a rate equal to either the Loan Interbank Offered Rate (LIBOR) plus 3.0% or at the Lending Agent's base rate plus 1.75%. In addition, the Company can realize lower borrowing rates if certain financial results are achieved. At May 31, 1995, the interest rate in effect was LIBOR plus 2.5%.

    The Company is obligated to pay loan commitment fees to the banks equal to one-half of 1% of the average daily unused portion of the commitments.

    The bank has issued a letter of credit to the Company's insurance carrier totaling $323,000 at the end of fiscal 1994 and 1995.

    All common shares of  the Company are pledged  as collateral for the  Credit
Agreement;   accordingly,  substantially   all  of  the   Company's  assets  are
effectively pledged as collateral.

    The Credit Agreement contains certain restrictive covenants which the Company must comply with on a continuing basis. The Company is restricted as to borrowings, dividend payments, acquisitions, stock repurchases, sales of assets and capital expenditures.

    During fiscal 1995, the Company entered into certain stock redemption agreements to repurchase 1,174.44 shares of Class A Common Stock and 1,126.03 shares of Class B Common Stock. As part of the agreements, the Company issued subordinated promissory notes totaling approximately $270,000.

    Total interest paid on all debt was $3,849,000, $3,528,000 and $3,468,000 for fiscal 1993, 1994 and 1995, respectively.

                              NOA HOLDING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  MAY 31, 1995

5.  DEBT (CONTINUED)
    Aggregate annual maturities of long-term debt during the five-year period ending May 31, 2000 are (in thousands):

Year ending May 31:
  1996.............................................................  $     608
  1997.............................................................      4,365
  1998.............................................................      6,227
  1999.............................................................      7,600
  2000.............................................................      7,600

6.  INCOME TAXES
    At May 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes of approximately $8.0 million. These carryforwards expire between May 31, 2006 and 2010. During the current fiscal year, the Company utilized approximately $625,000 of net operating loss carryforwards to offset current year taxable income.

    Components of deferred tax assets and liabilities are (in thousands):

                                                                             1994       1995
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Deferred tax assets:
  Loss carryforward......................................................  $   3,403  $   3,145
  Accrued expenses.......................................................        249        207
  Loan cost amortization.................................................         --        343
                                                                           ---------  ---------
                                                                               3,652      3,695
Deferred tax liabilities:
  Depreciation...........................................................        857      1,090
  Bad debt allowance.....................................................         33         36
                                                                           ---------  ---------
                                                                                 890      1,126
                                                                           ---------  ---------
Net deferred tax assets before valuation allowance.......................      2,762      2,569
Less valuation allowance.................................................      2,762      2,569
                                                                           ---------  ---------
Net deferred tax assets..................................................  $      --  $      --
                                                                           ---------  ---------
                                                                           ---------  ---------

7.  EMPLOYEE BENEFIT PLAN
    The Company has a voluntary defined contribution 401(k) savings and retirement plan for the benefit of its nonunion employees who may contribute from 3% to 10% of their compensation. The Company has no obligation to contribute to the plan and made no contribution for fiscal 1993, 1994 and 1995.

8.  REDEEMABLE PREFERRED STOCK
    The preferred stock is redeemable, subject to certain restrictions, by the Company at a price equal to its value as carried on the financial statements. The Company also has the right to convert the preferred stock to debt at a rate of $1,000 principal of debt to $1,000 liquidation value of the preferred stock. The liquidation value of each of share of preferred stock is $7,699 and $8,660 at May 31, 1994 and 1995, respectively. After May 22, 2001, the preferred shareholders have the right to control the Board of Directors for the purpose of selling the Company.

                              NOA HOLDING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  MAY 31, 1995

8.  REDEEMABLE PREFERRED STOCK (CONTINUED)
    Subject to certain bank restrictions, dividends on the preferred shares are payable semi-annually at the rate of 8% either in cash or in-kind payments which increase the liquidation value of the preferred stock. Should operating profits exceed certain targets, the dividend rate increases to 12%. The minimum targets for fiscal 1996 are $9,259 for each six month period.

9.  COMMON STOCK AND WARRANT
    The Class B common stock is entirely owned by key employees and officers. The ownership vests over a period of five years. In the event of a sale or liquidation of the Company, the Class A common stock has a 10% return preference over the Class B common stock.

    During fiscal 1995, the Company implemented a stock purchase plan for its key employees. Under the plan, 4,253 shares of Class B common stock will be granted to the employees at a purchase price of $.10 per share. The shares will vest over a five year period. Approximately 3,853 shares had been granted by May 31, 1995.

    Additionally, a warrant to purchase 5,000 shares of Class A common stock at $144.75 per share was outstanding at May 31, 1994 and 1995. The warrant expires on May 22, 2006 and has no voting rights.

10. SALES OF PONY PANELS
    Only July 22, 1994, the Company entered into an agreement with The McCarty Company ("McCarty") under which McCarty acquired all of the assets of the Pony Panels division (excluding cash) in exchange for McCarty's assumption of Pony Panel's liabilities, delivery of 7,599.32 shares of Class A Common Stock and 9,754.26 shares of Class B Common Stock of NOA Holding Company, and cash in the amount of $542.

11. COMMITMENTS AND CONTINGENCIES
    The City of Jacksonville, Florida has enacted a number of ordinances which would require the removal of outdoor advertising structures which are not located on federal aid primary and/or interstate highways. Management has vigorously contested the validity of these ordinances for the last four years. In March 1995, the Company reached a settlement with the City of Jacksonville and Capsigns, Inc. and has agreed to remove 711 billboards faces over a period of 20 years.

    The Company is also involved in litigation with various other municipalities and regulatory agencies as the result of condemnation proceedings and licensing and permit renewal disputes, which could result in the removal of advertising structures.

    Management believes, based upon the information currently available, that the settlement with the City of Jacksonville and Capsigns, Inc., along with the outcomes of the various actions described above, will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

    During fiscal 1995, the Company became a party to certain material litigation. The action alleges that a former billposting employee, while in the process of posting a billboard, fell to the ground (because the platform on which he was working gave way) and suffered significant injuries. It is alleged that these injuries have precluded him from seeking any gainful employment. This matter involves a significant level issue concerning the exclusive remedy provision of workers' compensation law in Minnesota. Minnesota law provides that an employer providing workers' compensation benefits is immune from tort liability. It is the Company's contention that, because the Company provided workers' compensation benefits to the former employee, the Company is entitled to tort immunity.

                              NOA HOLDING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  MAY 31, 1995

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Plaintiff disputes the Company's interpretation of the law and argues that the tort suit can go forward. This matter was argued before a trial judge on February 28, 1995, who ruled in favor of the Plaintiff. An appeal to the Minnesota Court of Appeals is currently pending.

    The Plaintiff has also made a demand of approximately $4.9 million for lost wages and pain and suffering. An attempt to amend this complaint and state a claim for punitive damages has also been made. The Court has not yet acted on the amendment.

    At this time it is not possible to estimate the probable outcome of these actions and, accordingly, the Company has not established a reserve for the outcome of this litigation.

    The Company leases the facility in Minneapolis from the Company's preferred stockholder with annual rents of $480,000, exclusive of operating costs, which commenced May of 1993 and continues through May of 2001.

    The Company is required to make the following minimum operating lease payments for equipment and facilities under noncancelable lease agreements (in thousands):

Year ending May 31:
  1996.............................................................  $     552
  1997.............................................................        552
  1998.............................................................        552
  1999.............................................................        557
  2000.............................................................        557
  Thereafter.......................................................        704
                                                                     ---------
                                                                     $   3,474
                                                                     ---------
                                                                     ---------

    Rent expense for operating leases for the years ended May 31, 1993, 1994 and 1995 totaled $6,950,000, $6,837,000 and $7,268,000, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Universal Outdoor Holdings, Inc.

    We have audited the accompanying statement of revenues and direct expenses of Ad-Sign for the year ended December 31, 1995. This statement is the responsibility of the company's management. Our responsibility is to express an opinion on this statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and direct expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the statement of revenues and direct expenses audited by us presents fairly, in all material respects, the revenues and direct expenses of Ad-Sign for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

PRICE WATERHOUSE LLP

June 14, 1996
Chicago, Illinois

                                    AD-SIGN
                   STATEMENT OF REVENUES AND DIRECT EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

Gross revenues.....................................................  $   2,804
Less agency commissions............................................        224
                                                                     ---------
  Net revenues.....................................................      2,580
                                                                     ---------
                                                                     ---------

Direct expenses:
  Direct advertising expenses......................................        338
  General and administrative expenses..............................        402
  Depreciation and amortization....................................        454
                                                                     ---------
                                                                         1,194
                                                                     ---------
Operating income...................................................  $   1,386
                                                                     ---------
                                                                     ---------

    See accompanying notes to the statement of revenues and direct expenses.

                                    AD-SIGN
             NOTES TO THE STATEMENT OF REVENUES AND DIRECT EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1995

NOTE 1 -- BASIS OF PRESENTATION AND DESCRIPTION OF THE BUSINESS:

    The Statement of Revenues and Direct Expenses for the year ended December 31, 1995 presents revenues from contracts for the 160 advertising display faces acquired from Ad-Sign, Inc. by Universal Outdoor Holdings, Inc. (Universal) in the first quarter of 1996. This financial statement excludes operating expenses which are not directly related to the assets acquired by Universal. Although Universal only acquired certain assets of Ad-Sign, Inc., this acquisition meets the criteria for a "business acquired" in accordance with Regulation S-X, Rule 3-05 of the Securities Exchange Act of 1934.

    Ad-Sign is an outdoor advertising company which owns and operates outdoor advertising display faces principally in Chicago, Illinois. Ad-Sign sells outdoor advertising space to national, regional and local advertisers.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES:

    The preparation of the statement of revenues and direct expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. The significant accounting policies used in the preparation of these financial statements are as follows.

REVENUES AND DIRECT EXPENSES

    Advertising revenues are generated from contracts with advertisers generally covering periods of one to twelve months. Ad-Sign recognizes revenues ratably over the contract term and defers customer prepayment of advertising fees. Costs incurred for the production of outdoor advertising displays are recognized in the initial month of the contract or as incurred during the contract period.

PREPAID LAND RENTS

    Most of Ad-Sign's outdoor advertising structures are located on leased land. Land rents are typically paid in advance for periods ranging from one to twelve months. Prepaid land rents are expenses ratably over the related rental term.

NOTE 3 -- SUBSEQUENT EVENT:

    In the first quarter of 1996, Ad-Sign, Inc. entered into an asset purchase agreement with Universal Outdoor Holdings, Inc. Under this agreement, Universal purchased 160 advertising display faces in the Chicago market for $12.5 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
POA Acquisition Corporation

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of POA Acquisition Corporation at September 30, 1996 and December 31, 1995 and 1994, and the results of their operations and their cash flows for the nine month period ended September 30, 1996 and for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Chicago, Illinois
February 28, 1997

                          POA ACQUISITION CORPORATION
                                 BALANCE SHEETS
                                     ASSETS

                                                                  SEPTEMBER 30,            DECEMBER 31,
                                                                  --------------  ------------------------------
                                                                       1996            1995            1994
                                                                  --------------  --------------  --------------
Current assets:
  Cash..........................................................   $  3,534,128   $      811,352  $      727,690
  Accounts receivable...........................................      6,746,361        5,631,320       4,482,520
  Prepaid expenses..............................................      2,576,998        1,822,964       1,698,539
  Prepaid income taxes..........................................         43,875           43,875          51,629
  Deferred income taxes.........................................      3,314,000        3,213,848       2,596,951
                                                                  --------------  --------------  --------------
    Total current assets........................................     16,215,362       11,523,359       9,557,329
Deferred income taxes...........................................     10,040,258       11,835,410      14,269,374
Property, plant and equipment, net..............................     32,821,811       23,005,058      20,112,931
Other assets....................................................     38,741,579       41,854,491      46,266,092
                                                                  --------------  --------------  --------------
                                                                   $ 97,819,010   $   88,218,318  $   90,205,726
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

                              LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses.........................   $  4,289,460   $    2,992,112  $    3,432,619
  Current portion of long-term debt.............................      9,109,419        9,109,419       8,061,214
  Notes payable.................................................        416,000         --              --
                                                                  --------------  --------------  --------------
    Total current liabilities...................................     13,814,879       12,101,531      11,493,833
Long-term debt, less current portion............................     71,682,647       65,603,203      70,210,555
Shareholder's equity
  Common stock, $.01 par value:
    Authorized shares -- 2,000,000
    Issued and outstanding shares -- 100 for all periods
     presented..................................................              1                1               1
  Additional paid-in capital....................................     45,419,909       45,419,909      45,419,909
  Accumulated deficit...........................................    (33,098,426)     (34,906,326)    (36,918,572)
                                                                  --------------  --------------  --------------
    Total shareholder's equity..................................     12,321,484       10,513,584       8,501,338
                                                                  --------------  --------------  --------------
                                                                   $ 97,819,010   $   88,218,318  $   90,205,726
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

                See accompanying notes to financial statements.

                          POA ACQUISITION CORPORATION
                            STATEMENTS OF OPERATIONS

                                                                   FOR THE NINE
                                                                   MONTHS ENDED    FOR THE YEARS ENDED DECEMBER
                                                                  SEPTEMBER 30,                31,
                                                                  --------------  ------------------------------
                                                                       1996            1995            1994
                                                                  --------------  --------------  --------------
Advertising revenues............................................   $ 38,380,932   $   45,830,359  $   41,737,266
Less commissions and discounts..................................     (3,520,734)      (4,393,319)     (3,865,492)
                                                                  --------------  --------------  --------------
                                                                     34,860,198       41,437,040      37,871,774
                                                                  --------------  --------------  --------------
Expenses:
  Operating.....................................................     10,077,666       11,775,891      11,151,065
  Selling, general and administrative...........................      9,307,799       10,698,212      10,283,413
  Amortization..................................................      3,811,034        5,061,849       5,208,589
  Depreciation..................................................      2,547,946        2,545,182       2,878,346
                                                                  --------------  --------------  --------------
                                                                     25,744,445       30,081,134      29,521,413
                                                                  --------------  --------------  --------------
Income from operations..........................................      9,115,753       11,355,906       8,350,361
                                                                  --------------  --------------  --------------
Other income (expense):
  Interest expense..............................................     (5,548,379)      (7,346,241)     (7,012,646)
  Loss on sale of a division....................................        --              --              (494,824)
  Loss on disposal of property and equipment, net...............       (346,974)         (64,332)       (329,056)
  Interest and other income.....................................        367,500           42,244          24,412
                                                                  --------------  --------------  --------------
                                                                     (5,527,853)      (7,368,329)     (7,812,114)
                                                                  --------------  --------------  --------------
Income before income taxes and extraordinary item...............      3,587,900        3,987,577         538,247
                                                                  --------------  --------------  --------------
Provision for income taxes:
  Current.......................................................        150,000          158,264          37,572
  Deferred......................................................      1,630,000        1,817,067       1,256,910
                                                                  --------------  --------------  --------------
                                                                      1,780,000        1,975,331       1,294,482
                                                                  --------------  --------------  --------------
Income (loss) before extraordinary item.........................      1,807,900        2,012,246        (756,235)
Extraordinary item:
  Loss on early extinguishment of debt, net of income tax
   expense of ($147,350)........................................        --              --              (244,552)
                                                                  --------------  --------------  --------------
Net income (loss)...............................................   $  1,807,900   $    2,012,246  $   (1,000,787)
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

                See accompanying notes to financial statements.

                          POA ACQUISITION CORPORATION
                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                      TOTAL
                                       COMMON     PREFERRED      ADDITIONAL       ACCUMULATED     SHAREHOLDER'S
                                        STOCK       STOCK      PAID-IN CAPITAL      DEFICIT          EQUITY
                                      ---------  ------------  ---------------  ---------------  ---------------
Balance at January 1, 1993..........  $       1  $     12,237  $    57,644,726  $   (28,262,869) $    29,394,095
  Net loss for 1993.................     --           --             --                (262,576)        (262,576)
                                      ---------  ------------  ---------------  ---------------  ---------------
Balances at December 31, 1993.......          1        12,237       57,644,726      (28,525,445)      29,131,519
  Net loss for 1994.................     --           --             --              (1,000,787)      (1,000,787)
  Issuance of preferred stock.......     --           550,000        4,950,000        --               5,500,000
  Redemption of preferred stock.....     --          (562,237)     (17,174,817)       --             (17,737,054)
  Cumulative preferred stock
   dividends........................     --           --             --              (7,392,340)      (7,392,340)
                                      ---------  ------------  ---------------  ---------------  ---------------
Balance at December 31, 1994........          1       --            45,419,909      (36,918,572)       8,501,338
  Net income for 1995...............     --           --             --               2,012,246        2,012,246
                                      ---------  ------------  ---------------  ---------------  ---------------
Balance at December 31, 1995........          1       --            45,419,909      (34,906,326)      10,513,584
Net income for the nine months ended
 September 30, 1996.................     --           --             --               1,807,900        1,807,900
                                      ---------  ------------  ---------------  ---------------  ---------------
Balance at September 30, 1996         $       1  $    --       $    45,419,909  $   (33,098,426) $    12,321,484
                                      ---------  ------------  ---------------  ---------------  ---------------
                                      ---------  ------------  ---------------  ---------------  ---------------

                See accompanying notes to financial statements.

                          POA ACQUISITION CORPORATION
                            STATEMENTS OF CASH FLOWS

                                                                         FOR THE NINE
                                                                         MONTHS ENDED       FOR THE YEARS ENDED
                                                                        SEPTEMBER 30,          DECEMBER 31,
                                                                        --------------  ---------------------------
                                                                             1996           1995           1994
                                                                        --------------  -------------  ------------
OPERATING ACTIVITIES
Net income (loss).....................................................   $  1,807,900   $   2,012,246  $ (1,000,787)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Amortization........................................................      3,811,034       5,061,849     5,208,589
  Depreciation........................................................      2,547,946       2,545,182     2,878,346
  Deferred income taxes...............................................      1,695,000       1,817,067     1,123,867
  Loss on sale of division............................................        --             --             494,824
  Loss on disposal of property and equipment, net.....................        346,977          64,332       329,056
  Provision for bad debts.............................................        176,000          64,285       375,190
  Changes in operating assets and liabilities:
    Increase in accounts receivable...................................       (957,596)     (1,213,085)     (523,087)
    Increase in prepaid expenses......................................       (574,486)       (124,425)     (253,802)
    Decrease (increase) in prepaid income taxes.......................        --                7,754       (27,786)
    Decrease (increase) in other assets...............................       (126,183)       (500,248)   (2,511,167)
    (Increase) decrease in accounts payable and accrued expenses......      1,253,284        (440,507)      772,507
                                                                        --------------  -------------  ------------
Net cash provided by operating activities.............................      9,979,876       9,294,450     6,865,750
                                                                        --------------  -------------  ------------
INVESTING ACTIVITIES
Proceeds from sale of division........................................        --             --           2,000,000
Proceeds from disposal of property and equipment......................        367,500         227,854       101,463
Payments for acquisitions net of cash acquired........................     (9,898,338)       --             --
Purchases of property, plant and equipment............................     (3,805,706)     (5,729,495)   (1,787,528)
Purchases of intangibles..............................................        --             (150,000)      --
                                                                        --------------  -------------  ------------
Net cash provided by (used in) investing activities...................    (13,336,544)     (5,651,641)      313,935
                                                                        --------------  -------------  ------------
FINANCING ACTIVITIES
Proceeds from long-term borrowings....................................     13,147,633       4,500,000    83,023,442
Payments of long-term debt............................................     (7,068,189)     (8,059,147)  (70,696,101)
Proceeds from issuance of preferred stock.............................        --             --           5,500,000
Redemption of preferred stock.........................................        --             --         (17,737,054)
Dividends paid........................................................        --             --          (7,392,340)
                                                                        --------------  -------------  ------------
Net cash (used in) provided by financing activities...................      6,079,444      (3,559,147)   (7,302,053)
                                                                        --------------  -------------  ------------
Net increase (decrease) in cash.......................................      2,722,776          83,662      (122,368)
Cash at beginning of year.............................................        811,352         727,690       850,058
                                                                        --------------  -------------  ------------
Cash at end of year...................................................      3,534,128   $     811,352  $    727,690
                                                                        --------------  -------------  ------------
                                                                        --------------  -------------  ------------

                See accompanying notes to financial statements.

                          POA ACQUISITION CORPORATION
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION
    On January 31, 1989, Outdoor Advertising Holdings, Inc. (Holdings) contributed its shares of POA Acquisition Corporation (Company) common stock, along with cash, to Peterson Acquisition, Inc. (Acquisition), a wholly-owned subsidiary of Holdings. Acquisition immediately purchased the Company's outstanding common shares under the terms of an Agreement and Plan of Merger dated December 21,1988. Acquisition was subsequently merged into the Company and its outstanding shares were converted into one hundred shares of the Company's common stock.

    The merger was accounted for as a purchase with a purchase price of $33,279,550 (including acquisition costs of $4,448,023). Certain individuals, who were former shareholders of the Company, own shares of Holdings and are included in the management of Holdings and the Company. The Company allocated the purchase price among the assets acquired and liabilities assumed, based upon the respective fair values of the assets and liabilities, with the excess purchase price recorded as goodwill.

    The Company provides outdoor advertising services in the states of Florida, South Carolina and Tennessee. Approximately 70% of the business is in the State of Florida.

NOTE 2 -- ACCOUNTING POLICIES

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost. Depreciation for financial reporting purposes is computed by the straight-line method over the estimated useful lives of the various classes of assets as follows:

Buildings......................................................  28-30 years
Advertising structures.........................................     12 years
Equipment......................................................    2-7 years

    The Company uses the accelerated Cost Recovery System and the Modified Accelerated Cost Recovery System for income tax reporting purposes.

    OTHER ASSETS

    Loan costs incurred in connection with obtaining financing have been deferred and are being amortized over the life of the loans. Goodwill represents the excess of the cost of acquired businesses over the fair market value at acquisition of the specifically identified assets.

    Intangible assets are being amortized over the following periods:

Advertising structure leases....................................  8-10 years
Goodwill........................................................    40 years
Deferred loan costs.............................................   1-6 years

    INCOME TAXES

    The Company follows the liability method of accounting for income taxes. Deferred income taxes relate to the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

    ADVERTISING REVENUE

    Advertising revenue is recognized ratably on a monthly basis over the period in which advertisement displays are posted on the advertising structures.

    ADVERTISING STRUCTURE RENTALS

    Advertising structure lease rentals are generally paid in advance and charged to expense over the life of the lease.

                          POA ACQUISITION CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- ACCOUNTING POLICIES (CONTINUED)
    INTEREST RATE SWAP AND INTEREST CAP AGREEMENTS

    The Company has entered into interest rate swap and interest rate cap agreements to effectively convert a portion of its variable-rate borrowings into fixed-rate obligations. The amount to be received or paid related to these agreements is recognized over the lives of the agreements as an adjustment to interest expense.

    BARTER TRANSACTIONS

    The Company enters into agreements to provide outdoor advertising services in exchange for various goods and services of their customers. Revenue recognized from these transactions approximated $1,183,354, $1,497,000 and $830,000 for the nine month period ended September 30, 1996 and for the years ended December 31, 1995 and 1994, respectively.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    FINANCIAL INSTRUMENTS

    The carrying amounts of cash, accounts receivable, accounts payable and long-term debt at September 30, 1996 approximate fair value.

    ACCOUNTING STANDARD

    In March 1995, the FASB issued Statement No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. As of September 30, 1996 there were no indications of impairment that would effect the carrying value of assets.

NOTE 3 -- ACCOUNTS RECEIVABLE
    Accounts receivable consist of the following:

                                                           SEPTEMBER 30,           DECEMBER 31,
                                                           --------------  ----------------------------
                                                                1996           1995           1994
                                                           --------------  -------------  -------------
Trade....................................................   $  7,308,087   $   5,701,472  $   4,493,568
Employee notes and other.................................        293,356         463,300        458,119
                                                           --------------  -------------  -------------
                                                               7,601,443       6,164,772      4,951,687
Less allowance for uncollectible accounts................       (855,082)       (533,452)      (469,167)
                                                           --------------  -------------  -------------
                                                            $  6,746,361   $   5,631,320  $   4,482,520
                                                           --------------  -------------  -------------
                                                           --------------  -------------  -------------

    Included in employee notes and other are notes and accrued interest aggregating $109,176 as of September 30, 1996 and $279,473 and $299,269 as of December 31, 1995 and 1994, respectively, from common shareholders.

                          POA ACQUISITION CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 -- PREPAID EXPENSES
    Prepaid expenses consist of the following:

                                                           SEPTEMBER 30,           DECEMBER 31,
                                                           --------------  ----------------------------
                                                                1996           1995           1994
                                                           --------------  -------------  -------------
Lease rental payments....................................   $  1,476,562   $   1,261,795  $   1,065,874
Maintenance supplies.....................................        518,009          94,581        133,268
Other....................................................        582,427         466,588        499,397
                                                           --------------  -------------  -------------
                                                            $  2,576,998   $   1,822,964  $   1,698,539
                                                           --------------  -------------  -------------
                                                           --------------  -------------  -------------

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment are stated at cost and consist of the following:

                                                       SEPTEMBER 30,             DECEMBER 31,
                                                      ---------------  --------------------------------
                                                           1996             1995             1994
                                                      ---------------  ---------------  ---------------
Land................................................  $     2,466,681  $     2,466,681  $     2,466,681
Buildings...........................................        2,077,423        2,074,084        2,011,256
Advertising structures..............................       42,876,007       31,857,123       27,446,874
Equipment...........................................        4,612,869        3,602,942        2,978,167
                                                      ---------------  ---------------  ---------------
                                                           52,032,980       40,000,830       34,902,978
Less accumulated depreciation.......................      (19,211,169)     (16,995,772)     (14,790,047)
                                                      ---------------  ---------------  ---------------
                                                      $    32,821,811  $    23,005,058  $    20,112,931
                                                      ---------------  ---------------  ---------------
                                                      ---------------  ---------------  ---------------

NOTE 6 -- OTHER ASSETS
    Other assets consist of the following:

                                                       SEPTEMBER 30,             DECEMBER 31,
                                                      ---------------  --------------------------------
                                                           1996             1995             1994
                                                      ---------------  ---------------  ---------------
Goodwill............................................  $    45,811,889  $    45,239,949  $    45,239,949
Advertising structure leases, at cost...............       26,204,360       26,096,863       26,021,863
Non-compete and other, at cost......................        6,514,322        6,495,641        6,420,390
Deferred loan costs.................................        3,403,069        3,403,065        2,903,068
                                                      ---------------  ---------------  ---------------
                                                           81,933,640       81,235,518       80,585,270
Less accumulated amortization.......................      (43,192,061)     (39,381,027)     (34,319,178)
                                                      ---------------  ---------------  ---------------
                                                      $    38,741,579  $    41,854,491  $    46,266,092
                                                      ---------------  ---------------  ---------------
                                                      ---------------  ---------------  ---------------

NOTE 7 -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES
    Accounts payable and accrued expenses consist of the following:

                                                           SEPTEMBER 30,           DECEMBER 31,
                                                           --------------  ----------------------------
                                                                1996           1995           1994
                                                           --------------  -------------  -------------
Trade accounts payable...................................   $    295,576   $   1,285,008  $   1,794,814
Accrued compensation and other...........................      3,964,353       1,677,573      1,623,766
Accrued interest.........................................         29,531          29,531         14,039
                                                           --------------  -------------  -------------
                                                            $  4,289,460   $   2,992,112  $   3,432,619
                                                           --------------  -------------  -------------
                                                           --------------  -------------  -------------

                          POA ACQUISITION CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- LONG-TERM DEBT
    Long-term debt consists of the following:

                                                        SEPTEMBER 30,            DECEMBER 31,
                                                        --------------  ------------------------------
                                                             1996            1995            1994
                                                        --------------  --------------  --------------
Notes payable to banks................................   $ 80,650,000   $   74,500,000  $   78,000,000
Other long-term debt..................................        142,066          212,622         271,769
                                                        --------------  --------------  --------------
                                                           80,792,066       74,712,622      78,271,769
Less amounts due within one year......................     (9,109,419)      (9,109,419)     (8,061,214)
                                                        --------------  --------------  --------------
                                                         $ 71,682,647   $   65,603,203  $   70,210,555
                                                        --------------  --------------  --------------
                                                        --------------  --------------  --------------

    In January 1994, the Company refinanced its notes payable to banks, paid off the unsecured subordinated notes payable to investment banking firms and redeemed the 14% Series A senior redeemable cumulative preferred stock with term notes and revolving credit notes totaling $83,000,000 and $7,000,000, respectively. Notes payable to banks are term notes and revolving credit notes are secured by all assets and common stock of the Company. Interest is charged on borrowings under the term notes and revolving credit notes at the Company's discretion at either a Eurodollar base rate or an ABR rate determined in accordance with the terms of the Credit Agreement. Interest on the term notes is currently charged at a Eurodollar base rate determined at each interest renewal period. The December 31, 1995 term notes consist of a $54,500,000 borrowing at 8.19% and a $20,000,000 borrowing at 10.94%. On December 29, 1995, the Company amended its Credit Agreement to allow for an additional $50,000,000 line of credit available for acquisitions. No borrowings under this amendment have occurred. Long-term debt maturities over the next five years are approximately as follows: 1996 -- $9,109,419: 1997 -- $11,051,000: 1998 -- $13,048,000: 1999
-- $21,505,000: 2000 -- $20,000,000 and $0 thereafter.

    The refinancing of the notes payable in 1994 resulted in an extraordinary loss of $391,902 as a result of writing-off the unamortized portion of deferred loan costs related to those borrowings.

    The Company entered into interest rate swap and interest rate cap agreements that expire in 1997 with a notional amount of $40,000,000 at December 31, 1995 to reduce the impact of changes in interest rates on its variable rate long-term debt.

    The counterpart to the agreements is a major financial institution. In the event a counterparty fails to meet the terms of an interest rate swap or interest rate cap agreement, the Company's exposure is limited to the interest rate differential. Credit loss from counterparty nonperformance is not anticipated.

    The Company paid approximately $5,577,909, $7,331,000 and $7,570,000 in cash for interest during the nine month period ended September 30, 1996 and during the years ended December 31, 1995 and 1994, respectively.

NOTE 9 -- EMPLOYEE BENEFITS PLANS
    The Company has a discretionary defined contribution plan which provides retirement benefits to substantially all employees. The contributions made to this plan were approximately $75,000 for the nine month period ended September 30, 1996 and $100,000 in 1995 and 1994.

NOTE 10 -- INCOME TAXES
    At September 30, 1996, the Company had federal and state net operating loss carryforwards for income tax purposes available to offset future taxable income through 2006 to 2009. The Company was subject to alternative minimum tax which is imposed at a 20% rate on the corporation's alternative minimum taxable income in 1995. The alternative minimum tax expense for 1995 was $132,800. The tax paid will be allowed as a credit carryover against regular tax in future periods. For financial reporting

                          POA ACQUISITION CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 -- INCOME TAXES (CONTINUED)
purposes, no valuation allowance has been recognized to offset the deferred tax assets related to these carryforwards. The tax benefit of any net operating losses which are not utilized will be recognized as a current year expense in the year of expiration.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of September 30, 1996, are attributable to the bad debt allowance, depreciation and amortization differences, alternative minimum tax, and net operating loss carryforwards.

    Components of the provision for income taxes for each period are as follows:

                                                                                    YEAR ENDED
                                                                                   DECEMBER 31,
                                                           SEPTEMBER 30,   ----------------------------
                                                                1996           1995           1994
                                                           --------------  -------------  -------------
Current
  Federal................................................   $    125,000   $     132,754  $      11,522
  State..................................................         25,000          25,510         26,050
                                                           --------------  -------------  -------------
Total current............................................   $    150,000   $     158,264  $      37,572
                                                           --------------  -------------  -------------
                                                           --------------  -------------  -------------
Deferred:
  Federal................................................   $  1,375,000   $   1,532,587  $   1,073,054
  State..................................................        255,000         284,480        183,856
                                                           --------------  -------------  -------------
Total deferred...........................................   $  1,630,000   $   1,817,067  $   1,256,910
                                                           --------------  -------------  -------------
                                                           --------------  -------------  -------------

    The reconciliation of the statutory federal income tax rate to the Company's effective rate is as follows:

                                                                     NINE-MONTH         YEAR ENDED
                                                                    PERIOD ENDED       DECEMBER 31,
                                                                   SEPTEMBER 30,   --------------------
                                                                        1996         1995       1994
                                                                   --------------  ---------  ---------
Income tax expense at the statutory rate.........................         34.0%        34.0%      34.0%
Goodwill.........................................................          9.8%         9.7%     175.1%
State taxes, net of federal benefit..............................          5.2%         5.1%      25.7%
Other............................................................          0.6%         0.7%       5.7%
                                                                        -------    ---------  ---------
                                                                          49.6%        49.5%     240.5%
                                                                        -------    ---------  ---------
                                                                        -------    ---------  ---------

    Components of deferred tax assets for each year are as follows:

                                                                                 DECEMBER 31,
                                                        SEPTEMBER 30,   ------------------------------
                                                             1996            1995            1994
                                                        --------------  --------------  --------------
Deferred tax assets:
  Net operating loss carryforward.....................   $  3,000,000   $    3,000,000  $    2,444,000
  Charitable contribution carryforward................        --                 2,050        --
  Bad debt allowance..................................        344,000          254,347         176,407
  Accrued liabilities.................................         50,000           39,782          90,728
  Property and equipment..............................         11,000          141,450          87,150
  Alternative minimum tax credit......................        372,000          276,112         148,370
  Net operating loss carryforward.....................     11,434,258       13,391,143      16,269,565
                                                        --------------  --------------  --------------
Total deferred tax assets.............................   $ 15,211,258   $   17,104,884  $   19,216,220
                                                        --------------  --------------  --------------
                                                        --------------  --------------  --------------

    The Company paid income taxes of $149,000 and $148,000 in 1995 and 1994, respectively.

                          POA ACQUISITION CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company leases office space under various non-cancelable operating leases. Minimum lease payments under these leases are approximately as follows:
1996 -- $28,750; 1997 -- $136,000 and $0 thereafter. The Company also leases land for advertising structures under operating leases which are cancelable or which have terms of less than one year.

    Rent expense charged to operations amounted to approximately $6,548,000 for the nine months ended September 30, 1996 and $7,461,000 and $6,947,000 in 1995 and 1994, respectively.

NOTE 12 -- ACQUISITIONS
    During the year ended December 31, 1995, the Company acquired the assets of three separate advertising entities. Under the terms of the transactions, the Company acquired certain fixed assets, customer lists and advertising leases of these entities for a combined total of $3,710,000. In connection with the acquisition of the customer lists and advertising leases, intangible assets were recorded at a total of $150,000. The customer lists and advertising leases were assigned useful lives of three and ten years, respectively.

    During the nine months ended September 30, 1996, the Company acquired certain fixed assets, customer lists and advertising leases for a combined total of $10.0 million. In connection with the acquisition, intangible assets of approximately $572,000 were recorded. The customer lists and advertising leases were assigned useful lives of three and ten years, respectively. Goodwill is amortized over 40 years.

NOTE 13 -- SALE OF THE COMPANY
    On October 8, 1996, the Company's parent, Holdings, sold the outstanding capital stock of Holdings for approximately $240,000,000 in cash.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Revere Holding Corp. and Subsidiaries:

    We have audited the accompanying consolidated balance sheet of Revere Holding Corp. (a Maryland corporation) and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Revere Holding Corp. and Subsidiaries, as of December 31, 1995, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

Arthur Andersen LLP
Baltimore, Maryland,
March 8, 1996

                     REVERE HOLDING CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                 AS OF            AS OF
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1995            1996
                                                              ------------   ---------------
                                                                               (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 2)........................  $ 1,140,569     $     511,605
  Cash held in escrow (Note 17).............................      400,000        20,447,420
  Accounts receivable -- trade, net of allowance for
   doubtful accounts of $316,000 and $445,000,
   respectively.............................................    5,349,808         5,336,129
  Accounts receivable -- barter, net of allowance for
   doubtful accounts of $11,000 and $9,000, respectively
   (Note 2).................................................      207,728           318,577
  Accounts receivable -- other..............................       99,287           105,831
  Inventories (Note 2)......................................      259,522           318,193
  Prepaid expenses --
    Sign site leases (Note 12)..............................    1,958,745         1,622,871
    Other...................................................      689,174           395,757
  Deferred income taxes.....................................      687,000           627,000
                                                              ------------   ---------------
      Total current assets..................................   10,791,833        29,683,383
PROPERTY AND EQUIPMENT, net (Notes 2 and 4).................   38,899,139        28,046,022
GOODWILL, net of accumulated amortization of $570,000 and
  $984,000, respectively (Note 3)...........................   22,668,371        21,809,424
OTHER ASSETS, net (Notes 2 and 5)...........................   16,383,846        13,829,535
                                                              ------------   ---------------
      Total assets..........................................  $88,743,189     $  93,368,364
                                                              ------------   ---------------
                                                              ------------   ---------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable -- trade.................................  $   605,780     $     319,133
  Accounts payable -- barter (Note 2).......................      258,698           371,589
  Income taxes payable......................................       21,000         2,738,000
  Accrued interest expense..................................       31,025           382,026
  Deferred revenue..........................................      611,134           717,095
  Accrued bonuses...........................................      547,216           178,058
  Accrued health benefits...................................      434,463           330,284
  Accrued liabilities (Note 2)..............................    2,701,525         1,750,886
  Current portion of long-term debt (Note 6)................    2,851,765         3,305,379
  Current portion of capital lease obligations (Note 12)....      234,016           220,392
                                                              ------------   ---------------
      Total current liabilities.............................    8,296,622        10,312,842
LONG-TERM DEBT, less current portion (Note 6)...............   38,094,955        38,280,668
CAPITAL LEASE OBLIGATIONS, less current portion (Note 12)...      470,637           382,286
DEFERRED TAX LIABILITY (Notes 2 and 7)......................    5,520,000         5,502,202
                                                              ------------   ---------------
      Total liabilities.....................................   52,382,214        54,477,998
                                                              ------------   ---------------
MINORITY INTEREST...........................................      140,000           140,000
                                                              ------------   ---------------
STOCKHOLDERS' EQUITY:
  Common stock, par value $.01, 5,000,000 shares authorized;
   3,823,458 shares issued and outstanding at December 31,
   1995 and September 30, 1996 (unaudited)..................       38,235            38,235
  Paid-in capital in excess of par..........................   38,196,347        38,196,347
  Retained earnings (accumulated deficit)...................   (1,125,107)        3,053,521
  Treasury stock, at cost, -0- shares at December 31, 1995
   and 150,751 shares at September 30, 1996 (unaudited)
   (Note 11)................................................      --             (1,653,737)
Notes receivable from management stockholders...............     (888,500)         (884,000)
                                                              ------------   ---------------
      Total stockholders' equity............................   36,220,975        38,750,366
                                                              ------------   ---------------
      Total liabilities and stockholders' equity............  $88,743,189     $  93,368,364
                                                              ------------   ---------------
                                                              ------------   ---------------

 The accompanying notes are an integral part of these consolidated statements.

                     REVERE HOLDING CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       FOR THE       FOR THE NINE MONTHS ENDED
                                                                      YEAR ENDED           SEPTEMBER 30,
                                                                     DECEMBER 31,   ----------------------------
                                                                         1995           1995           1996
                                                                    --------------  -------------  -------------
                                                                                            (UNAUDITED)
REVENUES:
  Gross revenues..................................................   $ 44,075,763   $  32,703,421  $  32,529,347
  Less: Agency commissions........................................     (4,714,467)     (3,522,060)    (3,482,596)
                                                                    --------------  -------------  -------------
      Net revenues................................................     39,361,296      29,181,361     29,046,751
                                                                    --------------  -------------  -------------
OPERATING EXPENSES:
  Operations......................................................      8,569,222       6,313,353      6,469,145
  Real estate.....................................................      8,807,786       6,420,824      7,146,224
  Sales...........................................................      4,924,970       3,518,556      3,718,209
  General and administrative......................................      5,611,970       4,240,221      4,117,587
  Depreciation and amortization...................................      6,898,155       5,164,942      5,541,859
                                                                    --------------  -------------  -------------
      Total operating expenses....................................     34,812,103      25,657,896     26,993,024
                                                                    --------------  -------------  -------------
      Operating Income............................................      4,549,193       3,523,465      2,053,727
                                                                    --------------  -------------  -------------
OTHER INCOME (EXPENSE):
  Interest expense (Notes 5,6 and 12).............................     (4,584,699)     (3,501,551)    (3,391,499)
  Gain on sale of assets..........................................        --             --            8,623,905
  Other (expenses) income.........................................       (333,834)         57,964       (214,151)
                                                                    --------------  -------------  -------------
      Total other income (expenses)...............................     (4,918,533)     (3,443,587)     5,018,255
                                                                    --------------  -------------  -------------
      Income (loss) before income taxes...........................       (369,340)         79,878      7,071,982
(PROVISION) BENEFIT FOR INCOME TAXES
  (Notes 2 and 7).................................................       (578,360)       (271,719)    (2,893,354)
                                                                    --------------  -------------  -------------
      Net income (loss)...........................................   $   (947,700)  $    (191,841) $   4,178,628
                                                                    --------------  -------------  -------------
                                                                    --------------  -------------  -------------

 The accompanying notes are an integral part of these consolidated statements.

                     REVERE HOLDING CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                      NOTES
                                                        RETAINED                   RECEIVABLE
                                           PAID-IN      EARNINGS      TREASURY        FROM            TOTAL
                                COMMON    IN EXCESS   (ACCUMULATED     STOCK,      MANAGEMENT     STOCKHOLDERS'
                                 STOCK     OF PAR       DEFICIT)       AT COST    STOCKHOLDERS       EQUITY
                                -------  -----------  ------------   -----------  -------------   -------------
BALANCE,
  December 31, 1994...........  $38,235  $38,196,347   $ (177,407)   $   --         $(888,500)     $37,168,675
  Net loss....................    --         --          (947,700)       --           --              (947,700)
                                -------  -----------  ------------   -----------  -------------   -------------
BALANCE,
  December 31, 1995...........  38,235    38,196,347   (1,125,107)       --          (888,500)      36,220,975
  Payment on note receivable
   from management
   stockholders (unaudited)...    --         --           --             --             4,500            4,500
  Treasury stock acquired, at
   cost (unaudited)...........    --         --           --          (1,653,737)     --            (1,653,737)
  Net income (unaudited)......    --         --         4,178,628        --           --             4,178,628
                                -------  -----------  ------------   -----------  -------------   -------------
BALANCE,
  September 30, 1996
   (Unaudited)................  $38,235  $38,196,347   $3,053,521    $(1,653,737)   $(884,000)     $38,750,366
                                -------  -----------  ------------   -----------  -------------   -------------
                                -------  -----------  ------------   -----------  -------------   -------------

 The accompanying notes are an integral part of these consolidated statements.

                     REVERE HOLDING CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     FOR THE YEAR       FOR THE NINE MONTHS
                                                                    ENDED DECEMBER      ENDED SEPTEMBER 30,
                                                                         31,        ----------------------------
                                                                         1995           1995           1996
                                                                    --------------  -------------  -------------
                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................................   $   (947,700)  $    (191,841) $   4,178,628
  Adjustments to reconcile net loss to net cash provided by
   operating activities --
    Depreciation and amortization.................................      7,552,486       5,655,691      6,034,913
    (Gain) Loss on disposals of property and equipment............        418,222         114,319     (8,623,905)
    Deferred income tax provision.................................        354,273         103,654         41,665
    Changes in assets and liabilities --
      Increase in accounts receivable, net........................       (219,824)       (187,242)      (103,714)
      Decrease (increase) in inventories..........................         32,807         (22,493)       (58,671)
      (Increase) decrease in prepaid expenses and other...........       (204,546)       (399,644)       629,291
      (Decrease) increase in accounts payable and accrued
       expenses...................................................     (1,795,535)     (1,747,672)     1,976,230
                                                                    --------------  -------------  -------------
        Net cash flows provided by operating activities...........      5,190,183       3,324,772      4,074,437
                                                                    --------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.............................     (3,583,772)     (1,951,075)    (1,588,848)
  Proceeds from sale of property and equipment....................        123,551          45,926     21,514,834
  Funds transferred to escrow.....................................        --             --          (20,447,420)
  Increase in interest receivable.................................        (53,330)        (58,290)       (51,035)
  Increase in other assets........................................     (1,974,930)     (1,873,220)      (952,589)
  Cash paid for acquisitions......................................     (3,080,631)     (3,080,631)    (2,075,000)
  (Increase) decrease in goodwill, net of noncash items...........        (39,140)       --               13,042
  Cash paid for treasury stock....................................        --             --               (8,237)
                                                                    --------------  -------------  -------------
        Net cash flows used in investing activities...............     (8,608,252)     (6,917,290)    (3,595,253)
                                                                    --------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Reduction of long-term debt.....................................     (3,501,044)     (2,181,869)    (2,435,099)
  Payment of liability for Mall Media purchase....................     (4,000,000)     (4,000,000)      --
  Proceeds from long-term debt....................................      4,166,227       3,000,000      1,326,951
                                                                    --------------  -------------  -------------
        Net cash used in financing activities.....................     (3,334,817)     (3,181,869)    (1,108,148)
                                                                    --------------  -------------  -------------
NET DECREASE IN CASH AND CASH EQUIVALENTS.........................     (6,752,886)     (6,774,387)      (628,964)
CASH AND CASH EQUIVALENTS, beginning of period....................      7,893,455       7,893,455      1,140,569
                                                                    --------------  -------------  -------------
CASH AND CASH EQUIVALENTS, end of period..........................   $  1,140,569   $   1,119,068  $     511,605
                                                                    --------------  -------------  -------------
                                                                    --------------  -------------  -------------

 The accompanying notes are an integral part of these consolidated statements.

                     REVERE HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION:
    The financial statements of Revere Holding Corp. and Subsidiaries (the Company) include the accounts of Revere Holding Corp. (Holding) and its
wholly-owned    subsidiary,   Revere   Acquisition   Corp.   (Acquisition)   and
Acquisition's wholly-owned subsidiaries, Revere National Corporation and subsidiaries (National), Revere Billboard, Inc. (Billboard), Stait Outdoor Advertising Co. (Stait) and Mall Media Acquisition Corp. (Mall Media). National provides outdoor advertising services through its network of sign structures in the Mid-Atlantic region and Texas (see Note 17). Mall Media owns and maintains a network of kiosks located in shopping malls nationwide and sells advertising space on the kiosks. Stait provides outdoor advertising services through its sign structures primarily located in New Jersey and Pennsylvania. All significant intercompany accounts and transactions have been eliminated in consolidation.

    On December 20, 1994, Acquisition acquired the entities described below, which were accounted for by the purchase method of accounting. The results of operations of the acquired companies are included in Holding's statements of operations for the period in which they were owned by Holding.

    On December 20, 1994, Holding was capitalized with $35.0 million in cash from Merrill Lynch Capital Partners and $375,000 in cash from certain members of the Board of Directors. The cash was used to capitalize Acquisition, and through a secured bank credit agreement, Acquisition received funding of an additional $40.0 million.

    Through a series of transactions, Acquisition acquired the assets of Billboard and Mall Media for $26.5 million and the outstanding stock of National and Stait for $26.6 million. Additional existing secured debt of National totaling $20.3 million was repaid by Acquisition, and the remaining funds were used for financing and acquisition costs.

    Additionally, Holding issued and transferred shares of common stock to certain members of management and the Board of Directors of the Company with a value of $1,359,582. The consideration for the shares issued was notes receivable of $888,500 and common stock of National with a value of $471,082.

    As provided in the asset purchase agreement, Mall Media purchased certain assets of the kiosk business, described above, on December 20, 1994. Of the $5.5 million purchase price, $4.0 million was not paid until January 1995. As part of the purchase price, Holding issued $1.5 million in common stock to the former owner.

    On January 2, 1996, the Company effected a reorganization of its legal entities. Revere National Corporation of San Antonio, Revere National Corporation of Victoria, Revere National Corporation of Corpus Christi, Revere National Corporation of Laredo ("Texas Subs") and Revere National Corporation of Delmarva ("Delmarva") effected a statutory merger with and into Revere National Corporation of Philadelphia ("D.C."), with D.C. being the surviving entity. Further, through a series of transactions, Stait was merged into Revere National Corporation of Pennsylvania ("PA") effective January 2, 1996.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    REVENUE RECOGNITION

    Advertising revenues from the sale of advertising space are recognized on a straight-line basis over the terms of the individual contracts.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and short-term highly liquid investments with a maturity of three months or less.

                     REVERE HOLDING CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INVENTORIES

    Inventories, consisting primarily of sign structure parts, are stated at the lower of cost (computed on a first-in, first-out basis) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost with the exception of those assets which have been recorded at estimated fair value in conjunction with the purchase transactions discussed in Note 3. The cost of sign structures includes materials and supplies, labor directly involved in construction of the sign structures and an allocation of direct overhead expenses. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets. The ranges of estimated useful lives are as follows:

                                                                                 USEFUL LIVES
                                                                                 -------------
Sign structures and kiosks.....................................................     7-15 years
Buildings......................................................................     31.5 years
Machinery and equipment........................................................      5-7 years
Vehicles.......................................................................        5 years
Leasehold improvements.........................................................     Lease Term

    Tear down expense or other disposals of sign structures are recorded net of the estimated realizable value of salvaged materials. The estimated realizable value of salvaged materials from torn down structures remains recorded as property and equipment and is depreciated over its remaining useful life. These materials are used in construction of new structures or refurbishment of existing structures.

    LEASE ACQUISITION COSTS

    The direct costs of acquiring and renewing land leases for sites on which sign structures are erected are capitalized in other assets and amortized using the straight-line method over five years, which is the estimated average lives of the leases.

    BARTER ARRANGEMENTS

    The Company enters into nonmonetary barter transactions with customers wherein certain goods and services are used by the Company in exchange for advertising services. Such transactions are recorded in the accompanying consolidated financial statements at the estimated fair market value of the goods and services received. Included in revenues and expenses are nonmonetary transactions of approximately $631,000 and $601,000, respectively, for the year ended December 31, 1995 and approximately $450,000 and $439,000, and $511,000 and $379,000, respectively, for the nine months ended Setember 30, 1995 and 1996 (unaudited). Included in property and equipment are nonmonetary transactions of approximately $97,000 for the year ended December 31, 1995, and $18,000 and $43,000, respectively, for the nine months ended September 30, 1995 and 1996 (unaudited).

    The gross amount of barter receivables and barter payables is recorded at the estimated fair value of services to be received and provided, respectively.

    FINANCIAL INSTRUMENTS

    The Company values its financial instruments as required by Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Values of Financial Instruments." Management believes the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and long-term debt approximate fair value.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the

                     REVERE HOLDING CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, expenses, gains and losses during the reporting periods. Actual results could differ from these estimates.

    INCOME TAXES

    Provision has been made, using Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", for deferred Federal and state income taxes which arise from differences between the basis of certain assets and liabilities, for income tax and financial statement reporting purposes, and differences between reporting methods for income tax and financial statement reporting purposes. The differences relate principally to property, deferred costs and accruals. The Company and its subsidiaries file consolidated Federal income tax returns.

    RECLASSIFICATIONS.

    Certain financial information in the prior years have been reclassified to conform to the current year presentation.

    ACCOUNTING STANDARD

    In March 1995, the FASB issued Statement No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. As of September 30, 1996 (unaudited), management believes there were no indications of impairment that would effect the carrying values of assets.

    NON-CASH TRANSACTIONS

    In addition to the previously described barter transactions, the Company entered into the following non-cash transactions for the year ended December 31, 1995, and the nine months ended September 30, 1995 and 1996:

                                                                       FOR THE NINE MONTHS
                                                      FOR THE YEAR     ENDED SEPTEMBER 30,
                                                     ENDED DECEMBER  ------------------------
                                                        31, 1995       1995         1996
                                                     --------------  ---------  -------------
                                                                           (UNAUDITED)
Property and equipment under capital leases........   $    336,277   $  19,600  $     273,063
                                                     --------------  ---------  -------------
                                                     --------------  ---------  -------------
Treasury stock purchased in exchange for note
  payable..........................................   $    --        $  --      $   1,645,500
                                                     --------------  ---------  -------------
                                                     --------------  ---------  -------------

    INTERIM FINANCIAL INFORMATION

    The interim financial information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 has been prepared from the unaudited financial records of the Company and, in the opinion of management, reflects all adjustments necessary for a fair presentation of the financial position and results of operations and of cash flows for the respective interim periods. All adjustments were of a normal and recurring nature.

3.  GOODWILL:
    The Company utilized the purchase method of accounting for the acquisitions of the common stock of National and Stait and the purchase of the assets of Billboard and Mall Media. The total purchase price of $73.5 million was originally allocated approximately $37.7 million to property and equipment, $4.6 million to an acquired deferred tax liability and $18.3 million to other net assets and liabilities, resulting

                     REVERE HOLDING CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  GOODWILL: (CONTINUED)
in goodwill of approximately $22.1 million. During 1995, the Company adjusted the purchase price allocation to reflect an income tax liability of approximately $310,000 which existed at the acquisition date, resulting in an increase to goodwill for the same amount. Goodwill is being amortized over a period of 40 years.

    During 1995, the Company executed several acquisitions which had an aggregate purchase price of approximately $2.8 million. These acquisitions were accounted for in accordance with the purchase method, whereby the purchase price is allocated to assets acquired and liabilities assumed based upon estimated fair value. As a result of these acquisitions, the Company recorded additional goodwill of approximately $654,000. In addition, goodwill in the amount of $140,000 has been recorded at December 31, 1995, relating to another acquisition of the Company in 1995.

4.  PROPERTY AND EQUIPMENT:
    Property and equipment consisted of the following as of December 31, 1995 and September 30, 1996:

                                                                  AS OF            AS OF
                                                               DECEMBER 31,    SEPTEMBER 30,
                                                                   1995             1996
                                                              --------------   --------------
                                                                                (UNAUDITED)
Sign structures and kiosks..................................    $ 32,770,314     $24,205,343
Land and buildings..........................................       6,311,519       4,694,414
Machinery and equipment.....................................       1,638,450       1,846,847
Vehicles....................................................         740,388         195,419
Leasehold improvements......................................         196,519         224,865
                                                              --------------   --------------
                                                                  41,657,190      31,166,888
Less -- Accumulated depreciation and amortization...........      (2,758,051)     (3,120,866)
                                                              --------------   --------------
Property and equipment, net.................................    $ 38,899,139     $28,046,022
                                                              --------------   --------------
                                                              --------------   --------------

    Depreciation expense for the year ended December 31, 1995, and the nine months ended September 30, 1995 and 1996 (unaudited) was $2,782,706, and $2,111,160 and $2,222,964, respectively.

5.  OTHER ASSETS:
    Other assets consisted of the following as of December 31, 1995 and September 30, 1996:

                                                                  AS OF             AS OF
                                                               DECEMBER 31,     SEPTEMBER 30,
                                                                   1995             1996
                                                              --------------   ---------------
                                                                                 (UNAUDITED)
Intangible lease assets.....................................    $  9,352,833     $  7,183,851
Financing and acquisition costs.............................       6,627,239        6,655,367
Lease acquisition costs.....................................       3,952,191        3,789,525
MTC contract for advertising privileges.....................        --              1,935,000
Covenants not to compete....................................         570,000          350,000
Deposits....................................................          82,450           76,025
Other.......................................................         151,092          108,697
                                                              --------------   ---------------
                                                                  20,735,805       20,098,465
Less -- Accumulated amortization............................      (4,351,959)      (6,268,930)
                                                              --------------   ---------------
Other assets, net...........................................    $ 16,383,846     $ 13,829,535
                                                              --------------   ---------------
                                                              --------------   ---------------

                     REVERE HOLDING CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  OTHER ASSETS: (CONTINUED)
    Amortization for the year ended December 31, 1995, and the nine months ended September 30, 1995 and 1996 (unaudited) was $4,769,780, and $3,544,531 and
$3,811,949, respectively, including amortization of deferred financing costs of $654,331, and $490,749 and $493,054, which was classified as interest expense.

    Intangible lease assets represent site leases with rents below market rates which were purchased with the acquisition of Billboard. The intangible lease assets have been recorded at the present value of the excess of the fair market rents of the lease over the actual rents. This amount is being amortized over the life of the leases.

    Financing and acquisition costs consisting of bank, legal and other professional fees and other costs of approximately $6.0 million were incurred and capitalized in connection with the acquisitions described in Note 1 and the related financing described in Note 6. These costs are being amortized over the period of the related debt agreements.

    Covenants not to compete were entered into with the former owners of the assets of certain purchase transactions at the time of the respective purchase and are being amortized over terms ranging from five to ten years.

6.  LONG-TERM DEBT:
    In connection with the acquisitions described in Note 1, Acquisition and Holding entered into a Credit Agreement consisting of a Revolving Credit Loan, a Term A Loan and a Term B Loan.

    The Revolving Credit Loan consists of a reducing revolving credit facility with a principal amount not to exceed $17 million. As of December 31, 1995 and September 30, 1996 (unaudited), outstanding borrowings against the facility were $3,500,000 and $5,000,000, respectively. The commitment under the revolving credit facility will decrease by $1.0 million annually on December 31, 1995 through 1998. The remaining available $13.0 million will expire on June 30, 2001.

    The Term A Loan in the amount of $24.5 million is scheduled to be amortized annually in three equal installments in June, September and December of each year. The annual amortization amounts are $2,750,000 in 1996, $3,570,000 in 1997 and 1998; and $4,500,000, $6,125,000 and $3,735,000 in 1999, 2000 and 2001,
respectively.

    The Term B Loan in the amount of $13.0 million is scheduled to be paid in a single installment on June 30, 2002.

    In addition to the debt repayments discussed above, the Company is required to make prepayments of 50% of Excess Cash Flow as defined in the Credit Agreement. No such prepayments were required for the periods ending December 31, 1995 and September 30, 1996 (unaudited).

    Interest on borrowings under this agreement are at varying rates based, at the Company's option, on the federal funds rate, the bank's prime rate, a three month average certificate of deposit rate or the London Interbank Offering Rate (LIBOR), plus a fixed percent and are adjusted based upon the ratio of total debt to operating cash flow. Additionally, commitment fees of 1/2% on available but undrawn revolving credit funds are payable quarterly in advance. The weighted average interest rates for the year ended December 31, 1995 and for the nine months ended September 30, 1995 and 1996 (unaudited) were 8.3%, and 8.8% and 8.4%, respectively. Interest expense relating to the Credit Agreement for the year ended December 31, 1995, and for the nine months ended September 30, 1995 and 1996 (unaudited), were approximately $3,852,000 and $2,951,555 and $2,782,050, respectively.

                     REVERE HOLDING CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  LONG-TERM DEBT: (CONTINUED)
    Under the covenants of the Credit Agreement, the Company is required to maintain certain financial ratios, including an interest coverage ratio, a leverage ratio and a fixed charges ratio. Substantially all of the Companies' assets have been pledged as security under the Credit Agreement.

    Long-term debt at September 30, 1996 (unaudited), includes a subordinated promissory note in the amount of $1,645,500 to a former stockholder and employee of the Company as a result of the repurchase by the Company of all of his shares of outstanding common stock (see Note 11). The note matures on March 27, 1999, and interest is payable annually at the lowest rate of interest applicable to borrowings under the Credit Agreement.

    A summary of long-term debt as of December 31, 1995 and September 30, 1996 (unaudited), is as follows:

                                                                  AS OF             AS OF
                                                               DECEMBER 31,     SEPTEMBER 30,
                                                                   1995             1996
                                                              --------------   ---------------
                                                                                 (UNAUDITED)
Credit Agreement Term A Note................................    $ 24,250,000     $ 21,916,666
Credit Agreement Term B Note................................      13,000,000       13,000,000
Revolving Credit Note.......................................       3,500,000        5,000,000
Other notes payable with varying maturity dates.............         196,720        1,669,381
                                                              --------------   ---------------
  Total long-term debt......................................      40,946,720       41,586,047
Less -- Current portion of long-term debt...................      (2,851,765)      (3,305,379)
                                                              --------------   ---------------
  Long-term debt less current portion.......................    $ 38,094,955     $ 38,280,668
                                                              --------------   ---------------
                                                              --------------   ---------------

    Future maturities of long-term debt as of December 31, 1995 and September 30, 1996, are as follows:

                                                                  AS OF             AS OF
                                                               DECEMBER 31,     SEPTEMBER 30,
                                                                   1995             1996
                                                              --------------   ---------------
                                                                                 (UNAUDITED)
1996........................................................    $  2,851,765     $  3,305,379
1997........................................................       3,632,255        3,573,693
1998........................................................       3,602,700        3,574,080
1999........................................................       4,500,000        6,150,007
2000........................................................       6,125,000        6,127,427
2001 and thereafter.........................................      20,235,000       18,855,461
                                                              --------------   ---------------
  Total.....................................................    $ 40,946,720     $ 41,586,047
                                                              --------------   ---------------
                                                              --------------   ---------------

    Interest payments for the year ended December 31, 1995 and for the nine months ended September 30, 1995 and 1996 (unaudited), were approximately $3,901,000, and $2,911,780 and $2,387,456, respectively.

                     REVERE HOLDING CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  INCOME TAXES:
    The (provision) benefit for income taxes for the year ended December 31, 1995, and the nine months ended September 30, 1995 and 1996 (unaudited), consists of the following:

                                                                   FOR THE NINE MONTHS ENDED
                                                   FOR THE YEAR          SEPTEMBER 30,
                                                  ENDED DECEMBER  ----------------------------
                                                     31, 1995         1995           1996
                                                  --------------  ------------  --------------
                                                                          (UNAUDITED)
Current
  Federal.......................................   $    (72,187)  $    (54,140) $   (2,087,942)
  State.........................................       (151,900)      (113,925)       (763,747)
                                                  --------------  ------------  --------------
                                                       (224,087)      (168,065)     (2,851,689)
                                                  --------------  ------------  --------------
Deferred
  Federal.......................................       (267,373)       (38,479)        (34,541)
  State.........................................        (86,900)       (65,175)         (7,124)
                                                  --------------  ------------  --------------
                                                       (354,273)      (103,654)        (41,665)
                                                  --------------  ------------  --------------
    Total.......................................   $   (578,360)  $   (271,719) $   (2,893,354)
                                                  --------------  ------------  --------------
                                                  --------------  ------------  --------------

    Income tax payments made for the year ended December 31, 1995, and for the nine months ended September 30, 1995 and 1996 (unaudited), were $584,674 and $237,650 and $50,100, respectively.

    The following is a reconciliation of the statutory federal income tax benefit to the recorded effective tax (provision) benefit for year ended December 31, 1995, and the nine months ended September 30, 1995 and 1996 (unaudited):

                                                                   FOR THE NINE MONTHS ENDED
                                                   FOR THE YEAR          SEPTEMBER 30,
                                                  ENDED DECEMBER  ----------------------------
                                                     31, 1995         1995           1996
                                                  --------------  ------------  --------------
                                                                          (UNAUDITED)
Statutory federal taxes, at 34% of pretax.......   $    125,576   $     94,182  $   (2,404,474)
State provision.................................       (238,800)      (179,100)       (504,073)
Non-deductible depreciation and amortization....       (549,748)      (412,311)       (203,097)
Other...........................................         84,612        225,510         218,290
                                                  --------------  ------------  --------------
  Effective tax benefit (provision).............   $   (578,360)  $   (271,719) $   (2,893,354)
                                                  --------------  ------------  --------------
                                                  --------------  ------------  --------------

    The Company has incurred net operating losses which are available as carryforwards to offset future taxable income. At December 31, 1995 and September 30, 1996 (unaudited) net operating losses for income tax reporting purposes are approximately $5.2 million and $3.9 million, respectively, and expire between 2008 and 2010. For losses incurred prior to December 20, 1994, utilization is limited to taxable gains recognized through 1998 on the sale of assets which had "built-in gains" in 1994. A full valuation allowance on all losses has been reflected in the accompanying balance sheet due to uncertainties relating to the utilization of these net operating losses.

                     REVERE HOLDING CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  INCOME TAXES: (CONTINUED)
    Total deferred tax assets and liabilities and the sources of the differences between financial accounting and tax bases of the Company's assets and liabilities which give rise to the deferred tax assets and liabilities are as follows as of December 31, 1995 and September 30, 1996 (unaudited):

                                                                  AS OF             AS OF
                                                               DECEMBER 31,     SEPTEMBER 30,
                                                                   1995             1996
                                                              --------------   ---------------
                                                                                 (UNAUDITED)
Deferred tax assets:
  Net operating loss carryforward...........................    $  2,128,403     $  1,612,389
  Accrued liabilities.......................................         560,942          560,483
  Accrued environmental remediation.........................         147,814           68,141
  Bad debt reserves.........................................         134,517          187,101
  Valuation allowance.......................................      (2,128,403)      (1,612,389)
                                                              --------------   ---------------
                                                                     843,273          815,725
                                                              --------------   ---------------
Deferred tax liabilities:
  Property and equipment....................................       5,487,547        5,501,664
  Prepaid expenses..........................................           8,464            8,464
  Officer bonuses...........................................        --               --
  Other.....................................................         180,262          180,799
                                                              --------------   ---------------
                                                                   5,676,273        5,690,927
                                                              --------------   ---------------
    Net deferred tax liability..............................    $  4,833,000     $  4,875,202
                                                              --------------   ---------------
                                                              --------------   ---------------

8.  MANAGEMENT STOCK OPTION PLAN:
    On December 20, 1994, Holding instituted a Management Stock Option Plan ("the Stock Option Plan") under which nonqualified incentive and performance stock options were granted to certain consultants, directors and employees of the Company. Each option entitles the grantee to purchase one share of common stock at a certain price per share, based on the estimated fair value of the shares at the date of grant. The maximum authorized number of shares of common stock which may be issued under the Stock Option Plan is 360,000. All options expire ten years after the date of grant or at the time the grantee ceases to be a full-time employee, director or consultant.

    Options are only exercisable when vested. Incentive options vest 20% every year. Performance options vest over a five year period based on the Company achieving certain defined levels of earnings performance or upon approval of the Board of Directors.

                     REVERE HOLDING CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.  MANAGEMENT STOCK OPTION PLAN: (CONTINUED)
    The following options were outstanding and exercisable:

                                                                  OPTION
                                                                PRICE/SHARE  INCENTIVE   PERFORMANCE     TOTAL
                                                                -----------  ---------  -------------  ---------
Total outstanding at December 31, 1994........................   $   10.00     170,660       170,660     341,320
Granted in 1995...............................................   $   10.00       6,840         6,840      13,680
                                                                             ---------  -------------  ---------
Total outstanding at December 31, 1995........................                 177,500       177,500     355,000
                                                                             ---------  -------------  ---------
                                                                             ---------  -------------  ---------
Exercisable at December 31, 1995..............................                  35,500        35,500      71,000
                                                                             ---------  -------------  ---------
                                                                             ---------  -------------  ---------
Granted, January 1, 1996 to September 30, 1996 (unaudited)....   $   12.50      25,000        25,000      50,000
                                                                             ---------  -------------  ---------
Exercised, March 27, 1996 (unaudited).........................   $   10.00      (7,700)       (7,700)    (15,400)
                                                                             ---------  -------------  ---------
Expired, January 1, 1996 to September 30, 1996 (unaudited)....   $   10.00     (32,266)      (32,266)    (64,532)
                                                                             ---------  -------------  ---------
Total outstanding at September 30, 1996 (unaudited)...........                 162,534       162,534     325,068
                                                                             ---------  -------------  ---------
                                                                             ---------  -------------  ---------
Exercisable at September 30, 1996 (unaudited).................                  32,507        32,507      65,014
                                                                             ---------  -------------  ---------
                                                                             ---------  -------------  ---------

9.  PROFIT SHARING PLAN:
    The Revere National Corporation  401(k) profit sharing  plan and trust  (the
Plan) covers eligible employees of the Company. Contributions made to the Plan include an employee elected salary deduction amount and Company matching contributions. The Company's 401(k) expense for the periods ended December 31, 1995 and September 30, 1995 and 1996 (unaudited), was $133,176, and $100,201 and
$113,984, respectively.

10. NOTES RECEIVABLE:
    Notes receivable from management stockholders represent notes due in connection with the issuance of Holding stock as discussed in Note 1. The notes bear interest at the same rate as the Term A Note discussed in Note 6 and are due on December 20, 2004.

11. TREASURY STOCK (UNAUDITED):
    In connection with the termination of two employees, one of which was an officer and director of the Company, the Company purchased 150,751 shares of its common stock at a cost of $1,653,737 during the nine months ended September 30, 1996 (unaudited). These transactions were completed primarily in exchange for a note payable, as described in Note 6.

12. COMMITMENTS:
    The Company leases office space and equipment under the terms of operating leases agreements. Lease expense of approximately $236,300, $167,600 and $230,900 was recorded for the periods ended December 31, 1995, and September 30, 1995 and 1996 (unaudited), respectively.

                     REVERE HOLDING CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. COMMITMENTS: (CONTINUED)
    Future minimum lease payments under capital and operating leases and the present value of the net minimum lease payments as of December 31, 1995 and September 30, 1996 (unaudited), are as follows:

                                                             AS OF DECEMBER 31, 1995   AS OF SEPTEMBER 30, 1996
                                                            -------------------------  ------------------------
                                                              CAPITAL      OPERATING     CAPITAL     OPERATING
YEAR ENDING DECEMBER 31,                                       LEASES       LEASES       LEASES       LEASES
----------------------------------------------------------  ------------  -----------  -----------  -----------
                                                                                             (UNAUDITED)
1996......................................................  $    288,394  $   227,776  $    52,221  $    71,177
1997......................................................       235,066      222,770      269,064      246,528
1998......................................................       186,610      219,778      227,160      210,930
1999......................................................        98,724      128,224      111,323      124,575
2000......................................................         9,274       88,164       21,484       86,164
2001 and thereafter.......................................       --           --           --            18,420
                                                            ------------  -----------  -----------  -----------
Minimum lease payments....................................  $    818,068  $   886,712  $   681,252  $   757,794
                                                                          -----------               -----------
                                                                          -----------               -----------
Less -- Amount representing interest and executory
  costs...................................................      (113,415)                  (78,574)
                                                            ------------               -----------
Present value of minimum lease payments...................  $    704,653               $   602,678
                                                            ------------               -----------
                                                            ------------               -----------

    Additionally, substantially all of the Company's sign structures are located on land which is leased from unrelated parties for periods ranging from one to ten years. Generally, these sign site lease agreements permit the Company to cancel an agreement upon 30 days written notice.

13. MINORITY INTEREST:
    In August 1995, Mall Media entered into a 15 year operating agreement with Vision Digital Communications, LLC ("VDC"), a California limited liability corporation in which Mall Media holds an 80% investment, to conduct an interactive kiosk business. Pursuant to this agreement, the initial capital contributions of two of the minority investors of VDC were $140,000, which reflected the estimated fair value of assets and properties these two members contributed to VDC. This amount has been reflected in the consolidated financial statements as Minority Interest at December 31, 1995. In accordance with the operating agreement, 100% of the loss during 1995 was allocated to Mall Media.

14. LITIGATION:
    The Company is involved in various legal and administrative actions evolving from its conduct of routine operations. These actions include resolutions of disputes with land owners, regulatory compliance issues and personal property tax assessment issues, the outcome of which cannot currently be determined. Management does not believe that the outcome of these actions will have a material adverse effect on the Company.

15. UNAUDITED PRO FORMA SUMMARY RESULTS OF OPERATIONS:
    The unaudited pro forma summary consolidated results of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 (unaudited), assuming the acquisitions

                     REVERE HOLDING CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. UNAUDITED PRO FORMA SUMMARY RESULTS OF OPERATIONS: (CONTINUED) executed during 1995 and 1996 (as described in Notes 3 and 16) and the sale of the Company's operations in Texas (as described in Note 17) had been consummated on January 1, 1995, are as follows (dollars in thousands):

                                                                                FOR THE NINE
                                                                FOR THE YEAR    MONTHS ENDED
                                                               ENDED DECEMBER  SEPTEMBER 30,
                                                                  31, 1995          1996
                                                               --------------  --------------
                                                                        (UNAUDITED)
Net revenues.................................................    $   34,688      $   25,400
                                                               --------------  --------------
                                                               --------------  --------------
Net loss.....................................................    $     (287)     $   (1,395)
                                                               --------------  --------------
                                                               --------------  --------------

16. SUBSEQUENT EVENTS:
    On February 2, 1996, the Company acquired certain assets of Mass Transit Communications ("MTC") and Mass Transit Communications -- Wallscapes ("MTC-W") for $2,075,000. This purchase, which is effective February 1, 1996, allows the Company to exclusively sell and service advertising space in and on municipal transit systems of the cities of Baltimore and Annapolis, Maryland.

    In March 1996, the Board of Directors approved a restructuring of the Company's operations at Mall Media. The ultimate impact of the restructuring has not yet been determined; however, management does not believe the restructuring will have a material impact on the Company's financial position or results of operations in 1996.

17. EVENTS SUBSEQUENT TO THE DATE OF THE AUDITORS' REPORT (UNAUDITED):
    On July 1, 1996, the Company sold substantially all of its assets associated with the Company's operations in San Antonio, Texas, through a third-party intermediary with the intention of completing a like-kind exchange of assets by December 28, 1996. Associated with this sale was the establishment of an escrow account whereby the proceeds of the sale ($11,000,000) were deposited and can only be withdrawn for the purchase of like-kind property or to pay down existing senior debt. If the purchase of like-kind property is successfully completed within 180 days of the sale, the Company may defer the gain, for income tax purposes, on the property sold. The gain is estimated to be approximately $5,000,000.

    On August 30, 1996, the Company sold substantially all of its assets associated with operations in Corpus Christi and Laredo, Texas, in a like-kind exchange transaction, similar to that discussed above, with the intentions of completing a like-kind exchange of property by February 28, 1997. The proceeds from the sale also were deposited with a third-party intermediary totaling $9,300,000. The gain, for income tax purposes, if the purchase of like-kind property is not successfully completed within 180 days of the sale, is estimated to be approximately $4,000,000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                    PAGE
Prospectus Summary.............................           3
Risk Factors...................................          11
Use of Proceeds................................          17
Dividend Policy................................          17
Price Range of Common Stock....................          17
Capitalization.................................          18
Pro Forma Financial Information................          19
Selected Consolidated Financial and Operating
 Data..........................................          24
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          26
Business.......................................          35
Management.....................................          45
Certain Transactions...........................          50
Principal Stockholders.........................          51
Description of Noteholder Warrants.............          53
Description of Capital Stock...................          56
Shares Eligible for Future Sale................          59
Description of Indebtedness and Other
 Commitments...................................          60
Certain Federal Income Tax Consequences........          63
Selling Securityholders and Plan of
 Distribution..................................          65
Legal Matters..................................          66
Experts........................................          66
Available Information..........................          67
Index to Consolidated Financial Statements.....         F-1

                                     24,200
                              WARRANTS TO PURCHASE
                                  COMMON STOCK
                                 387,200 SHARES
                                OF COMMON STOCK

                                     [LOGO]

                               UNIVERSAL OUTDOOR
                                 HOLDINGS, INC.

                                  ------------

                                   PROSPECTUS
                                  ------------


                                 July   , 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the offering described in this Registration Statement. All amounts shown are estimates, except the SEC registration fee.

Securities and Exchange Commission Registration Fee...............  $     790
Printing and Engraving Expenses...................................     10,000
Legal Fees and Expenses...........................................     30,000
Accounting Fees and Expenses......................................     20,000
Blue Sky Fees and Expenses........................................      5,000
Exchange Agent Fees and Expenses..................................     10,000
Miscellaneous.....................................................     15,000
                                                                    ---------
  Total...........................................................  $  90,790
                                                                    ---------
                                                                    ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section  145 of  the Delaware General  Corporation Law  ("Delaware Law") and
Article XI of the Registrant's Bylaws provide for indemnification of the Registrant's directors and officers to the maximum extent provided by Delaware Law, which may include liabilities under the Securities Act.

    As permitted by Section 102(b) of the Delaware Law, the Certificate of Incorporation provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law,
(iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which a director derived an improper personal benefit.

    The Company does not maintain directors' and officers' liability insurance.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since January 1, 1993, the Company has issued the following securities which were not registered under the Securities Act:

    The 1996 Warrant Plan was adopted by the Board of Directors of the Company in April 1996 in order to advance the interests of the Company by affording certain key executives and employees an opportunity to acquire a proprietary interest in the Company and thus to stimulate increased personal interest in such persons in the success and future growth of the Company. The 1996 Warrant Plan is administered by the Compensation Committee of the Company. Pursuant to the 1996 Warrant Plan, Daniel L. Simon and Brian T. Clingen were awarded warrants in April 1996 which have been divided into three series: the Series I Warrants, the Series II Warrants and the Series III Warrants. In July 1996, the 1996 Warrant Plan was amended to, among other things (i) adjust the warrant exercise price for the Series II Warrants and the Series III Warrants from $5.00 per share (as adjusted to reflect the 16 for 1 stock split) to (X) in the case of the Series II Warrants, the Closing Price for the day immediately preceding any such exercise minus $.01, PROVIDED, HOWEVER, that if at any time the average of the Closing Price for any 30 consecutive trading days is equal to or greater than $16.25 AND the Closing Price for the last day of such thirty day trading period is equal to or greater than $16.25, then the warrant exercise price shall thereafter be $5.00, and (Y) in the case of Series III Warrants, the Closing Price for the day immediately preceding any such exercise minus $.01, PROVIDED, HOWEVER, that if at any time the average of the Closing Price for any 30 consecutive trading days is equal to or greater than $20.00 AND the Closing Price for the last day of such thirty day trading period is equal to or greater than $20.00, then the warrant exercise price shall thereafter be $5.00; and (ii) making each class of Warrants fully exercisable. The Warrants issued under the 1996 Warrant Plan are fully exercisable at a warrant exercise price of $5.00 per share. The Warrants may not be sold, assigned, transferred, exchanged or otherwise disposed of except to spouses and beneficiaries of the holders of such Warrants. The Company consented to an assignment by Daniel L. Simon and Brian T. Clingen to Paul G. Simon of 123,530 Series I Warrants. A total of 2,470,608 shares of Common Stock have been reserved for issuance pursuant to the Warrants issued under the 1996 Warrant Plan. Daniel L. Simon holds 595,000 Series I Warrants, 700,000 Series II Warrants and 700,000 Series III Warrants; Brian L. Clingen holds 105,006 Series I Warrants, 123,536 Series II Warrants and 123,536 Series III Warrants; and Paul
G. Simon holds 123,530 Series I Warrants. The Company recognized a one-time non-cash compensation charge of approximately $9 million in the quarter ended June 30, 1996 relating to the issuance of the Warrants under the 1996 Warrant Plan. See "Management -- The 1996 Warrant Plan and "Executive Compensation."

    On April 5, 1996, the Company issued to KIA V and KEP V and certain individuals designated by KIA V and KEP V 186,500 shares of Class B Common Stock and 188,500 shares of Class C Common Stock in exchange for $30 million. Such Class B Common Stock and Class C Common Stock was reclassified into 6,000,000 shares of Common Stock and 2,500,000 shares were sold in the Offering.

    On June 30, 1994, the Company issued and sold to Bear, Stearns & Co. Inc. as the Initial Purchaser (the "Initial Purchaser") 50,000 Units consisting of $50,000,000 principal amount at maturity of 14% Series A Senior Secured Discount Notes due 2004 (the "Old Notes") and 50,000 Noteholder Warrants (sold with a 4% discount to the Initial Purchaser, along with compensation to Bear, Stearns & Co. Inc., in its individual capacity and not as Initial Purchaser, of 12,500 Noteholder Warrants) for an aggregate offering price of approximately $25.4 million. Each Unit consisted of $1,000 principal amount at maturity of the Old Notes and one Noteholder Warrant, and the Old Notes and Noteholder Warrants were immediately detachable and separately transferable, subject to compliance with applicable federal and state securities laws. This sale to the Initial Purchaser was exempt from registration as an exempt private placement under Section 4(2) of the Securities Act. On December 9, 1994, in a transaction registered under the Securities Act, the Registrant issued $50,000,000 principal amount at maturity of its 14% Senior Secured Discount Notes due 2004 in exchange for all of the issued and outstanding Old Notes.

    On November 18, 1993, pursuant to a Contribution Agreement between the Company and all of the then shareholders of UOI, (i) the holders of all of the common shares of UOI exchanged such shares on a one-for-one basis for shares of Common Stock of the Company and (ii) the holders of all of the Class B common shares of UOI exchanged such shares for an aggregate of 48,000 shares of Series B Preferred Stock, no par value, of the Company. These exchanges were exempt from registration as either not involving any "sale" or as exempt private placements under Section 4(2) of the Securities Act.

    On November 18, 1993, the Company entered into the Option Exchange Agreement with UOI and William H. Smith ("WHS"), pursuant to which the Company granted to WHS an option to purchase 0.52% of the issued and outstanding capital stock of the Company at a purchase price of $130,000. The option was exercisable by WHS upon the Company entering into a definitive agreement to issue shares of capital stock through an underwritten public offering. WHS exercised his option in full and received 67,600 shares of Common Stock of the Company in connection with the Offering.

    On November 18, 1993, the Company entered into the Capital Appreciation Right Agreement with Connecticut General Life Insurance Company, Cigna Property and Casualty Insurance Company, Life Insurance Company of North America and Aetna Life Insurance Company, pursuant to which the Company granted such parties limited capital appreciation rights in the capital stock of the Company in exchange for a waiver of the prepayment penalty in connection with the 1993 refinancing. Such capital appreciation rights are triggered by the occurrence of any of the following: (i) liquidation or dissolution of the Company or UOI, (ii) sale of all or substantially all of the issued and outstanding shares of common stock or assets of the Company, or (iii) the merger or consolidation of the Company or UOI, subject to certain exceptions. The maximum amount payable pursuant to the agreement is $3.8 million and is required to be paid no later than one year following the triggering event. The agreement expires June 30, 1998.

    In each case, exemption from registration was claimed on the grounds that the issuance of such securities did not involve any public offering within the meaning of Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.

    2.1    Plan and Agreement of Merger, dated November 18, 1993, between the Company and
            Universal Outdoor II, Inc. (filed as Exhibit 2 to UOI's Registration
            Statement on Form S-1 (Commission File No. 33-72710) and incorporated herein by reference)

    2.2    Stock Purchase Agreement (Stock Purchase Agreement) between Wind Point
            Partners II, L.P., Marquette Venture Partners, L.P., Chemical Equity
            Associates, a California Limited Partnership, Banc One Venture Corporation
            and Management Shareholders and UOI relating to the capital stock of NOA
            Holding Company dated February 27, 1996 (filed as Exhibit 2.1 to the
            Company's Current Report on Form 8-K dated April 5, 1996 (File No. 33-82582)
            (the "Company 8-K") and incorporated herein by reference)

    2.3    Amendment No. 1 to Stock Purchase Agreement (filed as Exhibit 2.2 to the
            Company 8-K and incorporated herein by reference)

    2.4    Agreement and Plan of Recapitalization between the Company, KIA V, KEP V and certain stockholders of the Company (filed as Exhibit 2.4 to Amendment No. 2 to the Company's Registration Statement (File No. 333-12457) on Form S-1 (the
            "Registration Statement") and incorporated herein by reference)

    2.5    Agreement and Plan of Merger between UOI, Universal Acquisition Corp. and
            Outdoor Advertising Holdings, Inc. dated August 27, 1996 (filed as Exhibit
            2.5 to the Registration Statement and incorporated herein by reference)

    2.6    Option and Asset Purchase Agreement between UOI and the Memphis/Tunica Sellers dated September 12, 1996 (filed as Exhibit 2.6 to the Registration Statement and incorporated herein by reference)

    2.7    Asset Purchase Agreement among Mountain Media, Inc., d/b/a Iowa Outdoor
            Displays, Robert H. Lambert and UOI dated September 12, 1996 (filed as
            Exhibit 2.4 to UOI's Registration Statement on Form S-1, dated February 13,
            1997 (File No. 333-21717) (the "UOI Registration Statement") and incorporated herein by reference)

    2.8    Asset Purchase Agreement between UOI and The Chase Company dated September 11,
            1996 (filed as Exhibit 2.8 to the Registration Statement and incorporated herein by reference)

    2.9    Stock Purchase Agreement, dated as of November 22, 1996, among Revere, UOI and the stockholders of Revere (filed as Exhibit 2.6 to the UOI Registration
            Statement and incorporated herein by reference)

    2.10   Asset Purchase Agreement, dated as of December 10, 1996, among Matthew,
            Matthew Acquisition Corp. and UOI (filed as Exhibit 2.7 to the UOI
            Registration Statement and incorporated herein by reference)

    3.1    Third Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Registration Statement and incorporated herein by reference)

    3.2    Second Amended and Restated Bylaws (filed as Exhibit 3.2 to the Registration
            Statement and incorporated herein by reference)

    4.1    Specimen Common Stock Certificate of the Company (filed as Exhibit 4.1 to the
            Company's Registration Statement (File No. 333-5351) on Form S-1 and
            incorporated herein by reference)

    4.2    Indenture of Trust between United States Trust Company of New York as trustee, and UOI, dated as of October 16, 1996, relating to the October Notes (filed as Exhibit 10.3 to the UOI Registration Statement and incorporated herein by reference)

    4.3    Indenture of Trust between United States Trust Company of New York, as trustee, and UOI dated as of December 16, 1996, relating to the December
            Notes (filed as Exhibit 4.1 to the UOI Registration Statement and incorporated herein by reference)

    4.4    Warrant Agreement between the Registrant and United States Trust Company of
            New York, as warrant agent, dated June 30, 1994 relating to the Noteholder
            Warrants (filed as Exhibit 4(i) to Amendment No. 1 to the Company's
            Registration Statement on Form S-1 (File No. 33-93852) and incorporated herein by reference)

    4.5    Purchase Agreement, dated as of June 23, 1994, between the Company and Bear,
            Stearns & Co. Inc. (the "Initial Purchaser") relating to the Company's 14%
            Series A Senior Secured Discount Notes due 2004 (the "Old Notes") and
            Noteholder Warrants to purchase Common Stock (filed as Exhibit 4(a) to the
            Company's Registration Statement on Form S-1 (File No. 33-82582) and
            incorporated herein by reference)

    4.6    Exchange and Registration Rights Agreement, dated as of June 23, 1994, between the Company and the Initial Purchaser (filed as Exhibit 4(d) to the Company's
            Registration Statement on Form S-1 (File No. 33-82582) and incorporated herein by reference)

    5.1*   Opinion of Sidley & Austin

    9.1    Voting Trust Agreement dated December 20, 1995 among the Company, Daniel L.
            Simon and Brian T. Clingen (filed as Exhibit 9.1 to the Company's
            Registration Statement (File No. 333-5351) on Form S-1 and incorporated herein by reference)

    9.2    Voting Trust Agreement among the Company, Daniel L. Simon and Paul G. Simon
            (filed as Exhibit 9.2 to the Registration Statement and incorporated herein by reference)

   10.1    Consolidated Credit Agreement dated October 31, 1996, among UOI, the various lending institutions from time to time parties thereto, LaSalle National
            Bank, as Co-Agent and Bankers Trust Company, as Agent (filed as Exhibit 10.1 to the UOI Registration Statement and incorporated herein by reference)

   10.2    Amended and Restated 1996 Warrant Plan of the Company (filed as Exhibit 10.3 to Amendment No. 2 to the Company's Registration Statement (File No.
            333-5351) on Form S-1 and incorporated herein by reference)

   10.3    Agreement Regarding Tax Liabilities and Payments dated as of November 18, 1993 by and between UOI and the Company (filed as Exhibit 10(f) to UOI's Form S-1
            Registration Statement (File No. 33-72710) and incorporated herein by reference)

   10.4    Capital Appreciation Right Agreement among the Company, Connecticut General
            Life Insurance Company, Cigna Property and Casualty Insurance Company, Life
            Insurance Company of North America and Aetna Life Insurance Company dated
            November 18, 1993 (filed as Exhibit 10.6 to Amendment No. 2 to the Company's
            Registration Statement (File No. 333-5351) on Form S-1 and incorporated herein by reference)

   10.5    Fee Letter between the Company and Kelso & Company, L.P. (filed as Exhibit
            10.9 to Amendment No. 2 to the Company's Registration Statement on Form S-1
            (File No. 333-12457) and incorporated herein by reference)

   10.6    Registration Rights Agreement among the Company, KIA V, KEP V, Daniel L.
            Simon, Brian T. Clingen and Paul G. Simon (filed as Exhibit 10.10 to
            Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No.
            333-12457) and incorporated herein by reference)

   10.7    Term Loan Agreement among UOI, various lending institutions, LaSalle National
            Bank as Co-Agent and Bankers Trust Company as Agent dated as of May 21, 1997
            (filed as Exhibit 10.7 to Post-Effective Amendment No. 5 to the Company's
            Registration Statement on Form S-1 (File No. 33-93852) and incorporated herein by reference)

   10.8    Amended and Restated Credit Agreement among UOI, various lending institutions,
            LaSalle National Bank as Co-Agent and Bankers Trust Company as Agent dated as of May 21, 1997 (filed as Exhibit 10.8 to Post-Effective Amendment No. 5 to the Company's Registration Statement on Form S-1 (File No. 33-93852) and
            incorporated herein by reference)

   11.1    Statement regarding computation of per share earnings (filed as Exhibit 11.1 to Post-Effective Amendment No. 5 to the Company's Registration Statement on
            Form S-1 (File No. 33-93852) and incorporated herein by reference)

   21.1    Subsidiaries of the Registrant (filed as Exhibit 21.1 to the Company's Annual
            Report on Form 10-K dated December 31, 1996 (File No. 000-20823) and incorporated herein by reference)

   23.1    Consent of Price Waterhouse LLP

   23.2    Consent of Ernst & Young LLP

   23.3    Consent of Arthur Anderson LLP

   23.4*   Consent of Sidley & Austin (contained in Exhibit 5.1)

   23.5    Consent of Price Waterhouse LLP

   24.1*   Powers of Attorney


------------------------
 *  Previously filed.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes that:

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to Item 14 above, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes:

    (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form P-3 and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1933 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


    (c) The undersigned Registrant hereby undertakes that:



       For the purpose of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 24th day of July, 1997.


                                          UNIVERSAL OUTDOOR HOLDINGS, INC.


                                          By:        /s/ BRIAN T. CLINGEN


                                             -----------------------------------

                                                      Brian T. Clingen*


    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                          TITLE                        DATE
---------------------------  ------------------------------------  ----------------
                 **          President and Chief Executive
   ---------------------      Officer (Principal Executive          July 24, 1997
      Daniel L. Simon         Officer) and Director

    /s/ BRIAN T. CLINGEN     Vice President and Chief Financial                         /s/ BRIAN T. CLINGEN
   ---------------------      Officer (Principal Financial and      July 24, 1997       ---------------------
     Brian T. Clingen         Accounting Officer) and Director                            Brian T. Clingen*
                 **
   ---------------------     Director                               July 24, 1997
     Michael J. Roche

   ---------------------     Director                               July 24, 1997
    Michael B. Goldberg

   ---------------------     Director                               July 24, 1997
      Frank K. Bynum



 * Brian T. Clingen was appointed Attorney-in-Fact pursuant to a Power of Attorney filed with the Commission with this Registration Statement.


** /s/ Brian T. Clingen, Attorney-in-Fact

                                LIST OF EXHIBITS

 EXHIBIT
 NUMBER                                           DESCRIPTION                                            PAGE
---------  ------------------------------------------------------------------------------------------  ---------

   2.1     Plan and Agreement of Merger, dated November 18, 1993, between the Company and Universal
            Outdoor II, Inc. (filed as Exhibit 2 to UOI's Registration Statement on Form S-1
            (Commission File No. 33-72710) and incorporated herein by reference)

   2.2     Stock Purchase Agreement (Stock Purchase Agreement) between Wind Point Partners II, L.P.,
            Marquette Venture Partners, L.P., Chemical Equity Associates, a California Limited
            Partnership, Banc One Venture Corporation and Management Shareholders and UOI relating to the capital stock of NOA Holding Company dated February 27, 1996 (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K dated April 5, 1996 (File No. 33-82582) (the
            "Company 8-K") and incorporated herein by reference)

   2.3     Amendment No. 1 to Stock Purchase Agreement (filed as Exhibit 2.2 to the Company 8-K and incorporated herein by reference)

   2.4     Agreement and Plan of Recapitalization between the Company, KIA V, KEP V and certain stockholders of the Company (filed as Exhibit 2.4 to Amendment No. 2 to the Company's
            Registration Statement (File No. 333-12457) on Form S-1 (the "Registration Statement")
            and incorporated herein by reference)

   2.5     Agreement and Plan of Merger between UOI, Universal Acquisition Corp. and Outdoor
            Advertising Holdings, Inc. dated August 27, 1996 (filed as Exhibit 2.5 to the
            Registration Statement and incorporated herein by reference)

   2.6     Option and Asset Purchase Agreement between UOI and the Memphis/Tunica Sellers dated
            September 12, 1996 (filed as Exhibit 2.6 to the Registration Statement and incorporated herein by reference)

   2.7     Asset Purchase Agreement among Mountain Media, Inc., d/b/a Iowa Outdoor Displays, Robert
            H. Lambert and UOI dated September 12, 1996 (filed as Exhibit 2.4 to UOI's Registration
            Statement on Form S-1, dated February 13, 1997 (File No. 333-21717) (the "UOI
            Registration Statement") and incorporated herein by reference)

   2.8     Asset Purchase Agreement between UOI and The Chase Company dated September 11, 1996 (filed as Exhibit 2.8 to the Registration Statement and incorporated herein by reference)

   2.9     Stock Purchase Agreement, dated as of November 22, 1996, among Revere, UOI and the stockholders of Revere (filed as Exhibit 2.6 to the UOI Registration Statement and incorporated herein by reference)

   2.10    Asset Purchase Agreement, dated as of December 10, 1996, among Matthew, Matthew
            Acquisition Corp. and UOI (filed as Exhibit 2.7 to the UOI Registration Statement and incorporated herein by reference)

   3.1     Third Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the
            Registration Statement and incorporated herein by reference)

   3.2     Second Amended and Restated Bylaws (filed as Exhibit 3.2 to the Registration Statement and incorporated herein by reference)

   4.1     Specimen Common Stock Certificate of the Company (filed as Exhibit 4.1 to the Company's
            Registration Statement (File No. 333-5351) on Form S-1 and incorporated herein by reference)

   4.2     Indenture of Trust between United States Trust Company of New York as trustee, and UOI, dated as of October 16, 1996, relating to the October Notes (filed as Exhibit 10.3 to the
            UOI Registration Statement and incorporated herein by reference)

   4.3     Indenture of Trust between United States Trust Company of New York, as trustee, and UOI dated as of December 16, 1996, relating to the December Notes (filed as Exhibit 4.1 to the UOI Registration Statement and incorporated herein by reference)

   4.4     Warrant Agreement between the Registrant and United States Trust Company of New York, as
            warrant agent, dated June 30, 1994 relating to the Noteholder Warrants (filed as Exhibit
            4(i) to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No.
            33-93852) and incorporated herein by reference)

   4.5     Purchase Agreement, dated as of June 23, 1994, between the Company and Bear, Stearns & Co.
            Inc. (the "Initial Purchaser") relating to the Company's 14% Series A Senior Secured
            Discount Notes due 2004 (the "Old Notes") and Noteholder Warrants to purchase Common
            Stock (filed as Exhibit 4(a) to the Company's Registration Statement on Form S-1 (File
            No. 33-82582) and incorporated herein by reference)

   4.6     Exchange and Registration Rights Agreement, dated as of June 23, 1994, between the Company and the Initial Purchaser (filed as Exhibit 4(d) to the Company's Registration Statement
            on Form S-1 (File No. 33-82582) and incorporated herein by reference)

   5.1*    Opinion of Sidley & Austin

   9.1     Voting Trust Agreement dated December 20, 1995 among the Company, Daniel L. Simon and
            Brian T. Clingen (filed as Exhibit 9.1 to the Company's Registration Statement (File No.
            333-5351) on Form S-1 and incorporated herein by reference)

   9.2     Voting Trust Agreement among the Company, Daniel L. Simon and Paul G. Simon (filed as
            Exhibit 9.2 to the Registration Statement and incorporated herein by reference)

  10.1     Consolidated Credit Agreement dated October 31, 1996, among UOI, the various lending institutions from time to time parties thereto, LaSalle National Bank, as Co-Agent and
            Bankers Trust Company, as Agent (filed as Exhibit 10.1 to the UOI Registration Statement and incorporated herein by reference)

  10.2     Amended and Restated 1996 Warrant Plan of the Company (filed as Exhibit 10.3 to Amendment
            No. 2 to the Company's Registration Statement (File No. 333-5351) on Form S-1 and
            incorporated herein by reference)

  10.3     Agreement Regarding Tax Liabilities and Payments dated as of November 18, 1993 by and between UOI and the Company (filed as Exhibit 10(f) to UOI's Form S-1 Registration
            Statement (File No. 33-72710) and incorporated herein by reference)

  10.4     Capital Appreciation Right Agreement among the Company, Connecticut General Life Insurance
            Company, Cigna Property and Casualty Insurance Company, Life Insurance Company of North
            America and Aetna Life Insurance Company dated November 18, 1993 (filed as Exhibit 10.6 to Amendment No. 2 to the Company's Registration Statement (File No. 333-5351) on Form
            S-1 and incorporated herein by reference)

  10.5     Fee Letter between the Company and Kelso & Company, L.P. (filed as Exhibit 10.9 to
            Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No. 333-12457)
            and incorporated herein by reference)

  10.6     Registration Rights Agreement among the Company, KIA V, KEP V, Daniel L. Simon, Brian T.
            Clingen and Paul G. Simon (filed as Exhibit 10.10 to Amendment No. 2 to the Company's
            Registration Statement on Form S-1 (File No. 333-12457) and incorporated herein by reference)

  10.7     Term Loan Agreement among UOI, various lending institutions, LaSalle National Bank as
            Co-Agent and Bankers Trust Company as Agent dated as of May 21, 1997 (filed as Exhibit
            10.7 to Post-Effective Amendment No. 5 to the Company's Registration Statement on Form
            S-1 (File No. 33-93852) and incorporated herein by reference)

  10.8     Amended and Restated Credit Agreement among UOI, various lending institutions, LaSalle
            National Bank as Co-Agent and Bankers Trust Company as Agent dated as of May 21, 1997
            (filed as Exhibit 10.8 to Post-Effective Amendment No. 5 to the Company's Registration
            Statement on Form S-1 (File No. 33-93852) and incorporated herein by reference)

  11.1     Statement regarding computation of per share earnings (filed as Exhibit 11.1 to
            Post-Effective Amendment No. 5 to the Company's Registration Statement on Form S-1 (File
            No. 33-93852) and incorporated herein by reference)

  21.1     Subsidiaries of the Registrant (filed as Exhibit 12.1 to the Company's Annual Report on
            Form 10-K dated December 31, 1996 (File No. 000-20823) and incorporated herein by reference)

  23.1     Consent of Price Waterhouse LLP

  23.2     Consent of Ernst & Young LLP

  23.3     Consent of Arthur Anderson LLP

  23.4*    Consent of Sidley & Austin (contained in Exhibit 5.1)

  23.5     Consent of Price Waterhouse LLP

  24.1*    Powers of Attorney


------------------------
 *  Previously filed.